As filed with the Securities and Exchange Commission on August 20, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM S-4 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JMP GROUP LLC
(Exact Name of Registrant as Specified in its Governing Instrument)

Delaware	6211	47-1632931
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or Organization)	Classification Code Number)	Identification No.)

     600 Montgomery Street, Suite 1100
San Francisco, CA 94111
(415) 835-8900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Raymond S. Jackson
Chief Financial Officer
JMP Group LLC
600 Montgomery Street, Suite 1100

San Francisco, CA 94111

(415) 835-8900
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Andrew D. Thorpe, Esq. Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, CA 94105 (415) 773-5700	Scott Solomon, Esq. Chief Legal Officer JMP Group LLC 600 Montgomery Street, Suite 1100 San Francisco, CA 94111 (415) 835-8900

Approximate Date of Commencement of Proposed Sale of the Securities to the Public: As soon as practicable after the effective date of this Registration Statement and upon completion of the transactions described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller
reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)(3)	Aggregate maximum offering price(2)(3)	Amount of registration fee
Shares representing limited liability company interests in JMP Group LLC	28,020,250	$6.76	$189,416,890	$24,397

(1)

Pursuant to Rule 416, this registration statement also covers an indeterminate number of additional securities of JMP Group LLC as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)

Represents the maximum number of shares representing limited liability company interests in JMP Group LLC, a Delaware limited liability company, that may be issuable pursuant to the merger of JMP Merger Corp., a Delaware corporation, with and into JMP Group Inc., a Delaware corporation, pursuant to the Agreement and Plan of Merger, as described in the proxy statement/prospectus that forms a part of this Registration Statement, or that may be issuable pursuant to outstanding options or other rights prior to the date the merger is expected to be completed, based upon the number of shares of each class of common stock, par value $0.001 per share, of JMP Group Inc. issued at the close of business on August 19, 2014. Pursuant to the merger, each issued share of JMP Group Inc. common stock (other than those that elect to exercise their appraisal rights) will be converted into one share representing a limited liability company interest in JMP Group LLC.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) promulgated under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the registrant’s shares representing limited liability company interests was calculated based upon the market value of shares of JMP Group Inc.’s common stock (the securities to be converted in the transaction) in accordance with Rules 457(c) and 457(f) under the Securities Act as follows: (A) the product of (i) $6.76, the average of the high and low prices per share of JMP Group Inc.’s common stock as reported on the New York Stock Exchange on August 15, 2014 and (ii) 28,020,250, the estimated maximum number of shares of JMP Group Inc.’s common stock that may be converted.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        The proxy statement/prospectus that forms a part of this Registration Statement consists of (i) a proxy statement relating to the special meeting of stockholders of JMP Group Inc. and (ii) a prospectus relating to shares representing limited liability company interests in JMP Group LLC.

The information in this proxy statement/prospectus is not complete and may be changed. JMP Group LLC may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to distribute these securities and we are not soliciting offers to receive these securities in any jurisdiction where such offer or distribution is not permitted.

Subject To Completion, dated August 20, 2014

Proxy Statement/Prospectus

Restructuring Proposal—Your Vote Is Important

Dear JMP Group Inc. Stockholder:

The directors and officers of JMP Group Inc. join me in extending to you a cordial invitation to attend a special meeting of our stockholders on [●], [●], 2014, at [●] a.m., local time, at our corporate headquarters at 600 Montgomery Street, Suite 1100, San Francisco, CA. Enclosed you will find the notice of meeting, proxy statement/prospectus and proxy card.

I am pleased to report that the JMP Group Inc. board of directors has approved a restructuring plan to cause JMP Group Inc., currently a publicly-traded Delaware corporation, to become a subsidiary of a recently formed Delaware limited liability company that will become publicly-traded as a result of the transactions described herein. We refer to this restructuring plan and certain related transactions as the Reorganization Transaction. The recently formed Delaware limited liability company that will become publicly traded is intended to be a pass-through entity for U.S. federal income tax purposes and will maintain the existence of JMP Group Inc. as a subsidiary.

The Reorganization Transaction will be implemented through a series of steps including, among other things, the merger of JMP Merger Corp., a recently formed Delaware corporation and indirect wholly-owned subsidiary of ours, with and into JMP Group Inc., pursuant to an agreement and plan of merger, or the “merger agreement.” In the merger, each share of JMP Group Inc. common stock you own will be converted and exchanged into one share representing a limited liability company interest in JMP Group LLC. The number of JMP Group LLC shares you will own following the merger will be the same as the number of JMP Group Inc. shares you own immediately prior to the merger, and your relative economic ownership in the company will remain unchanged.

Following the merger, JMP Group LLC will hold, through its subsidiaries, including JMP Group Inc., the assets currently held by JMP Group Inc. We expect that JMP Group LLC will issue approximately [●] shares in the merger, based on the number of outstanding shares of JMP Group Inc. common stock as of [●]. We will apply to have the shares of JMP Group LLC listed on the New York Stock Exchange under the symbol “JMP.”

At the special meeting, JMP Group Inc. will ask you to approve the merger under the agreement and plan of merger among JMP Group Inc., JMP Merger Corp. and JMP Group LLC.

The JMP Group Inc. board of directors has determined that becoming a subsidiary of a limited liability company, and completing the other transactions described in this proxy statement/prospectus, is advisable and in the best interests of JMP Group Inc. and its stockholders. The JMP Group Inc. board of directors believes that the Reorganization Transaction is beneficial because, among other things, conversion to a limited liability company structure will enable it to be classified as a partnership for federal tax purposes. JMP Group Inc. stockholder approval is not required for the Reorganization Transaction other than the merger, and you are only being asked to vote on the adoption of the agreement and plan of merger.

We cannot complete the merger and the Reorganization Transaction unless the holders of at least a majority of the issued and outstanding shares of JMP Group Inc. common stock entitled to cast votes on the merger vote in favor of the merger. Your board of directors has approved the merger agreement, the merger and the Reorganization Transaction and determined that the merger agreement, the merger and the Reorganization Transaction are advisable and in the best interests of JMP Group Inc. and its stockholders and recommends that you vote “FOR” the approval of the merger.

It is very important that your shares be represented at the special meeting, whether or not you plan to attend personally. Therefore, you should complete and sign the enclosed proxy card and return it as soon as possible in the enclosed postage-paid envelope. This will ensure that your shares are represented at the special meeting.

This proxy statement/prospectus provides you with detailed information about the merger, the Reorganization Transaction and the special meeting. We encourage you to read carefully this entire proxy statement/prospectus, including all its annexes, and we especially encourage you to read the sections entitled “Risk Factors” and “Material U.S. Federal Income Tax Considerations” of this proxy statement/prospectus.

Sincerely,

Joseph A. Jolson
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities or passed upon the accuracy or adequacy of the disclosures contained in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [●], and is being first mailed to stockholders on or about [●].

JMP Group Inc.
600 Montgomery Street, Suite 1100
San Francisco, CA 94111

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●]

NOTICE IS HEREBY GIVEN that a special meeting of JMP Group Inc. will be held at our corporate headquarters at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111 on [●], [●] at [●] a.m., local time, unless postponed or adjourned to a later date. This special meeting will be held to consider and vote on the following matters:

(1) a proposal to approve the merger under the agreement and plan of merger dated August 20, 2014 among JMP Group Inc., JMP Merger Corp., a recently formed Delaware corporation, and JMP Group LLC, a recently formed Delaware limited liability company; and

(2) to transact any other business that is properly brought before the special meeting or at any adjournments or postponements thereof.

The proposed merger is being undertaken in connection with our restructuring plan to cause JMP Group Inc. to become a subsidiary of a Delaware limited liability company. JMP Group Inc. reserves the right to cancel or defer the merger at any time and for any reason, even if stockholders of JMP Group Inc. vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived.

The JMP Group Inc. board of directors has approved the merger agreement, the merger and the Reorganization Transaction and determined that the merger agreement, the merger and the Reorganization Transaction are advisable and in the best interests of JMP Group Inc. and its stockholders and recommends that JMP Group Inc. stockholders vote “FOR” the proposal to approve the merger.

To ensure that your shares are represented at the special meeting, please complete, sign and date the enclosed proxy card and mail it promptly in the enclosed, postage-paid envelope. Any executed but unmarked proxy cards will be voted “FOR” the proposal to approve the merger. Stockholders may revoke their proxy in the manner described in the accompanying proxy statement/prospectus before it has been voted at the special meeting. If your broker holds your shares of JMP Group Inc. common stock in street name, you must either direct your broker on how to vote your shares or obtain a proxy from your broker to vote in person at the special meeting. Please check the voting form used by your broker for information on how to submit your instructions.

WE CANNOT COMPLETE THE MERGER AND THE REORGANIZATION TRANSACTION UNLESS THE MERGER IS APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF JMP GROUP INC. COMMON STOCK ENTITLED TO VOTE ON THE MERGER.

Details concerning those matters to come before the special meeting are set forth in the accompanying proxy statement/prospectus for your inspection.

Our board of directors has fixed the close of business on [●] as the record date for the determination of stockholders entitled to vote at the special meeting or any meetings held upon adjournment or postponement of the special meeting. Only the holders of record of JMP Group Inc. common stock as of the close of business on [●] are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.

Stockholders are cordially invited to attend the special meeting in person. The presence at the special meeting, in person or by proxy, of the stockholders entitled to cast a majority of all the votes entitled to be cast at the special meeting shall constitute a quorum. Abstentions and broker non-votes (i.e., votes not cast by a broker or other record holder in “street-name” or nominee name who has returned a properly executed proxy solely because such record holder does not have discretionary authority to vote on the matter), if any, will be counted toward the presence of a quorum.

Your vote is important, no matter how many or how few shares you own. With respect to the proposal to approve the merger, failure to vote will have the same effect as voting against the merger.

By Order of the Board of Directors,

Scott Solomon
Secretary

[●]
San Francisco, California

ADDITIONAL INFORMATION

This document, which is sometimes referred to as this proxy statement/prospectus, constitutes a proxy statement of JMP Group Inc. with respect to the solicitation of proxies by JMP Group Inc. for the special meeting described within and a prospectus of JMP Group LLC for the shares representing limited liability company interests in JMP Group LLC to be issued in the merger. As permitted under the rules of the Securities and Exchange Commission, or the SEC, this proxy statement/prospectus incorporates important business and financial information about us that is contained in documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at http://www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” beginning on page 71, for additional information on documents incorporated by reference in this document. You may also obtain copies of these documents, without charge, from JMP Group Inc. by writing or calling:

JMP Group Inc.
600 Montgomery Street, Suite 1100
San Francisco, California 94111
Attention: Investor Relations
(415) 835-8900

To receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than [●].

VOTING

JMP Group Inc. stockholders of record as of the close of business on the record date for the special meeting may submit their proxies by completing the enclosed proxy card, signing and dating the proxy card and returning the proxy card in the enclosed, postage-paid envelope.

If your shares are held in the name of a broker, bank or other nominee, then you are not the stockholder of record and you must obtain a proxy, executed in your favor, from the record holder. Please note that stockholders who hold their shares in “street-name” (i.e., through a bank, broker or other nominee) may also be able to provide voting instructions to their street name holders by telephone or via the Internet by following the instructions provided by such nominee. The votes entitled to be cast by the holders of shares of JMP Group Inc. common stock represented by properly authorized proxies will be cast at the special meeting as indicated or, if no instruction is given, in favor of the merger. Additionally, the votes entitled to be cast by the holders of such shares will be cast in the discretion of the proxy holder on any other matter that may come before the special meeting. Also, please note that if the holder of record of your shares is a broker, bank or other nominee, and you wish to vote in person at the special meeting, you must provide a legal proxy from the broker, bank or other nominee authorizing you to vote the shares.

ABOUT THIS DOCUMENT

This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. 333-[●]) filed by JMP Group LLC with the SEC. It constitutes a prospectus of JMP Group LLC under the Securities Act of 1933, as amended, and the rules thereunder (referred to as the “Securities Act”), with respect to the JMP Group LLC shares representing limited liability company interests in JMP Group LLC to be issued to holders of JMP Group Inc. common stock in the merger. It also constitutes a proxy statement under Section 14(a) of the Exchange Act and a notice of special meeting and action to be taken with respect to the JMP Group Inc. special meeting of stockholders at which JMP Group Inc. stockholders will consider and vote on the proposal to adopt the merger agreement and to approve the transactions contemplated by the merger agreement, including the merger.

You should rely only on the information contained in or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in or incorporated by reference into this document. This document is dated [●], 2014. You should not assume that the information contained in this document is accurate as of any date other than the date hereof. You should not assume that the information contained in any document incorporated by reference herein is accurate as of any date other than the date of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document. Neither the mailing of this document to the stockholders of JMP Group Inc., nor the taking of any actions contemplated hereby by JMP Group Inc. or JMP Group LLC at any time will create any implication to the contrary.

-i-

TABLE OF CONTENTS

(continued)

-ii-

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING
AND THE REORGANIZATION TRANSACTION

The questions and answers below highlight only selected information from this proxy statement/prospectus. They do not contain all of the information that may be important to you. JMP Group Inc.’s board of directors is soliciting proxies from its stockholders to vote at the special meeting of JMP Group Inc.’s stockholders, to be held on [●], 2014 at [●], local time, at our corporate headquarters at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111. You should read carefully the entire proxy statement/prospectus, including the Annexes, and the additional documents incorporated by reference into this proxy statement/prospectus, to fully understand the matters to be acted upon and the voting procedures for JMP Group Inc.’s special meeting. For a list of documents incorporated by reference into this document and information on how to obtain them, see the sections titled “Where You Can Find More Information”

Q:	Why am I receiving this proxy statement/prospectus?

A:

The JMP Group Inc. board of directors has approved a restructuring plan to convert from a publicly-traded Delaware corporation to a publicly-traded Delaware limited liability company. We refer to this restructuring plan and certain related transactions as the Reorganization Transaction. The Reorganization Transaction will be implemented through a series of steps including, among other things, the merger of JMP Merger Corp., a recently formed Delaware corporation and indirect wholly-owned subsidiary of ours, with and into JMP Group Inc. In the merger, each share of JMP Group Inc. common stock you own will be converted and exchanged into one share representing a limited liability company interest in JMP Group LLC. JMP Group Inc. is seeking stockholder approval necessary to approve the merger at the special meeting. This document is a proxy statement because it is being used by the board of directors of JMP Group Inc. to solicit proxies to approve the merger. It is a prospectus because JMP Group LLC is offering shares in exchange for shares of JMP Group Inc. common stock if the merger is completed.

Q:	What is the purpose of the merger and the Reorganization Transaction?

A:

The merger is intended to change JMP Group Inc.’s form of organization from a corporation to a limited liability company that would be taxed as a partnership, and not as a corporation, for U.S. federal income tax purposes. The Reorganization Transaction would allow JMP to operate in a more tax efficient manner compared to its current structure. If the Reorganization Transaction is completed, it is expected that JMP will be able execute its current business strategy in a manner that will minimize entity-level taxation on its net investment income. In order to be treated as a partnership, JMP Group LLC must satisfy the qualifying income exception, which will require that at least 90% of its gross income each taxable year consist of interest, dividends, capital gains and other types of “qualifying income.” We believe that the Reorganization Transaction will enable JMP Group LLC to satisfy the qualifying income exception. Under the limited liability company structure, provided that the qualifying income exception is met, you generally will have the advantages of single-layer taxation with respect to qualifying income, and you generally will benefit from the flow-through tax treatment of long-term capital gains. Further, our dividend payout ratio could increase materially, depending on the mix of earnings between our operating platforms that would be taxed as corporations and our net investment earnings that would not be subject to entity-level taxation. Based on our current business mix adjusted for the Reorganization Transaction, we believe that the dividend payout ratio could increase to a range of 50% to 70% of operating earnings from the most recent 30% to 35% targeted level.

Q:	What will be the tax treatment for JMP Group LLC in the limited liability company structure and how will I be affected as a holder of JMP Group LLC common shares?

A:

JMP Group LLC will be subject to different requirements with respect to its tax status in a limited liability company structure than JMP Group Inc. currently is subject to with respect to its corporate tax status, and, provided that the qualifying income exception is met, you will be treated as owning an interest in a pass-through entity, rather than stock in a corporation, for U.S. federal income tax purposes. As a result, you generally will be required to take into account your proportionate share of JMP Group LLC’s items of income, gain, loss, deduction and credit on a current basis, without regard to whether you receive a corresponding cash distribution.

We currently anticipate that JMP Group LLC aggregate annual distributions paid to shareholders will be no less than historical dividends paid by JMP Group Inc., which were approximately 30% to 35% of operating earnings, and after the Reorganization Transaction we expect our distribution payment rate to be between 50% and 70% of JMP Group LLC’s operating earnings. All future distributions will depend on a number of factors, including our financial performance, and must be approved by, and remain subject to the sole discretion of, our board of directors. You are urged to read the section titled “Material U.S. Federal Income Tax Considerations” beginning on page 53 and “Distribution Policy” beginning on page 40 and to consult your tax advisor regarding the U.S. federal, state and local and foreign tax consequences of the Reorganization Transaction and a continuing investment in our shares.

Q:	What will I receive in connection with the merger and the Reorganization Transaction?

A:

If the merger is completed, each of your currently owned shares of JMP Group Inc. common stock will be converted and exchanged into one share representing a limited liability company interest in JMP Group LLC.

Q:	When do you expect to complete the Reorganization Transaction?

A:

We expect to the Reorganization Transaction to be effective on January 1, 2015. Although JMP Group Inc.’s board of directors has approved the merger, the completion of the merger is subject to a number of conditions, and there is no assurance that all of the conditions to closing will be met and that the merger will be completed. However, JMP Group Inc. reserves the right to cancel or defer the merger at any time and for any reason, even if its stockholders vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived. In addition, we may elect to consummate the merger prior to January 1, 2015.

Q:	How will being a JMP Group LLC shareholder be different from being a JMP Group Inc. stockholder?

A:

After the merger, you will own the same number and series of shares of JMP Group LLC common shares that you owned of JMP Group Inc. common stock immediately prior to the merger. You will own shares representing limited liability company interests in JMP Group LLC, and your rights will be governed by the Delaware Limited Liability Company Act, or LLC Act, and the Amended and Restated Limited Liability Company Agreement of JMP Group LLC, or the LLC agreement.

Upon the merger, the governing documents of JMP Group LLC, and all of the rights and obligations of the directors and officers of JMP Group LLC, will be substantially similar to those of JMP Group Inc. prior to the merger and your rights as a shareholder of JMP Group LLC will be substantially similar to your rights as a stockholder of JMP Group Inc., including rights as to voting and distributions, except as described in “Description of JMP Group LLC Common Shares” and “Comparison of Rights of Holders of JMP Group Inc. Common Stock and Holders of JMP Group LLC Common Shares.”

Further, as a result of JMP Group LLC’s limited liability company structure after the merger, provided that the qualifying income exception is met, you will be treated as owning an interest in a pass-through entity, rather than stock in a corporation, for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations” beginning on page 53 and “Distribution Policy” beginning on page 40.

Q:	Will the operations, businesses, management or capital of JMP Group Inc. change as a result of the merger?

A:

No. After the merger, JMP Group LLC will be managed by a board of directors with the same directors, and have the same officers and management personnel, as that of JMP Group Inc. prior to the merger. The merger will result in no substantive changes in the operations, business, management, or total assets of the company. JMP Group LLC will have the same authorized capital and the same amount of outstanding equity interests as JMP Group Inc. and there will be no change in the proportionate ownership interests in JMP Group LLC after the merger as in JMP Group Inc. prior to the merger (in each case, other than as a result of any JMP Group Inc. common stock subject to validly perfected appraisal rights (see “The Merger—Appraisal Rights in connection with the Merger”)).

Q:	What other material transactions are being contemplated as part of the Reorganization Transaction?

A:

As part of the Reorganization Transaction, we intend to transfer from JMP Group Inc. to a wholly-owned subsidiary of JMP Group LLC certain investment income producing assets, including: (i) JMP Capital LLC, (ii) limited partnership interests in funds that are managed by Harvest Capital Strategies LLC (“HCS”), (iii) notes issued by CLOs managed by JMP Credit Advisors LLC (“JMPCA”), and (iv) an equity investment in JMPCA CLO III Ltd. (“CLO III”). In addition, while we intend for JMP Group Inc. to remain the issuer and primary obligor of its $46 million principal amount of 8.00% Senior Notes due 2023 (the “2013 Senior Notes”) and $48.3 million principal amount of 7.25% Senior Notes due 2021 (the “2014 Senior Notes,” together with the 2013 Senior Notes, the “Senior Notes”), we may need to seek the consent of the holders of a majority in principal amount of the outstanding Senior Notes in order to amend certain provisions (such as covenants) of the Senior Notes. JMP Group LLC is also prepared to deliver a full and unconditional guarantee on the Senior Notes.

Q:	What am I being asked to vote on at the special meeting?

A:	You are being asked to vote to approve the merger.

Q:	Who can vote at the special meeting and what vote is required to approve the merger?

A:

Holders of record of JMP Group Inc. common stock at the close of business on [●] may vote at the special meeting. The approval of the merger by JMP Group Inc. stockholders requires the affirmative vote of the holders of a majority of the issued and outstanding shares of JMP Group Inc.’s common stock entitled to cast votes on the merger. As of [●], the record date for the special meeting, there were [●] shares of common stock of JMP Group Inc. outstanding and entitled to vote. Votes may be cast for or against or may abstain. For more information about voting at the special meeting and the vote required to approve the merger, see “Voting and Proxies; Information About the Special Meeting.”

Q:	How does the board of directors of JMP Group Inc. recommend I vote on the proposals?

A:	Your board of directors believes that the merger is advisable and in the best interests of JMP Group Inc. and its stockholders and recommends that you vote “FOR” the approval of the merger.

Q:	When and where is the special meeting?

A:	The special meeting will take place on [●] at [●] a.m., local time, at our corporate headquarters at 600 Montgomery Street, Suite 1100, San Francisco, CA 94111.

Q:	Can I attend the special meeting and vote my shares in person?

A:

Yes. All stockholders of record on [●] are invited to attend the special meeting. If your shares are held through a broker, bank or other nominee, then you are not the stockholder of record and you must obtain a proxy, executed in your favor, from the record holder.

Q:	How will my proxy be voted?

A:

If you complete, sign, date and return your proxy card(s), your proxy will be voted in accordance with your instructions.

If you submit your proxy but do not indicate how you want to vote, your shares will be voted “FOR” the proposal to approve the merger and in the discretion of the proxy holder on any other matters that are properly brought before the special meeting, or any adjournment or postponement thereof.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:

If your shares are held in the name of a broker, bank or other nominee, then you are not the stockholder of record and you must obtain a proxy, executed in your favor, from the record holder. Please note that stockholders who hold their shares in “street-name” (i.e., through a bank, broker or other nominee) may also be able to provide voting instructions to their street name holders by telephone or via the Internet by following the instructions provided by such nominee. The votes entitled to be cast by the holders of shares of JMP Group Inc. common stock represented by properly authorized proxies will be cast at the special meeting as indicated or, if no instruction is given, in favor of the merger. Additionally, the votes entitled to be cast by the holders of such shares will be cast in the discretion of the proxy holder on any other matter that may come before the special meeting.

Q:	What do I need to do now?

A:

You should carefully read and consider the information contained in this proxy statement/prospectus including its annexes. It contains important information about the special meeting and what the board of directors of JMP Group Inc. considered in evaluating the Reorganization Transaction, the merger and the merger agreement.

You should then complete, sign and date your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the special meeting. If your shares are held through a broker, bank or other nominee, you should receive a separate voting instruction form with this proxy statement/prospectus.

Q:	Can I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you can do this by giving written notice to our corporate secretary, by submitting another properly executed proxy with a later date, or by attending the meeting and voting in person. If you are a stockholder in “street” or “nominee” name, you should consult with the bank, broker or other nominee regarding that entity’s procedures for revoking your voting instructions. See “Voting and Proxies; Information About the Special Meeting” beginning on page 28.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed, each outstanding certificate (or evidence of shares in book-entry form) representing shares of JMP Group Inc. common stock will be deemed for all purposes to represent the same number of shares of JMP Group LLC pursuant to the merger agreement. Holders of such outstanding certificates will not be asked to surrender them for cancellation in connection with the merger. New JMP Group LLC share certificates will be issued if (and only if) certificates representing JMP Group Inc. common stock are presented for exchange or transfer after the merger. PLEASE DO NOT SEND ANY SHARE CERTIFICATES. See “The Merger Agreement—Treatment of JMP Group Inc. Common Stock in the Merger.”

Q:	Do I have appraisal rights in connection with the merger?

A:

Yes. As a holder of JMP Group Inc. common stock, if you do not vote in favor of the adoption of the merger agreement, you are entitled to exercise appraisal rights under Delaware law in connection with the merger by taking certain actions and meeting certain conditions.

See “The Merger—Appraisal Rights in connection with the Merger.” In addition, a copy of Section 262 of the DGCL is attached to this document as Annex C.

Q:	Whom should I call with questions?

A:

If you have any questions about the special meeting or the merger, would like additional copies of the proxy statement/prospectus, or need assistance with voting your shares, please call Andrew Palmer at (415) 835-8978.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers in order to understand in greater detail the Reorganization Transaction, the merger and the other proposals to be considered at the special meeting. In particular, you should read the annexes attached to this proxy statement/prospectus, including the merger agreement, which is attached as Annex A. You also should read the form of amended and restated limited liability company agreement of JMP Group LLC, which is attached as Annex B, because this document governs your rights as a holder of shares following the merger.

The information contained in this proxy statement/prospectus, unless otherwise indicated, assumes the Reorganization Transaction and all the transactions related to the Reorganization Transaction, including the merger, will occur. When used in this proxy statement/prospectus, unless otherwise specifically stated or the context otherwise requires, the terms “Company,” “JMP,” “JMP Group,” “we,” “our” and “us” refer to JMP Group Inc. and its direct and indirect subsidiaries with respect to the period prior to the merger, and JMP Group LLC and its direct and indirect subsidiaries, including JMP Group Inc., with respect to the period after the merger.

The Parties

JMP Group Inc.
600 Montgomery Street, Suite 1100
San Francisco, CA 94111
(415) 835-8900

JMP Group Inc. is a Delaware corporation. JMP Group, Inc., together with its subsidiaries, is a full-service investment banking and asset management firm. We provide investment banking, sales and trading, and equity research services to corporate and institutional clients, and alternative asset management products and services to institutional investors and high-net-worth individuals. In addition, we manage and invest in corporate credit instruments through collateralized loan obligations and direct investments, and we serve as the investment advisor to a business development company under the Investment Company Act of 1940.

We focus our efforts on small and middle-market companies in the following four growth industries: financial services, healthcare, real estate, and technology. Our specialization in these areas has enabled us to develop recognized expertise and to cultivate extensive industry relationships. As a result, we have established our firm as a key advisor for our corporate clients, a trusted resource for institutional investors, and an effective investment manager for our asset management clients. We currently operate from our headquarters in San Francisco and from additional offices in New York, Boston, Chicago, Minneapolis, and outside Philadelphia and Atlanta.

We provide our corporate clients with a wide variety of services, including strategic advice and capital raising solutions, sales and trading support, and equity research coverage. We provide institutional investors with capital markets intelligence and objective, informed investment recommendations about individual equities that are not widely followed. We believe that our concentration on small and middle-market companies, as well as our broad range of product offerings, positions us as a leader in what has traditionally been an underserved and high-growth market.

JMP Group Inc. was incorporated in Delaware in July 2004. Our headquarters are located at 600 Montgomery Street, Suite 1100, San Francisco, California 94111, and our telephone number is (415) 835-8900. We completed our initial public offering in May 2007, and our common stock is currently listed on the New York Stock Exchange, the NYSE, under the symbol “JMP”.

JMP Group LLC
600 Montgomery Street, Suite 1100
San Francisco, CA 94111
(415) 835-8900

JMP Group LLC is a recently formed Delaware limited liability company. Upon completion of the merger of JMP Merger Corp. with and into JMP Group Inc., all outstanding shares of JMP Group Inc. common stock will be converted into shares representing limited liability company interests, or shares, in JMP Group LLC and JMP Group LLC will become a publicly-traded company. Prior to the merger, JMP Group LLC will conduct no business other than that incident to the merger. JMP Group LLC was organized in Delaware on August 19, 2014.

JMP Merger Corp.
600 Montgomery Street, Suite 1100
San Francisco, CA 94111
(415) 835-8900

JMP Merger Corp. is a recently formed Delaware corporation organized on August 19, 2014 to merge with and into JMP Group Inc. JMP Group LLC is the sole stockholder of JMP Merger Corp. Prior to the merger, JMP Merger Corp. will conduct no business other than that incident to the merger.

General

The board of directors of JMP Group Inc. has approved a plan to cause JMP Group Inc., currently a publicly-traded Delaware corporation, to become a subsidiary of a recently formed Delaware limited liability company, JMP Group LLC, that is intended to be a pass-through entity for U.S. federal income tax purposes and that will become publicly-traded as a result of the transactions described herein. We refer to the merger and the related restructuring transactions described in this proxy statement/prospectus as the Reorganization Transaction.

JMP Group Inc. reserves the right to cancel or defer the merger at any time and for any reason, even if its stockholders vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived.

We estimate that one-time transaction costs incurred or to be incurred in connection with the Reorganization Transaction, including, among others, financial and tax advisory fees and expenses, legal fees, and printing and mailing costs associated with the preparation of this proxy statement/prospectus, will be approximately $1.5 million.

Conversion of Shares of JMP Group Inc. into Shares of JMP Group LLC (See page 35)

If the merger is completed, each of your currently outstanding shares of JMP Group Inc. common stock will be converted and exchanged into one share representing a limited liability company interest in JMP Group LLC.

Treatment of Outstanding Equity Awards

JMP Group LLC will assume all obligations under the Amended and Restated Equity Incentive Plan of JMP Group Inc., or the stock incentive plan. All rights of participants to acquire shares of common stock of JMP Group Inc. under the stock incentive plan will be converted into rights to acquire shares in JMP Group LLC in accordance with the terms of the incentive plan. Upon the merger, the JMP Group Inc. common stock that may be issuable under the stock incentive plan will automatically be converted on a one-for-one basis into JMP Group LLC common shares, and the terms and conditions that are in effect immediately prior to the merger under each outstanding equity award assumed by JMP Group LLC will continue in full force and effect after the merger, except that the shares issuable under each such award will be JMP Group LLC common shares. Your adoption of the merger agreement and approval of the merger will be deemed to be the approval of JMP Group LLC’s adoption of the stock incentive plan and assumption of all rights and liabilities thereunder.

Structure of the Merger

In order to help you better understand the merger and how it will affect JMP Group Inc., JMP Group LLC and JMP Merger Corp., the charts below illustrate, in simplified form, the following:

●	Before the Merger: the organizational structure of JMP Group Inc., JMP Group LLC and JMP Merger Corp., excluding JMP Group Inc.’s current operating subsidiaries, immediately before the merger;

●

Merger: the steps involved in, and the effects of, the merger of JMP Merger Corp. with and into JMP Group Inc., and the exchange of shares of JMP Group Inc. common stock for shares in JMP Group LLC; and

●	After the Merger: the organizational structure of JMP Group LLC and JMP Group Inc., immediately after the completion of the merger.

Merger

Existing Stockholders
2
JMP Group Inc.
JMP Group LLC (3)
1
JMP Merger Corp. (3)

(1) JMP Merger Corp. merges with and into JMP Group Inc., with JMP Group Inc. surviving the merger.

(2) JMP Group Inc. stockholders receive one share representing a limited liability company interest in JMP Group LLC for each share of JMP Group Inc. common stock they own.

(3) Recently formed for purpose of effecting the Reorganization Transaction.

Other Restructuring Transactions (See page 40)

As part of the Reorganization Transaction, we intend to transfer from JMP Group Inc. to a wholly-owned subsidiary of JMP Group LLC certain investment assets to establish a final corporate structure that we deem to be desirable to maintain the qualifying income exception for U.S. federal taxation purposes. Accordingly, in exchange for a 30-year promissory note in the principal amount equal to the fair market value of the transferred assets, bearing interest currently anticipated to be 3.31% per anum (the “Promissory Note”), we intend to transfer certain investment income producing assets, including: (i) JMP Capital LLC, (ii) limited partnership interests in funds that are managed by HCS, and (iii) securities issued by CLOs managed by JMPCA. The sale of assets by JMP Group Inc. should trigger the recognition of gains for U.S. federal income tax purposes to the extent the amount realized by JMP Group Inc. with respect to these assets exceeds our adjusted U.S. federal income tax basis in such assets on the date of transfer. Any assets sold by of JMP Group Inc. with an adjusted U.S. federal income tax basis in excess of the amount realized by JMP Group Inc. should receive a reduction in U.S. federal income tax basis, but we will not be able to recognize any losses related thereto for U.S. federal income tax purposes.

In addition, while we intend for JMP Group Inc. to remain the issuer and primary obligor of its Senior Notes, we may need to seek the consent of the holders of a majority in principal amount of the outstanding Senior Notes in order to amend certain provisions (such as covenants) of the Senior Notes. JMP Group LLC is also prepared to deliver a full and unconditional guarantee on the Senior Notes.

Board of Directors of JMP Group LLC

The existing board of directors of JMP Group Inc. will be the board of directors of JMP Group LLC after the merger.

Recommendation of the Board of Directors (See page 28)

The JMP Group Inc. board of directors has approved the merger agreement, the merger and the Reorganization Transaction, and determined that the merger agreement, the merger and the Reorganization Transaction are advisable and in the best interests of JMP Group Inc. and its stockholders and recommends that you vote “FOR” the approval of the merger.

Distribution Policy Following the Reorganization Transaction (See page 40)

Provided the Reorganization Transaction is completed, JMP Group LLC currently intends for its distribution payment rate to be between approximately 50% and 70% of JMP Group LLC’s operating earnings. However, all future distributions will depend upon various considerations, including, but not limited to, liquidity requirements, distribution or dividend restrictions contained in our current or future financing facilities or debt indentures, JMP Group LLC’s distribution yield relative to its peers, and other relevant factors identified and considered by the board of directors of JMP Group LLC. We currently anticipate that our aggregate annual distributions per share will be no less than historical dividends paid by JMP Group Inc., which were approximately 30% to 35% of its operating earnings, although all future distributions will depend on a number of factors, including our financial performance, and must be approved by, and remain subject to the sole discretion of, our board of directors.

Material U.S. Federal Income Tax Consequences of the Merger and Reorganization Transaction (See page 53)

Although the merger is, for state law purposes, a merger of JMP Merger Corp. with and into JMP Group Inc., the merger will be treated for U.S. federal income tax purposes as a contribution by you of your JMP Group Inc. common stock to JMP Group LLC in exchange for shares of JMP Group LLC. As discussed in “Material U.S. Federal Income Tax Considerations” beginning on page 53, you will not recognize any taxable gain or loss with respect to the exchange of JMP Group Inc. common stock for shares of JMP Group LLC in the merger. See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Merger and the Reorganization Transaction—U.S. Federal Income Tax Consequences of the Merger to JMP Group Inc. and Holders of JMP Group Inc. Common Stock.” The initial aggregate U.S. federal income tax basis of the shares you receive in the merger will be the aggregate adjusted U.S. federal income tax basis of the shares of JMP Group Inc. common stock surrendered in exchange therefor. Your holding period in the shares received in the merger will include the holding period for the shares of JMP Group Inc. common stock surrendered in exchange therefor. The U.S. federal income tax treatment of holders of our shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of the Reorganization Transaction and of holding our shares to any particular holder will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax consequences, including the U.S. federal, state, local, and foreign tax consequences, to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging or otherwise disposing of our shares.

Taxation of JMP Group LLC Following the Reorganization Transaction (See page 55)

JMP Group LLC believes that it has been organized and intends to operate so that it will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly-traded partnership taxable as a corporation. As a holder of shares, you will be required to take into account your allocable share of items of JMP Group LLC’s income, gain, loss, deduction and credit for the taxable year of JMP Group LLC ending within or with your taxable year. As discussed in “Material U.S. Federal Income Tax Considerations” beginning on page 53, JMP Group LLC’s ability to qualify to be treated as a partnership will depend on its ability to satisfy certain income and other tests on an ongoing basis.

You are urged to consult your tax advisor regarding the specific tax consequences, including the U.S. federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of the Reorganization Transaction and of acquiring, holding, exchanging or otherwise disposing of our shares.

Stockholders Entitled to Vote (See page 29)

The JMP Group Inc. board of directors has fixed the close of business on [●] as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the special meeting. As of [●], there were [●] shares of JMP Group Inc. common stock outstanding and entitled to vote and [●] holders of record. At the close of business on the record date, JMP Group Inc. directors and executive officers as a group owned and were entitled to vote [●] shares of JMP Group Inc. common stock, representing approximately [●]% of the outstanding voting power of JMP Group Inc. common stock. All of the directors and executive officers of JMP Group Inc. that are entitled to vote at the JMP Group Inc. special meeting have indicated that they currently intend to vote their shares of JMP Group Inc. common stock in favor of approving the merger.

Votes Required (See page 29)

The affirmative vote of a majority of the outstanding shares of JMP Group Inc. common stock entitled to cast votes on the merger is required to approve the merger.

Appraisal Rights in Connection with the Merger (See page 36)

Under the Delaware General Corporation Law, or DGCL, JMP Group Inc. stockholders who do not vote in favor of the adoption of the merger agreement have the right to seek appraisal in connection with the merger. Failure to strictly comply with the procedures and requirements of Section 262 of the DGCL may result in termination or waiver of such stockholder’s appraisal rights. Due to the complexity of Delaware law relating to appraisal rights, if any JMP Group Inc. stockholder is considering exercising his or her appraisal rights, such stockholder is encouraged to seek the advice of his or her own legal counsel. A summary of the procedures and requirements under Delaware law to exercise appraisal rights is included in the section titled “The Merger—Appraisal Rights in Connection With the Merger” and the text of Section 262 of the DGCL is included as Annex C.

Regulatory Approvals (See page 40)

We are not aware of any federal, state or local regulatory requirements that must be complied with, or approvals that must be obtained, prior to consummation of the merger pursuant to the merger agreement, other than compliance with applicable federal and state securities laws, the filing of articles of merger as required under the Delaware General Corporation Law, or DGCL, and various state governmental authorizations.

Comparison of Rights of Stockholders of JMP Group Inc. and of Holders of Shares of JMP Group LLC (See page 46)

The rights of JMP Group Inc. stockholders under the DGCL will be different than the rights of holders of shares of JMP Group LLC under the Delaware Limited Liability Company Act. There will be additional differences in the rights of JMP Group Inc. stockholders and holders of shares of JMP Group LLC under the provisions of the organizational documents of each company.

Historical Market Price of JMP Group Inc. Common Stock

JMP Group Inc. common stock is listed on the NYSE under the symbol “JMP.” On [●], the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of JMP Group Inc. common stock on the NYSE was $[●] per share.

The following table presents the reported high and low sale prices of JMP Group Inc. common stock on the NYSE for the periods presented and as reported in the New York Stock Exchange Composite Transaction report. You should obtain a current stock price quotation for JMP Group Inc. common stock.

Period From January 1, 2014 to August 19, 2014

	Sales Price
	High	Low
Quarter ended March 31, 2014	$8.42	$6.63
Quarter ended June 30, 2014	7.74	6.10
Period from July 1, 2014 to August 19, 2014	7.68	6.63

Year Ended December 31, 2013

	Sales Price
Quarter Ended	High	Low

December 31, 2013	$7.70	$5.99
September 30, 2013	7.25	6.03
June 30, 2013	7.37	6.03
March 31, 2013	7.32	5.59

Year Ended December 31, 2012

	Sales Price
Quarter Ended	High	Low

December 31, 2012	$6.59	$4.85
September 30, 2012	6.90	5.00
June 30, 2012	7.71	5.55
March 31, 20012	7.88	6.80

It is expected that, upon completion of the merger, the JMP Group LLC shares will be listed and traded on the NYSE under the symbol “JMP.” The historical trading prices of JMP Group Inc.’s common stock are not necessarily indicative of the future trading prices of JMP Group LLC shares because, among other things, the current stock price of JMP Group Inc. may or may not take into account the changes in JMP Group Inc.’s form of organization in connection with the Reorganization Transaction.

As of June 30, 2014, JMP Group Inc. had 21,690,397 issued and outstanding shares of common stock that were held by 62 holders of record.

Historical Dividends on JMP Group Inc. Common Stock

The following table shows the dividends relating to JMP Group Inc.’s 2014, 2013 and 2012 fiscal years:

Nine Months Ended September 30, 2014

Record Date	Payment Date	Cash Dividend Declared per Share

August 15, 2014	August 29, 2014	0.060
May 16, 2014	May 30, 2014	0.050
March 28, 2014	April 11, 2014	$0.045

Year Ended December 31, 2013

Record Date	Payment Date	Cash Dividend Declared per Share

November 15, 2013	November 29, 2013	$0.040
August 16, 2013	August 30, 2013	0.035
May 17, 2013	May 31, 2013	0.035
March 22, 2013	April 5, 2013	0.035

Year Ended December 31, 2012

Record Date	Payment Date	Cash Dividend Declared per Share

November 16, 2012	November 30, 2012	$0.035
August 17, 2012	August 31, 2012	0.035
May 18, 2012	June 1, 2012	0.035
March 16, 2012	March 30, 2012	0.030

JMP Group LLC is a newly formed entity and, prior to the Reorganization Transaction, has not paid any distributions. For a description of the distribution policy of JMP Group LLC following the Reorganization Transaction, see “Distribution Policy” beginning on page 40.

SELECTED HISTORICAL FINANCIAL DATA

We are providing the following selected historical consolidated financial data of JMP Group Inc. to assist you in your analysis of the financial aspects of the merger. The selected financial data as of December 31, 2013 and 2012 and for the years ended December 31, 2013, 2012 and 2011 is derived from audited consolidated financial statements included in JMP Group Inc.’s Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 13, 2014, which is incorporated by reference in this proxy statement/prospectus. The selected financial data as of December 31, 2011, 2010 and 2009 and for each of the two years in the period ended December 31, 2010 is derived from financial information not incorporated by reference in this proxy statement/prospectus. The selected financial data as of and for the six months ended June 30, 2014 and 2013 is derived from our unaudited consolidated financial statements in JMP Group Inc.’s Form 10-Q for the quarter ended June 30, 2014 as filed with the SEC on July 31, 2014, which is incorporated by reference in this proxy statement/prospectus. The information is only a summary and should be read in conjunction with our historical audited consolidated financial statements and related notes threreto, which are incorporated by reference in the proxy statement/prospectus, as well as other information that has been filed with the SEC. See “Where You Can Find Additional Information” beginning on page 71 for information on where you can obtain copies of this information. The historical results included below and elsewhere in this document are not necessarily indicative of the future performance of JMP Group Inc. or JMP Group LLC. We have not presented historical financial information for JMP Group LLC because it was formed on August 19, 2014 and has no operations, assets or liabilities other than those incident to its formation and completing the Reorganization Transaction.

(in thousands, except per share data and operating metrics)	Year Ended December 31,					Six Months Ended June 30,
	2009	2010	2011	2012	2013	2014	2013
Statement of Operation Data
Revenues
Investment banking	39,924	45,577	46,114	50,982	74,173	48,114	33,164
Brokerage	34,004	28,259	25,461	21,903	24,625	13,130	12,174
Asset management fees	20,148	12,231	19,785	15,775	25,952	20,402	10,278
Principal transactions	18,517	3,421	1,615	10,537	20,727	5,995	4,209
Gain on sale, payoff and mark-to-market of loans	22,268	39,363	16,997	7,255	1,806	(171)	1,425
Gain on repurchase of asset-backed securities issued	4,705	-	-	-	-		-
Gain on bargain purchase	1,179	-	-	-	-		-
Net dividend income	2,521	2,248	1,365	(29)	535	497	47
Other income	2,593	3,466	4,336	3,800	798	372	314
Non-interest revenues	145,859	134,565	115,673	110,223	148,616	88,339	61,611

Interest income	35,370	45,162	33,356	32,898	33,346	17,800	15,869
Interest expense	(25,924)	(33,687)	(35,747)	(39,993)	(30,110)	(10,252)	(21,404)
Net interest (expense) income	9,446	11,475	(2,391)	(7,095)	3,236	7,548	(5,535)

Provision for loan losses	(5,821)	(1,327)	(1,728)	(2,206)	(2,637)	(709)	(1,924)

Total net revenues after provision for loan losses	149,484	144,713	111,554	100,922	149,215	95,178	54,152

Non-interest Expenses
Compensation and benefits	105,179	95,708	89,017	66,415	102,432	69,355	44,381
Administration	5,050	5,752	6,649	6,186	8,660	3,482	5,336
Brokerage, clearing and exchange fees	5,284	5,110	4,735	3,806	3,543	1,743	1,912
Travel and business development	2,396	3,447	3,681	3,387	4,416	1,831	1,997
Communications and technology	3,892	3,969	3,988	3,503	3,534	1,890	1,685
Professional fees	3,589	3,080	2,955	3,630	3,953	1,676	1,612
Impairment loss on purchased management contract	-	2,750	700	-	-	2,076	1,836
Other	3,749	3,912	4,074	4,461	5,126	454	464
Total non-interest expenses	129,139	123,728	115,799	91,388	131,664	542	307
Income (loss) before income tax expense	20,345	20,985	(4,245)	9,534	17,551	83,049	59,530
Income tax expense (benefit)	7,663	8,577	(1,632)	1,581	3,950	12,129	(5,378)
Net income (loss)	12,682	12,408	(2,613)	7,953	13,601	4,146	(1,456)
Less: Net income (loss) attributable to						7,983	(3,922)
noncontrolling interests (1)	1,872	2,805	(157)	5,196	9,973	790	(768)
Net income (loss) attributable to JMP Group Inc.	10,810	9,603	(2,456)	2,757	3,628	7,193	(3,154)

Net (loss) income per common share:
Basic	0.52	0.44	(0.11)	0.12	0.16	0.31	(0.14)
Diluted	0.49	0.43	(0.11)	0.12	0.16	0.30	(0.14)
Dividends declared and paid per common share:	0.040	0.055	0.105	0.135	0.145	0.095	0.070
Weighted average common shares outstanding:
Basic	20,791	21,646	22,118	22,582	22,158	21,766	22,402
Diluted	22,137	22,396	22,118	22,906	23,317	23,640	22,402

(Dollars in thousands)	Year Ended December 31,					Six Months Ended June 30
	2009	2010	2011	2012	2013	2014	2013
Statement of Financial Condition Data
Total assets	574,721	638,788	660,663	709,862	1,121,931	1,249,108	1,081,229
Asset-backed securities issued	326,632	351,322	381,556	415,456	716,423	710,104	742,709
Note payable/ Bond issued/ Line of credit	9,045	26,209	19,222	38,713	63,895	94,991	65,368
Total liabilities	449,070	496,736	504,024	522,558	884,691	1,007,447	874,513
Total equity	125,651	142,052	156,589	187,143	237,240	241,661	206,716

UNAUDITED PRO FORMA FINANCIAL DATA

Under generally accepted accounting principles, we expect that the Reorganization Transaction will be accounted for on an historical cost basis whereby the consolidated assets and liabilities of JMP Group LLC will be recorded at the historical cost of JMP Group Inc. as reflected on JMP Group Inc.’s consolidated financial statements. Accordingly, the consolidated financial statements of JMP Group LLC immediately following the Reorganization Transaction will be substantially similar to the consolidated financial statements of JMP Group Inc. immediately prior to the Reorganization Transaction. Since the consolidated financial statements of JMP Group LLC are substantially similar to those of JMP Group Inc., full pro forma and comparative financial information regarding JMP Group LLC and its consolidated subsidiaries giving effect to the Reorganization Transaction have not been included herein. We have included certain limited pro forma information below, as well as certain pro forma consolidated balance sheet and capitalization information, under “Pro Forma Balance Sheet and Capitalization Information.”

Comparative Historical and Pro Forma Per Share Data

The following tables set forth selected historical per share data for JMP Group Inc. and selected unaudited pro forma per share data after giving effect to the Reorganization Transaction. You should read this information in conjunction with the “Selected Historical Financial Data” and the information appearing under “Unaudited Pro Forma Balance Sheet Information” included elsewhere in this proxy statement/prospectus and the historical financial statements and related notes that are incorporated in this proxy statement/prospectus by reference. The unaudited pro forma consolidated financial data are presented for informational purposes only and are subject to estimates, assumptions and uncertainties. You should not rely on the pro forma financial data as an indication of the financial position or results of operations of future periods or the results that actually would have been realized had the Reorganization Transaction occurred prior to the periods presented.

Historical Data Per Share

The historical book value per share data of JMP Group Inc. presented below is computed by dividing total stockholders’ equity of $133.6 million and $126.4 million on June 30, 2014 and December 31, 2013, respectively, by the shares outstanding on those dates.

	Six Months ended June 30, 2014	Year ended December 31, 2013

Net income (loss) attributable to JMP Group Inc. per common share:
Basic	$0.31	$0.16
Diluted	0.30	0.16
Book value per share	$6.16	$5.79

Unaudited Pro Forma Per Share Data

The unaudited pro forma net (loss) income per share data is computed using pro forma (loss) income after giving effect to the merger, and dividing by the shares outstanding during each period presented. The pro forma book value per share is computed by dividing pro forma stockholders’ equity after giving effect to the merger of $132.0 million and $125.2 million on June 30, 2014, and December 31, 2013, respectively, by the number of shares outstanding on those dates. For additional information with respect to certain assumptions used in the calculation of this pro forma financial data, see “Unaudited Pro Forma Balance Sheet Information” included elsewhere in this proxy statement/prospectus. The unaudited pro forma financial data does not give effect to non-recurring transaction costs, realization of taxable gains and losses, or the payment of the tax liability related to the asset transfers in connection with the Reorganization Transaction. We estimate that the non-recurring costs that we will incur in connection with the Reorganization Transaction will be approximately $1.5 million. Based upon the estimated fair values and tax basis of the assets as of June 30, 2014, we estimate the tax liability payment resulting from the proposed Reorganization Transaction to be approximately $0.4 million. In addition, the Reorganization Transaction will accelerate a prepayment of tax on gains, estimated to be approximately $6.5 million, related to notes and unsecured subordinated notes issued by CLO I, which are currently forecasted to be realized in the second half of 2015.

	Six Months ended June 30, 2014	Year ended December 31, 2013

Net income (loss) per common share:
Basic	$0.40	$0.05
Diluted	0.39	0.05
Book value per share	$6.09	$5.74

Unaudited Pro Forma Condensed Consolidated Balance Sheet Information

Under generally accepted accounting principles, the Reorganization Transaction will be accounted for on an historical cost basis whereby the consolidated assets and liabilities of JMP Group LLC will be recorded at the historical cost of JMP Group Inc. as reflected on JMP Group Inc.’s consolidated financial statements. Accordingly, the consolidated financial statements of JMP Group LLC immediately following the Reorganization Transaction will be substantially similar to the consolidated financial statements of JMP Group Inc. immediately prior to the Reorganization Transaction. Since the consolidated financial statements of JMP Group LLC are substantially similar to those of JMP Group Inc., full pro forma and comparative financial information regarding JMP Group LLC and its consolidated subsidiaries giving effect to the Reorganization Transaction have not been included herein. Below we have included certain limited unaudited pro forma consolidated condensed balance sheet information that highlights those balance sheet accounts that will be adjusted due to the transactions noted above.

The following tables set forth (1) our actual deferred tax assets and all other assets, deferred tax liability and all other liabilities and stockholders’ equity and (2) our pro forma deferred tax assets and all other assets, deferred tax liability and all other liabilities and stockholders’ equity as of December 31, 2013 and June 30, 2014. Our pro forma financial information is subject to a number of estimates, assumptions and uncertainties and does not purport to reflect the financial condition that would have existed or occurred had such transactions taken place on the date indicated nor does it purport to reflect the financial condition or results of operations that will exist or occur in the future.

You should read this table together with “Selected Historical Financial Data”, “Summary Unaudited Pro Forma Condensed Financial Data”, and “Structure of JMP Group LLC Following the Reorganization Transaction” included elsewhere in this proxy statement/prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2014

($ in thousands)	June 30, 2014

	Historical	Reorganization Transaction		Pro Forma (1)

Assets
Deferred tax assets	$8,959	$(2,283	) (2)	$6,676
All other assets	1,240,149			1,240,149
Total assets	$1,249,108	$(2,283)		$1,246,825

Liabilities and Equity

Liabilities
Deferred tax liability	$4,295	$(664	) (2)	$3,631
All other liabilities	1,003,152			1,003,152
Total liabilities	1,007,447	(664)		1,006,783

Equity
Stockholders’ equity	133,593	(1,573)		132,020
Non-controlling interest	108,068	(46)		108,022
Total liabilities and equity	$1,249,108	$(2,283)		$1,246,825

(1)	The pro forma condensed consolidated balance sheet does not include the impact of transaction costs or the realization of tax gains or losses related to the Reorganization Transaction.

(2)	Deferred tax balances have been revised to reflect investment assets transferred out of a taxable corporation structure as of June 30, 2014, as part of the contemplated Reorganization Transaction.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2013

($ in thousands)	December 31, 2013

	Historical	Reorganization Transaction		Pro Forma (1)

Assets
Deferred tax assets	$12,492	$(2,004	) (2)	$10,488
All other assets	1,109,439			1,109,439
Total assets	$1,121,931	$(2,004)		$1,119,927

Liabilities and Equity

Liabilities
Deferred tax liability	$3,625	$(794	) (2)	$2,831
All other liabilities	881,066			881,066
Total liabilities	884,691	(794)		883,897

Equity
Stockholders’ equity	126,385	(1,193)		125,192
Non-controlling interest	110,855	(17)		110,838
Total liabilities and equity	$1,121,931	$(2,004)		$1,119,927

(1)	The pro forma condensed consolidated balance sheet does not include the impact of transaction costs or the realization of tax gains or losses related to the Reorganization Transaction.

(2)	Deferred tax balances have been revised to reflect investment assets transferred out of a taxable corporation structure as of December 31, 2013, as part of the contemplated Reorganization Transaction.

RISK FACTORS

In addition to the other information in this proxy statement/prospectus, you should carefully consider the following risk factors relating to the proposed Reorganization Transaction in determining whether or not to vote for approval of the merger. You should carefully consider the additional risks described in JMP Group Inc.’s annual, quarterly and current reports, including those identified in JMP Group Inc.’s annual report on Form 10-K for the year ended December 31, 2013, or annual report, which is incorporated herein by reference. See the section titled “Where You Can Find Additional Information” beginning on page 71. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on these forward-looking statements under the section titled “Cautionary Note About Forward-Looking Statements” on page 27.

Risks Related to Reorganization Transaction

The Reorganization Transaction may not be completed, which may harm the market price of JMP Group Inc.’s common stock.

Although JMP Group Inc.’s board of directors has approved the Reorganization Transaction and has approved and adopted the merger agreement, the completion of the merger and the Reorganization Transaction is subject to a number of conditions, and there is no assurance that all of the conditions to closing will be met and that the merger or the Reorganization Transaction will be completed. In addition, we reserve the right to cancel or defer the merger or the Reorganization Transaction at any time and for any reason, even if stockholders of JMP Group Inc. vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived. You will not have any right to vote or have any input on our board of directors’ decision to delay or cancel the merger or the Reorganization Transaction.

While JMP Group Inc. will continue its operations if the Reorganization Transaction is not completed for any reason, it may be harmed in a number of ways, including the following:

●

the market price of JMP Group Inc. common stock may decline to the extent that the current market price of such stock reflects a market assumption that the Reorganization Transaction will be completed;

●	an adverse reaction from investors and potential investors in JMP Group Inc. may reduce future debt or equity financing opportunities; and

●	JMP Group Inc.’s costs related to the merger, including legal and accounting fees, have been, and must continue to be, paid even if the Reorganization Transaction is not completed.

The current market price of our common stock may not be indicative of the market price of shares of JMP Group LLC following the Reorganization Transaction.

JMP Group Inc.’s current share price may not be indicative of how the market will value the shares of JMP Group LLC following the Reorganization Transaction because of the change in our legal structure, change in future capital allocations and any potential change in our distribution policy, when implemented. JMP Group Inc.’s current stock price does not necessarily take into account these effects and changes, and the share price of JMP Group LLC after the Reorganization Transaction could be lower than the current stock price of JMP Group Inc.

Substantial sales of shares of JMP Group LLC could occur in connection with the Reorganization Transaction, which could cause our share price to decline.

Shares of JMP Group LLC received in the merger generally may be sold in the public markets immediately following the merger. Some JMP Group Inc. stockholders may sell their shares of JMP Group LLC shortly after the merger for any number of reasons. In particular, as described under “Tax Risks” on page 23, holders of the shares may sell their shares in the limited liability company because of the amount of “unrelated business taxable income,” or UBTI, they may otherwise recognize as a holder of shares of JMP Group LLC. The sale of significant amounts of shares of JMP Group LLC or the perception in the market that this will occur, may lower the market price of shares of JMP Group LLC.

Our board of directors may choose to defer or abandon the merger at any time and for any reason.

Completion of the merger may be deferred or abandoned by action of our board of directors at any time and for any reason, including after JMP Group Inc. stockholder approval at the special meeting. While we currently expect the merger to take place on January 1, 2015, after the proposal to adopt the merger agreement is approved at the special meeting, our board of directors may defer completion before or after the special meeting or may abandon the merger at any time, including after stockholder approval, because of, among other reasons, our determination that the JMP Group LLC common shares will not be eligible for inclusion for trading on the NYSE, our determination that the IRS does not agree with our views on certain tax matters, our determination that the merger and the other reorganization transactions would involve tax or other risks that outweigh their benefits, our determination that the level of expected benefits associated with the merger would otherwise be reduced, changes in U.S. tax laws, rates, treaties or regulations that would adversely effect our ability to achieve the expected benefits of the merger, an unexpected increase in the cost to complete the merger or any other determination by our board of directors. In addition, we may elect to consummate the merger prior to January 1, 2015.

Your rights as a holder of equity in JMP Group LLC will change if the merger is completed. The rights of holders of JMP Group LLC common shares to be issued in the merger will be substantially similar, but not identical, to the rights of holders of JMP Group Inc. common stock.

JMP Group Inc. is a corporation organized under the laws of the State of Delaware and JMP Group LLC is a limited liability company organized under the laws of the State of Delaware. The rights of holders of JMP Group Inc. common stock are governed by the DGCL, and the certificate of incorporation and bylaws of JMP Group Inc. The rights of holders of JMP Group LLC common shares are governed by the LLC Act and the certificate of formation and LLC agreement of JMP Group LLC. Upon completion of the merger, the holders of JMP Group Inc. common stock will receive JMP Group LLC common shares.

The governing documents of JMP Group LLC are structured so as to include rights, privileges and obligations that are substantially similar to those currently provided by the governing documents of JMP Group Inc. and the DGCL, including those that affect your rights as a holder of equity. However, because of the differences between Delaware corporate law and Delaware limited liability company law and certain necessary differences between the governing documents of JMP Group Inc. and JMP Group LLC, your rights as a holder of equity will change when the merger is completed, and the rights of holders of JMP Group LLC common shares will not be identical to, and in some respects may be less favorable than, the rights you currently have as a holder of JMP Group Inc. common stock.

For more information regarding the characteristics of, and differences between, JMP Group Inc. common stock and JMP Group LLC common shares, please refer to “Description of JMP Group LLC Common Shares” and “Comparison of Rights of Holders of JMP Group Inc. Common Stock and Holders of JMP Group LLC Common Shares.”

If too many JMP Group Inc. stockholders exercise and perfect their appraisal rights in connection with the merger, we may not be able to complete the merger.

Under applicable Delaware law, our stockholders will have the right to be paid in cash for the fair value of their shares of JMP Group Inc. common stock by perfecting “appraisal rights.” See “The Merger—Appraisal Rights in connection with the Merger.”

If dissenting stockholders properly exercise and perfect their appraisal rights, we would ultimately have to provide cash to stockholders who do so in lieu of JMP Group LLC common shares. If too many of our stockholders perfect appraisal rights, we may be forced to abandon the merger. The number of shares of JMP Group Inc. common stock with respect to which appraisal rights may be exercised without affecting the completion of the merger will depend on the cash available to JMP Group Inc. at the time of the merger and our board of directors’ assessment at that time of our future needs. If our board of directors believes that our cash reserves (or reasonable access to cash) would be inadequate to meet future needs, it may, in its discretion, decide to abandon the merger.

While we intend to make regular cash distributions to holders of shares of JMP Group LLC, the board of directors of JMP Group LLC has full authority and discretion over the distributions and it may decide to reduce or eliminate distributions at any time, which may adversely affect the market price for our shares.

Although we intend to pursue a policy of paying regular monthly distributions to our shareholders, the board of directors of JMP Group LLC will have full authority and discretion to determine whether or not a distribution by JMP Group LLC should be declared and paid to holders of shares, as well as the amount and timing of any distribution. The board of directors of JMP Group LLC may, based on its review of JMP Group LLC’s financial condition, liquidity and results of operations, determine to reduce or eliminate distribution, which may have a material adverse effect on the market price of our shares. In addition, JMP Group LLC, the entity which will make our distribution payments, will not conduct any significant business operations of its own, and therefore, it will be dependent upon cash dividends, distributions and other transfers from its subsidiaries to make distribution payments on its shares. The amounts available to JMP Group LLC to pay cash distributions may be restricted by covenants and restrictions in existing and future financing agreements. In the event we do not pay cash distributions on our shares as a result of these restrictions, you may not receive any return on an investment in our shares unless you sell your shares for a price greater than the price you paid.

In addition, provided that the qualifying income exception is met, in computing U.S. federal income tax liability for a taxable year, each holder of shares will be required to take into account its allocable share of items of JMP Group LLC’s income, gain, loss, deduction and credit for the taxable year of JMP Group LLC ending within or with such holder’s taxable year, regardless of whether such holder has received any distribution. As a result, it is possible that a holder’s U.S. federal income tax liability with respect to its allocable share of the earnings of JMP Group LLC in a particular taxable year could exceed the cash distributions to it, thus requiring an out-of-pocket tax payment by such holder. See “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Ownership and Disposition of Shares of JMP Group LLC.”

Tax Risks

If JMP Group LLC fails to satisfy the “qualifying income exception,” all of its income will be subject to an entity-level tax, which could result in a material reduction in cash flow and after-tax return for holders of our shares and thus could result in a substantial reduction in the value of those shares.

Under current law and assuming full compliance with the terms of the LLC agreement (and other relevant documents) and based upon factual representations that will be made by us, we expect to receive an opinion of Orrick, Herrington & Sutcliffe LLP, or Orrick, to the effect that JMP Group LLC will be treated as a partnership, and not as an association or a publicly-traded partnership taxable as a corporation, for U.S. federal income tax purposes. The factual representations that will be made by us upon which Orrick will rely relate to our organization, operation, assets, activities, income (including our ability to satisfy the qualifying income exception discussed below), and present and future conduct of our operations. Opinions of counsel, however, are not binding on the Internal Revenue Service, or IRS, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.

In general, if a partnership is “publicly-traded” (as defined in the U.S. Internal Revenue Code of 1986, as amended, or the Code), it will be treated as a corporation for U.S. federal income purposes. A publicly-traded partnership will, however, be taxed as a partnership, and not as a corporation, for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest (to the extent such interest is neither derived from the conduct of a trade or business nor based, directly or indirectly, upon income or profits of any person), and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities.

If JMP Group LLC fails to satisfy the “qualifying income exception” described above, items of income, gain, loss, deduction and credit would not pass through to you and you would be treated for U.S. federal (and certain state and local) income tax purposes as a stockholder in a corporation. In such case, JMP Group LLC would be required to pay U.S. federal income tax at regular corporate rates on all of its income. In addition, JMP Group LLC would likely be liable for state and local income and/or franchise taxes on all of its income. Distributions to holders of shares would constitute ordinary income taxable to such holders to the extent of JMP Group LLC’s earnings and profits, and these distributions would not be deductible by JMP Group LLC. Taxation of JMP Group LLC as a corporation could result in a material reduction in cash flow and after-tax return for holders of shares and thus could result in a substantial reduction in the value of those shares.

Complying with certain tax-related requirements may cause JMP Group LLC and JMP Group Inc. to forego otherwise attractive business or investment opportunities.

In order for JMP Group LLC to be treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly-traded partnership taxable as a corporation, it must satisfy the qualifying income exception, which will require that at least 90% of its gross income each taxable year consist of interest, dividends, capital gains and other types of “qualifying income.” Interest income will not be qualifying income for the purposes of the qualifying income exception if it is derived from the conduct of a trade or business or is based, directly or indirectly, upon the income or profits of any person. This requirement will limit JMP Group LLC’s (and certain of its subsidiary’s) ability to originate loans. In addition, it is intended that JMP Group LLC (and its subsidiaries) will operate so as to avoid generating a significant amount of income that is treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders. In order to comply with these requirements, JMP Group LLC (or its subsidiaries) may be required to invest through non-U.S. or domestic corporations or forego attractive business or investment opportunities. Thus, compliance with these requirements may adversely affect JMP Group LLC’s ability to maximize revenue or net income.

We could incur a significant tax liability if the IRS successfully asserts that the “anti-stapling” rules apply to JMP Group LLC’s investments in JMP Group Inc. and certain of our non-U.S. CLO issuers, which could result in a reduction in cash flow and after-tax return for holders of shares and thus could result in a reduction of the value of those shares.

If JMP Group LLC were subject to the “anti-stapling” rules of Section 269B of the Code, we would incur a significant tax liability as a result of owning more than 50% of the value of both a domestic corporate subsidiary and a non-U.S. CLO issuer. If the “anti-stapling” rules applied following the Reorganization Transaction, our non-U.S. CLO issuers that are treated as corporations for U.S. federal income tax purposes, would be treated as domestic corporations, which would cause those entities to be subject to U.S. federal corporate income taxation, and JMP Group Inc. and the non-U.S. CLO issuers would be treated as a single entity for purposes of U.S. federal corporate income taxation. Because we intend that JMP Group LLC will own, or be treated as owning, a substantial proportion of its assets directly for U.S. federal income tax purposes, we do not believe that the “anti-stapling” rules will apply. However, there can be no assurance that the IRS would not successfully assert a contrary position, which could result in a reduction in cash flow and after-tax return for holders of shares and thus could result in a reduction of the value of those shares.

The merger may be recharacterized as a taxable exchange.

We expect to receive an opinion from Orrick that your exchange of JMP Group Inc. common stock for shares of JMP Group LLC as part of the merger will be treated as a tax-deferred contribution of your JMP Group Inc. common stock to JMP Group LLC pursuant to Section 721 of the Code, and that you will not recognize taxable gain or loss as a result of the merger. Opinions of counsel, however, are not binding on the IRS, and no assurance can be given that the IRS would not successfully assert a contrary position. If the merger fails to qualify as a tax-deferred contribution of JMP Group Inc. common stock to JMP Group LLC pursuant to Section 721 of the Code, you would be required, for U.S. federal income tax purposes, to recognize taxable gain, if any, on that transaction, which could result in substantial tax expense to you without a cash distribution from us to enable you to pay those taxes.

You will be subject to U.S. federal income tax on your share of JMP Group LLC’s taxable income, regardless of whether or when you receive any cash distributions from JMP Group LLC.

JMP Group LLC intends to be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly-traded partnership taxable as a corporation. Provided that the qualifying income exception is met, you will be subject to U.S. federal income taxation and applicable state, local and foreign income taxation, on your allocable share of JMP Group LLC’s taxable income, regardless of whether or when you receive cash distributions. In addition, certain of our investments, including investments in non-U.S. CLO issuers and debt securities, may produce taxable income without corresponding distributions of cash to us or produce taxable income prior to or following the receipt of cash relating to such income. You will be required to take such income into account in determining your taxable income, and you may not receive cash distributions equal to your tax liability attributable to your allocation of JMP Group LLC’s taxable income.

Your ability to deduct certain expenses of JMP Group LLC may be limited.

In general, expenses incurred by JMP Group LLC that are considered “miscellaneous itemized deductions” may be deducted by a holder of shares of JMP Group LLC that is an individual, estate or trust only to the extent that a holder’s allocable share of those expenses, along with the holder’s other miscellaneous itemized deductions, exceed, in the aggregate, 2% of the holder’s adjusted gross income. Additionally, in the case of individuals whose adjusted gross income exceeds a specified amount, miscellaneous itemized deductions in excess of the 2% threshold, when combined with certain of the individual taxpayer’s other itemized deductions, generally will be reduced by the lesser of (i) 3% of the holder’s adjusted gross income in excess of a threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for such year. In addition, these expenses are also not deductible in determining the alternative minimum tax liability of a holder. Your inability to deduct all or a portion of such expenses, among other things, could result in an amount of taxable income to you with respect to JMP Group LLC that exceeds the amount of cash actually distributed to you for the year.

You may recognize a greater taxable gain (or a smaller tax loss) on a disposition of shares of JMP Group LLC than expected because of the treatment of debt under the partnership tax accounting rules.

JMP Group LLC will incur debt for a variety of reasons. Under partnership tax accounting principles (which will apply to JMP Group LLC if the qualifying income exception is met), debt of JMP Group LLC generally will be allocable to holders of shares of JMP Group LLC, and the holders will include their respective allocable shares of the debt in the U.S. federal income tax basis of their shares. As discussed in the section entitled “Material U.S. Federal Income Tax Considerations” beginning on page 53, a holder's U.S. federal income tax basis in shares will be adjusted for, among other things, distributions of cash and allocations of items of JMP Group LLC’s income, gain, loss and deduction. At the time a holder of shares of JMP Group LLC later sells its shares, for U.S. federal income tax purposes, the holder’s amount realized on the sale will include not only the sales price of the shares but also the holder’s allocable share of JMP Group LLC’s debt allocable to those shares. Depending on the nature of JMP Group LLC’s activities after having incurred the debt, and the utilization of the borrowed funds, a later sale of shares could result in a larger taxable gain (or a smaller tax loss) than anticipated.

Tax-exempt holders of shares of JMP Group LLC will likely recognize significant amounts of “unrelated business taxable income.”

An organization that is otherwise exempt from U.S. federal income tax is nonetheless subject to U.S. federal income taxation with respect to its “unrelated business taxable income,” or UBTI. Because we expect to incur “acquisition indebtedness” with respect to certain equity and debt securities we intend to hold (either directly or indirectly through subsidiaries that are treated as partnerships or disregarded for U.S. federal income tax purposes), a proportionate share of your income from JMP Group LLC with respect to such securities will be treated as UBTI. Accordingly, tax-exempt holders of shares of JMP Group LLC will likely recognize significant amounts of UBTI. For certain types of tax-exempt entities, the receipt of any UBTI would have adverse consequences. Tax-exempt holders of JMP Group Inc. common stock are strongly urged to consult their tax advisors regarding the tax consequences of owning shares of JMP Group LLC.

There can be no assurance that the IRS will not assert successfully that some portion of JMP Group LLC’s income is properly treated as effectively connected income with respect to non-U.S. holders.

While it is expected that JMP Group LLC’s method of operation will not result in the generation of significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders of our shares, there can be no assurance that the IRS will not assert successfully that some portion of JMP Group LLC’s income is properly treated as effectively connected income with respect to such non-U.S. holders. To the extent JMP Group LLC’s income is treated as effectively connected income, non-U.S. holders generally would be required to (i) file a U.S. federal income tax return reporting their allocable shares of JMP Group LLC’s taxable income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such taxable income. Non-U.S. holders that are corporations also would be required to pay a U.S. federal branch profits tax at a 30% rate (or lower rate provided by applicable treaty).

We may not realize the anticipated benefits of the merger because of, among other reasons, changes in tax laws.

We have presented in this proxy statement/prospectus the anticipated benefits of the merger. See “Our Reasons for the Reorganization Transaction and the Merger.” Many factors could affect the outcome of the Reorganization Transaction, and some or all of the anticipated benefits of the Reorganization Transaction may not occur. The U.S. federal income tax treatment of holders of shares of JMP Group LLC depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. You also should be aware that the U.S. federal income tax rules are constantly under review by the IRS, resulting in revised interpretations of established concepts. The IRS pays close attention to the proper application of tax laws to partnerships and investments in non-U.S. entities. The present U.S. federal income tax treatment of an investment in shares of JMP Group LLC may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. We and holders of shares of JMP Group LLC could be adversely affected by any such change, or by new tax law, regulation or interpretation. Our organizational documents and agreements permit our Manager to modify the LLC agreement from time to time, without the consent of the holders of shares of JMP Group LLC, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have an adverse impact on some or all of the holders of shares. Moreover, we intend to apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to you in a manner that reflects your distributive share of JMP Group LLC’s items, including the monthly convention described under “Material U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Consequences of the Ownership and Disposition of Shares of JMP Group LLC—Allocation of Profits and Losses,” but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions we use do not satisfy the technical requirements of the Code and/or Treasury Regulations and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects holders of shares of JMP Group LLC.

We strongly urge you to review carefully the discussion under “Material U.S. Federal Income Tax Considerations” beginning on page 53 and to seek advice based on your particular circumstances from an independent tax advisor.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

We make forward-looking statements, in this proxy statement/prospectus that are subject to risks and uncertainties. When we use the words “could,” “will likely result,” “if,” “in the event,” “may,” “might,” “should,” “shall,” “will,” “believe,” “expect,” “anticipate,” “plan,” “predict,” “potential,” “project,” “intend,” “estimate,” “goal,” “objective,” “continue,” or the negatives of these terms and other similar expressions, we intend to identify forward-looking statements. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. They also include statements concerning anticipated revenues, income or loss, capital expenditures, cash distributions, capital structure or other financial terms. The statements we make regarding the following subject matters are forward-looking by their nature:

●	that we will complete the Reorganization Transaction, including the merger;

●	that we will be able to realize the anticipated tax benefits of the Reorganization Transaction, including the merger;

●	the possible effects of the Reorganization Transaction, including the merger, on our share price;

●	our ability to avoid restrictions imposed by the Investment Company Act of 1940;

●	that we do not anticipate any tax adjustments that will result in a material adverse effect on the our financial condition; and

●	our intention to pay cash distributions, our ability to do so without borrowing funds and our expected distribution payout rate.

The forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These forward-looking statements may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks provided under “Risk Factors” beginning on page 21, including but not limited to the following factors:

●	our ability to complete the Reorganization Transaction, including the merger;

●	the effect of the Reorganization Transaction, including the merger on the market price of our shares;

●	the possibility that our board of directors could choose to defer or abandon the merger;

●	that stockholders with a significant number of shares exercise and perfect appraisal rights in connection with the merger;

●	that a decision by our board of directors to reduce or eliminate distributions could adversely affect the market price for our shares; and

●	the possibility that contractual, legal and other restrictions could prevent us from paying distributions, which could adversely affect the market price for our shares.

The foregoing list of risks is not exhaustive. Other sections of this proxy statement/prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risks, nor can we assess the impact of all factors or the effect which any factor, or combination of factors, may have on our business. Actual results may differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not rely upon forward-looking statements as predictions of future events. We undertake no duty to update any of these forward-looking statements after the date of this proxy statement/prospectus to conform prior statements to actual results or revised expectations unless otherwise required by law.

VOTING AND PROXIES; INFORMATION ABOUT THE SPECIAL MEETING

This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by the board of directors of JMP Group Inc. for use at the special meeting for the purposes described in this proxy statement/prospectus and in the accompanying notice of special meeting of stockholders of JMP Group Inc.

Date, Time and Place of the Special Meeting

Our special meeting will be held at our corporate headquarters at 600 Montgomery Street, San Francisco, CA 94111 on [●], [●], at [●] a.m., local time. An admission ticket (or other proof of stock ownership) and some form of government issued photo identification (such as a valid driver’s license or passport) will be required for admission to the special meeting. Only holders of record of JMP Group Inc. common stock at the close of business on [●], will be entitled to attend the special meeting and to cast one vote for each share held on all matters to come before the meeting.

If your JMP Group Inc. shares are held in a bank or broker account, contact your bank or broker to obtain a written legal proxy in order to vote your shares or take any other actions at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares or take any other actions, but you may still attend the special meeting as our guest if you bring a recent bank or brokerage statement showing that you owned JMP Group Inc. common stock at the close of business on [●].

Matters to Be Considered

This proxy statement/prospectus is furnished in connection with the solicitation by our board of directors of proxies from the stockholders to be exercised at the special meeting and at any adjournment(s) or postponement(s) of such meeting, to consider and vote on the following proposals:

(1)	a proposal to approve the merger under the agreement and plan of merger dated August 20, 2014 among JMP Group Inc., JMP Merger Corp. and JMP Group LLC;

(2)	the transaction of such other business as may properly be brought before the special meeting or any adjournment or postponement thereof.

A vote for approval of the merger is a vote for approval of the conversion of JMP Group Inc. into JMP Group LLC through the merger of JMP Merger Corp. into JMP Group Inc. and for the exchange of JMP Group Inc. common stock for shares representing limited liability company interests in JMP Group LLC. If the merger is completed, JMP Group Inc. common stock will be cancelled and each share of JMP Group Inc. common stock that you hold will be converted and exchanged into one share representing a limited liability company interest in JMP Group LLC.

This proxy statement/prospectus and the enclosed proxy card are being mailed to the stockholders on or about [●].

Recommendation of the Board of Directors

The JMP Group Inc. board of directors has approved the merger agreement, the merger and the Reorganization Transaction and determined that the merger agreement, the merger and the Reorganization Transaction are advisable and in the best interests of JMP Group Inc. and its stockholders. Your board of directors recommends that you vote “FOR” approval of the merger.

Who May Vote

The close of business on [●], has been fixed by JMP Group Inc.’s board of directors as the record date for the determination of holders of JMP Group Inc. common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record date, [●] shares of JMP Group Inc. common stock were outstanding and entitled to vote. Each share of JMP Group Inc. common stock entitles the holder to one vote at the special meeting on all matters properly presented at the special meeting.

Quorum

A quorum, consisting of the holders of a majority of the issued and outstanding shares of JMP Group Inc. common stock, must be present in person or by proxy before any action may be taken at the special meeting. On all matters to come before the special meeting, each share of common stock is entitled to one vote. Abstentions and broker non-votes (i.e., votes not cast by a broker or other record holder in “street-name” or nominee name who has returned a properly executed proxy solely because such record holder does not have discretionary authority to vote on the matter), if any, will be counted toward the presence of a quorum.

Vote Required

Under JMP Group Inc.’s amended and restated charter, the affirmative vote of a majority of all votes entitled to be cast on the matter is necessary to approve the merger. Because the affirmative vote of a majority of all votes entitled to be cast at the special meeting is needed for JMP Group Inc. to proceed with the merger, the failure to vote by proxy or in person will have the same effect as a vote against the merger. Abstentions and broker non-votes also will have the same effect as a vote against the merger.

JMP Group Inc.’s board of directors urges JMP Group Inc. stockholders to promptly vote by completing, dating and signing the accompanying proxy card and to promptly return it in the enclosed postage-paid envelope, or, if you hold your stock in “street-name” through a bank or a broker, by following the voting instructions of your bank or broker.

The directors and executive officers of JMP Group Inc. collectively owned approximately [●]% of the outstanding shares of JMP Group Inc. common stock as of the record date for the special meeting. JMP Group Inc.’s directors and executive officers have indicated they will vote to approve the merger.

How to Vote Your Shares

JMP Group Inc. stockholders of record may vote by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. You may also vote by attending the special meeting and voting in person. Even if you plan to attend the special meeting, to ensure that your shares are represented at the special meeting, please complete, sign and date the enclosed proxy card and mail it promptly in the enclosed, postage-paid envelope.

Each proxy returned to JMP Group Inc. (and not revoked) by the holder of JMP Group Inc. common stock will be voted in accordance with the instructions indicated thereon. If you submit your proxy but do not indicate how you want to vote, your shares will be voted “FOR” the proposal to approve the merger and, in the discretion of the proxy holder, on any other matters that are properly brought before the meeting, or any adjournment or postponement thereof.

At this time, the board of directors of JMP Group Inc. is unaware of any matters, other than set forth above, that may be presented for action at the special meeting or any adjournment or postponement thereof. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their discretion with respect to such matters.

Revocation of Proxies

If you are a stockholder of record, you can revoke your proxy by giving written notice to our corporate secretary, by submitting another properly executed proxy with a later date, or by attending the meeting and voting in person. If you are a stockholder in “street” or “nominee” name, you should consult with the bank, broker or other nominee regarding that entity’s procedures for revoking your voting instructions.

Proxy Solicitation and Tabulation of Votes

JMP Group Inc. will pay all costs it incurs in connection with the solicitation of proxies from its stockholders on behalf of its board of directors. The directors, officers and employees of JMP Group Inc. and its subsidiaries may solicit proxies from stockholders of JMP Group Inc. in person or by telephone, facsimile or other electronic methods without compensation other than reimbursement by JMP Group Inc. for their actual expenses. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of JMP Group Inc. common stock held of record by such persons, and JMP Group Inc. will reimburse such firms, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

Electronic Delivery

This proxy statement/prospectus and our annual report are both available on our website located at http://www.jmpg.com. You can help us save significant printing and mailing expenses by consenting to access the proxy statement, proxy card and annual report for future meetings electronically over the Internet. If you hold your shares through a broker or other nominee, you should follow the instructions regarding electronic delivery, if any, provided by your broker or other nominee.

If you authorize a proxy to cast your votes for the special meeting over the Internet, you will be given the opportunity to consent to future delivery of our documents over the Internet, unless you hold your shares through a broker that is unable to accommodate your request. If you are not given an opportunity to consent to delivery over the Internet when you authorize a proxy to cast your votes, you may contact the bank, broker or other holder of record through which you hold your shares and inquire about the availability of Internet delivery. You also can access our proxy statement and annual report on our website located at http://www.jmpg.com under the caption “Investor Relations.” If you choose to receive your proxy materials and annual report electronically, then prior to next year’s special meeting you will receive e-mail notification when the proxy materials and annual report are available for your online review. Your choice for electronic distribution will remain in effect indefinitely, unless you revoke your choice by sending written notice of revocation to your bank, broker or other holder of record through which you hold your shares.

Householding of Proxy Material

The rules of the SEC permit us to deliver a single proxy statement and annual report to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We undertake to deliver promptly, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, send your request in writing to us at JMP Group Inc., Attn: Investor Relations, 600 Montgomery Street, Suite 1100, San Francisco, California 94111; telephone (415) 835-8900.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements and annual reports for your household, please contact us at the above address.

Inspector of Election

We have retained Broadridge Financial Solutions to receive and tabulate the votes in connection with the meeting. Our Secretary, Scott Solomon, will utilize such tabulations and serve as our election inspector who will certify the election results and perform any other acts required by the Delaware General Corporation Law.

Adjournment; Other Matters

A quorum of JMP Group Inc. stockholders is necessary to hold a valid meeting. If there are insufficient shares of JMP Group Inc. common stock to constitute a quorum, under the bylaws of JMP Group Inc., the special meeting may be adjourned from time to time by the chairman of the meeting or a majority of the shares represented at the meeting.

Do not send in your stock certificates with your proxy card. As described under the caption “Terms of the Merger—Exchange of Stock Certificates” on page 35, after the merger is completed, each outstanding certificate (or evidence of shares in book-entry form) representing shares of JMP Group Inc. common stock will be deemed for all purposes to represent the same number of shares of JMP Group LLC pursuant to the merger agreement. Holders of such outstanding certificates will not be asked to surrender them for cancellation in connection with the merger. New JMP Group LLC share certificates will be issued if (and only if) certificates representing JMP Group Inc. common stock are thereafter presented for exchange or transfer.

OUR BUSINESS AFTER THE REORGANIZATION TRANSACTION

After the completion of the Reorganization Transaction, we expect that JMP Group Inc. will remain the owner of our operating platform businesses, consisting of our brokerage business through JMP Securities LLC (“JMP Securities”), our asset management business through Harvest Capital Strategies LLC (“HCS”) and HCAP Advisors LLC (“HCAP Advisors“), and our corporate credit business through JMP Credit Corporation (“JMP Credit”) and JMP Credit Advisors LLC (“JMPCA”). In addition, we expect that JMP Group LLC will own certain assets reported in our Investment Income segment, consisting of investments in private funds managed by HCS, investments in the senior and subordinated notes in the CLOs managed by JMPCA and loans and securities held for investment JMP Capital LLC (“JMP Capital”).

STRUCTURE OF JMP GROUP LLC FOLLOWING
THE REORGANIZATION TRANSACTION

Set forth below is a summary chart of the anticipated structure of JMP Group LLC, its subsidiaries and its investment assets, after the completion of the Reorganization Transaction. All entities, except HCAP Advisors, are wholly-owned. As part of the Reorganization Transaction, we intend to transfer from JMP Group Inc. to JMP Investment Holdings LLC certain assets including: (i) JMP Capital LLC, which holds equity securities, loans held for investment, and an investment in a real estate fund; (ii) limited partnership interests in funds managed by Harvest Capital Strategies LLC (“HCS”), including Harvest Opportunity Partners II, Harvest Franchise Fund, Harvest Agriculture Select, and Harvest Technology Partners (collectively, the “Investment Funds”); (iii) notes issued by CLOs managed by JMP Credit Advisors LLC (“JMPCA”), including (A) unsecured subordinated notes due 2021, Class C Senior Secured Deferrable Floating Rate Notes due 2021, Class D Secured Deferrable Floating Rate Notes due 2021 and Class E Secured Deferrable Floating Rate Notes due 2021 issued by JMP Credit Advisors CLO I Holdings, LLC (“CLO I”), and (B) unsecured subordinated notes due 2023 issued by JMP Credit Advisors CLO II Holdings, LLC (“CLO II”); and (iv) an equity investment in JMPCA CLO III Ltd. (“CLO III”) to support the CLO III credit warehouse facility held at BNP Paribas.

JMP Group LLC
NYSE: JMP
(Delaware LLC)
JMP Investment Holdings LLC
(Delaware LLC)
JMP Capital LLC
(Delaware LLC)
Investment Funds
(LP interests)
Investments in CLOs managed by JMPCA
(subordinated notes)
JMP Group Inc.
(Delaware Corporation)
JMP Holding LLC
(f/k/a JMP Group LLC)
(Delaware LLC)
JMP Asset Management LLC
(Delaware LLC)
JMP Credit Corporation
(Delaware Corporation)
Harvest Capital Strategies LLC
(Delaware LLC)
JMP Securities LLC
(Delaware LLC)
HCAP Advisors LLC
(Delaware Corporation)
JMP Credit Advisors LLC
(Delaware LLC)

 BACKGROUND OF THE REORGANIZATION TRANSACTION AND THE MERGER

From time to time, the senior management and the board of directors of JMP Group Inc. reviews our business strategy, the current economic and business environment, key business and financial metrics and legal, tax and regulatory matters related to our legal structure, including critical U.S. federal income tax and 1940 Act requirements. These discussions have included a review of alternative legal structures that would allow us to execute our business strategy in a manner that would minimize entity level U.S. federal income taxation. During the fourth quarter of 2013, in recognition of various regulatory and market developments which indicated an increased market receptivity to alternative tax advantaged corporate entities, we conducted a review of alternative legal structures and consulted with certain professional advisors, including our investment bankers from JMP Securities LLC and our attorneys from Orrick, to assist us in our review of alternative transaction structures. In particular, we explored restructuring the company in a manner that minimizes U.S. federal income taxes on our investment income, thus enabling us to increase distributions to our shareholders. Factors considered included:

●	the optimal form of entity, such as a limited liability company, off-shore corporate entities, or a business development company structure;

●	corporate and shareholder tax implications of restructuring transactions;

●	compliance with the 1940 Act exemptions, especially in light of potential “risk retention” requirements for CLOs under the Dodd-Frank Act and European Union regulations;

●	market acceptance of alternative corporate structures, including analysis of public shareholders of master limited partnerships and publicly trade partnerships; and

●	financial reporting requirements.

At a regularly scheduled meeting of the JMP Group Inc. board of directors on March 20, 2014, representatives of management, including Joseph Jolson and Raymond Jackson, reviewed with the board of directors various matters surrounding a potential change to an alternative legal structure. At the meeting, management representatives outlined capital markets considerations related to a change in legal structure, including the impact on future capital raises, investor reaction and investor valuation considerations. The board of directors discussed the potential strategic advantages and risks of a corporate reorganization. After discussions, the board of directors determined that a change of corporate structure could be an attractive alternative for JMP Group Inc. to consider and therefore authorized management to proceed with its due diligence regarding the feasibility of a reorganization transaction.

The board of directors held a telephonic meeting on April 29, 2014. At the meeting, representatives of management were also present. At the meeting, senior management presented an update to the board of directors with regard to the due diligence of a reorganization transaction. There was a general discussion of various legal and structural issues relating to the proposed corporate reorganization. Senior management presented the relative advantages and disadvantages of a corporate reorganization into a publicly traded partnership, including the potential tax savings and the legal, audit and tax reporting compliance costs.

The board of directors held a telephonic meeting on July 8, 2014. At this meeting, the board of directors reviewed with senior management and Orrick various legal and regulatory considerations associated with the proposed corporate reorganization, including U.S. federal income tax and 1940 Act matters, investor ramifications, and certain matters related to the proxy statement/prospectus that would need to be filed with the SEC and delivered to our stockholders. The anticipated timeline for completing a reorganization transaction and preparing the proxy statement/prospectus was discussed. The board of directors also discussed the impact that a reorganization transaction would have on the cash distribution policies of the company. Members of senior management noted that there were a number of similar investment vehicles in the marketplace and that in general there appeared to be an increased level of investor awareness and comfort with a limited liability company or a master limited partnership structure.

The board of directors held a regularly scheduled meeting on July 29, 2014. Several representatives of management and Orrick were present. Management provided the board with an update on the progress of the preparation of the proxy statement/prospectus and certain other matters related to the Reorganization Transaction, including changes to the distribution policy. Management and the board discussed issuing a press release to announce the potential transaction and a related stockholder communications strategy. The board instructed management to finalize its due diligence regarding the Reorganization Transaction and to issue a press release announcing the potential transaction.

The board of directors held a telephonic meeting on August 5, 2014. Representatives of management and Orrick were present. Management reported to the board on a number of issues, including the reaction of certain stockholders to the Company’s press release regarding the potential transaction and the possible impact that the transaction might have on various stockholders. The board instructed Company management to complete certain due diligence and other matters for its further consideration.

The board of directors held a telephonic meeting on August 19, 2014. Representatives of management and Orrick were present. Management reported to the board on its stockholder communications, and related strategy going forward, regarding the proposed Reorganization Transaction. The board of directors reviewed a preliminary draft of the proxy statement/prospectus for the Reorganization Transaction, and other relevant transaction documents, including the merger agreement, that were circulated prior to the meeting. At this meeting there was a discussion of the proposed language relating to the Company’s dividend and distribution policies. There was a general discussion of various legal and structural issues relating to the proxy statement/prospectus disclosures and a discussion of the anticipated timeline for finalizing the terms of the proposed conversion and for the filing of the preliminary proxy statement/prospectus with the SEC. There was a general discussion of various legal and structural issues relating to the proposed Reorganization Transaction. Following this presentation and further discussion, the board unanimously approved the merger and the Reorganization Transaction and determined that the merger agreement, the merger and the Reorganization Transaction are advisable and in the best interests of the Company and its stockholders and recommended presenting these matters to the stockholders for approval.

OUR REASONS FOR THE REORGANIZATION TRANSACTION AND THE MERGER

In reaching its determination to proceed with the Reorganization Transaction and recommend the approval of the merger agreement, the JMP Group Inc. board of directors consulted with management, as well as legal counsel, and considered various material factors, which are discussed below. The board of directors also considered the terms of the proposed Reorganization Transaction and the related proxy statement/prospectus disclosures. The JMP Group Inc. board of directors did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Furthermore, individual directors may have given different weight to different considerations. JMP Group Inc.’s board of directors considered these factors as a whole, and overall considered the relevant factors to be favorable to, and in support of, its determinations and recommendations. Among the material factors considered by the JMP Group Inc. board of directors were the following:

●

that the Reorganization Transaction is expected to enable the Company to utilize single-level taxation with respect to investment income, which we expect will enable the Company to increase distributions to shareholders;

●

the increased acceptance of master limited partnerships and limited liability companies subsequent to the American Job Creation Act of 2004, which made investing in certain master limited partnerships, or MLPs, and limited liability companies, or LLCs, more attractive to mutual funds from a U.S. federal income tax perspective;

●	the view that a limited liability company is a preferred structure to maximize income from investments; and

●

the number of our stockholders who would be prohibited from owning our shares if we reorganized to a limited liability company structure as a result of (i) investment policies that prohibit the ownership of the shares of equity securities of a company that is structured as an MLP or LLC and/or (ii) investment policies that prohibit the ownership of the shares of equity securities of a company structured as an MLP or LLC that generates UBTI.

The JMP Group Inc. board of directors also considered a number of disadvantages or risks relating to the Reorganization Transaction and the merger, including the following:

●	corporate level taxation due to the transfer of assets between or among affiliated entities in the proposed Reorganization Transaction;

●	potential for stockholder turnover that may coincide with conversion to the limited liability company structure, particularly with respect to investors not able to invest in our new structure;

●	the administrative burden and financial cost of compliance with highly complicated partnership tax provisions and the annual production of IRS Schedules K-1;

●	potentially increased tax liability for tax-exempt investors and certain individual investors as a result of the Reorganization Transaction;

●	increased complexity of tax reporting for investors; and

●	the other risks described in this proxy statement/prospectus under “Risk Factors” beginning on page 21.

The board of directors also considered the risk factor disclosures contained herein, and unanimously voted to approve the merger and the Reorganization Transaction after a full consideration of the risk factors.

TERMS OF THE MERGER

The following is a summary of the material terms of the merger agreement. For a complete description of all of the terms of the merger, you should refer to the copy of the merger agreement that is attached to this proxy statement/prospectus as Annex A and incorporated herein by reference. This summary is not complete and is qualified in its entirety by reference to the merger agreement.

Structure and Completion of the Merger

JMP Group LLC is presently a wholly-owned subsidiary of JMP Group Inc. JMP Merger Corp. is a wholly-owned subsidiary of JMP Group LLC. The merger agreement provides that JMP Merger Corp. will merge with and into JMP Group Inc., whereupon the separate corporate existence of JMP Merger Corp. will cease and JMP Group Inc. will be the surviving entity of the merger. Upon the effectiveness of the merger, each outstanding share of common stock of JMP Group Inc. will be converted into one share representing a limited liability company interest in JMP Group LLC.

The board of directors of JMP Group Inc., the managing member of JMP Group LLC and the board of directors of JMP Merger Corp. have approved the merger agreement, subject to stockholder approval. The merger will become effective upon the acceptance of the articles of merger for record by the Secretary of State of Delaware, or later (but not to exceed 30 days from the acceptance for record of the articles of merger) if so specified in the articles of merger. We anticipate that the merger will be completed on January 1, 2015, following the approval by our stockholders of the merger at the special meeting and the satisfaction or waiver of the other conditions to the merger as described below under “—Conditions to Completion of the Merger.” However, JMP Group Inc. reserves the right to cancel or defer the merger at any time and for any reason, even if its stockholders vote to approve the merger and the other conditions to the completion of the merger are satisfied or waived. In addition, JMP Group Inc. may elect to consummate the merger prior to January 1, 2015.

Exchange of Stock Certificates

No Surrender of Shares Required. Upon the effectiveness of the merger, each certificate (or evidence of shares in book-entry form) representing shares of JMP Group Inc. common stock will be deemed for all purposes to represent the same number of shares of JMP Group LLC into which such shares will be converted and exchanged in the merger, without any action on the part of stockholders.

Stock Transfer Books. At the completion of the merger, JMP Group Inc. will close its stock transfer books, and no subsequent transfers of JMP Group Inc. common stock will be recorded on its books.

Other Effects of the Merger

We expect the following to occur in connection with the merger:

●

LLC Agreement of JMP Group LLC. Following completion of the merger, your rights as a holder of shares of JMP Group LLC will be governed by the LLC agreement. A copy of the form of the LLC agreement of JMP Group LLC is set forth in Annex B. See also “Description of JMP Group LLC Capital Stock.”

●	Directors and Officers. The directors and officers of JMP Group Inc. immediately before the merger will be the directors and officers, respectively, of JMP Group LLC immediately after the merger.

●

Stock Incentive Plans. JMP Group LLC will assume the JMP Group Inc. stock incentive plan and all rights of participants to acquire shares of common stock of JMP Group Inc. under any JMP Group Inc. stock incentive plan will be converted into rights to acquire shares of JMP Group LLC in accordance with the terms of the plans.

●	Listing of JMP Group LLC Shares. We expect that the new JMP Group LLC shares will trade on the NYSE under our current symbol “JMP” following the completion of the merger.

Conditions to Completion of the Merger

The respective obligations of JMP Group Inc., JMP Group LLC and JMP Merger Corp. to complete the merger require the satisfaction or, where permitted, waiver, of the following conditions:

●	approval of the merger by the requisite vote of the stockholders of JMP Group Inc. and JMP Merger Corp. and the sole member of JMP Group LLC;

●

receipt by JMP Group Inc. from its special counsel, Orrick, of an opinion, in form and substance satisfactory to JMP Group Inc., to the effect that (i) the merger qualifies as a tax-deferred contribution of JMP Group Inc. common stock to JMP Group LLC under Section 721 of the Code, and (ii) JMP Group LLC will be treated for U.S. federal income tax purposes as a partnership, and not as an association or publicly-traded partnership taxable as a corporation;

●	the amendment and restatement of the LLC agreement of JMP Group LLC to be in a form agreed upon by the parties to the merger agreement;

●	the directors and officers of JMP Group Inc. immediately before the merger will be the directors and officers of JMP Group LLC after the merger;

●	approval for listing on the NYSE of JMP Group LLC shares, subject to official notice of issuance;

●

the effectiveness of the registration statement, of which this proxy statement/prospectus is a part, without the issuance of a stop order or initiation of any proceeding seeking a stop order by the SEC;

●

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the merger or any of the transactions related thereto, is in effect; and

●

receipt of all governmental approvals and third party consents to the merger and other transactions described in this proxy statement/prospectus, except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of JMP Group LLC, JMP Group Inc. and their subsidiaries taken as a whole.

In addition, even if all of the foregoing conditions are satisfied, JMP Group Inc. has the right to cancel or defer the merger at any time and for any reason, even if stockholders of JMP Group Inc. vote to approve the merger and the other conditions to the consummation of the merger are satisfied or waived.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated and the merger abandoned at any time prior to its completion, before or after approval of the merger by the stockholders of JMP Group Inc. by the board of directors of JMP Group Inc. in its sole discretion.

Appraisal Rights in connection with the Merger

Holders of shares of JMP Group Inc. common stock who do not vote in favor of the merger proposal and who properly perfect appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL which is attached as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Under Section 262 of the DGCL, holders of shares of JMP Group Inc. common stock who do not vote in favor of the merger proposal and who otherwise follow the procedures set forth in Section 262 of the DGCL will be entitled to have their shares appraised by the Court of Chancery of the State of Delaware, which is referred to herein as the Delaware Court of Chancery, and to receive payment in cash of the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262 of the DGCL, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement/prospectus shall constitute such notice, and the full text of Section 262 of the DGCL is attached to this proxy statement/prospectus as Annex C. Any holder of JMP Group Inc. common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder's right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of JMP Group Inc. common stock, JMP Group Inc. believes that if a stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand. Holders of JMP Group Inc. common stock wishing to exercise appraisal rights must deliver to JMP Group Inc., before the vote on the merger proposal at the special meeting at which the merger proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder's shares. A holder of shares of JMP Group Inc. common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the merger proposal. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal, and it will constitute a waiver of the stockholder's right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the merger proposal or abstain from voting on the merger proposal. Neither voting against the merger proposal, nor abstaining from voting or failing to vote on the merger proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal. The demand must reasonably inform JMP Group Inc. of the identity of the holder as well as the intention of the holder to demand an appraisal of the "fair value" of the shares held by the holder. A stockholder's failure to make the written demand prior to the taking of the vote on the merger proposal at the special meeting will constitute a waiver of appraisal rights.

Only a holder of record of shares of JMP Group Inc. common stock is entitled to demand an appraisal of the shares registered in that holder's name. A demand for appraisal in respect of shares of JMP Group Inc. common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, should specify the holder's name and mailing address and the number of shares registered in the holder's name and must state that the person intends thereby to demand appraisal of the holder's shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in "street name" by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of JMP Group Inc. common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 of the DGCL should be sent or delivered to JMP Group Inc. at 600 Montgomery Street, Suite 1100, San Francisco, California 94111. Attention: Scott Solomon, Chief Legal Officer and Secretary.

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to JMP Group LLC, as the surviving entity in the merger, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of JMP Group LLC. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If JMP Group LLC does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder's right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by JMP Group LLC. Within ten days after the effective date of the merger, JMP Group LLC must notify each holder of JMP Group Inc. common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL, and who has not voted in favor of the merger proposal, that the merger has become effective.

Filing a Petition for Appraisal. Within 120 days after the effective date of the merger, but not thereafter, JMP Group LLC or any former holder of JMP Group Inc. common stock who has complied with Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. JMP Group LLC is under no obligation to, and has no present intention to, file such a petition, and holders should not assume that JMP Group LLC will file a petition. Accordingly, it is the obligation of the holders of JMP Group Inc. common stock to initiate all necessary action to perfect their appraisal rights in respect of shares of JMP Group Inc. common stock within the time prescribed in Section 262 of the DGCL. Within 120 days after the effective date of the merger, any holder of JMP Group Inc. common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from JMP Group LLC a statement setting forth the aggregate number of shares not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request for the statement has been received by JMP Group LLC or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of JMP Group Inc. common stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition for appraisal or request from JMP Group LLC the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of JMP Group Inc. common stock and a copy thereof is served upon JMP Group LLC, JMP Group LLC will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After the Delaware Court of Chancery determines the holders of JMP Group Inc. common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery shall determine the "fair value" of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered."

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262 of the DGCL. Although JMP Group Inc. believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither JMP Group LLC nor JMP Group Inc. anticipate offering more than the applicable merger consideration to any of JMP Group Inc.'s stockholders exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262 of the DGCL, the "fair value" of a share of JMP Group Inc. common stock is less than the merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys' fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of JMP Group Inc. common stock under Section 262 of the DGCL fails to perfect, successfully withdraws or loses such holder's right to appraisal, the stockholder's shares of JMP Group Inc. common stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder's right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, at any time within 60 days after the effective date of the merger, a stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with the requirements of Section 262 of the DGCL will result in the loss of a stockholder's statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

Regulatory Approvals

We are not aware of any federal, state or local regulatory requirements that must be complied with or approvals that must be obtained prior to consummation of the merger pursuant to the merger agreement, other than compliance with applicable federal and state securities laws, the filing of articles of merger as required under the DGCL and various state governmental authorizations.

Accounting Treatment of the Merger

For accounting purposes, the merger and related transactions will be treated as a recapitalization of JMP Group Inc. with JMP Group LLC as the acquirer (reverse acquisition). The accounting basis used to initially record the assets and liabilities in JMP Group LLC is the carryover basis of JMP Group Inc. Shareholders’ equity of JMP Group LLC will be that carried over from JMP Group Inc., after giving effect to minority interests.

OTHER RESTRUCTURING RELATED TRANSACTIONS

As part of the Reorganization Transaction, we intend to transfer from JMP Group Inc. to a wholly owned subsidiary of JMP Group LLC certain investment assets to establish a final corporate structure that we deem to be desirable to maintain the qualifying income exception for U.S. federal taxation purposes. Accordingly, in exchange for a 30-year promissory note in the principal amount equal to the fair market value of the transferred assets, bearing interest currently anticipated to be 3.31% per anum (the “Promissory Note”), we intend to transfer the following investment income producing assets: (i) JMP Capital LLC, (ii) limited partnership interests funds that are managed by HCS, and (iii) securities issued by CLOs managed by JMPCA.

In addition, JMP Group Inc. has issued $46 million principal amount of 8.00% Senior Notes due 2023 (the “2013 Senior Notes”) and $48.3 million principal amount of 7.25% Senior Notes due 2021 (the “2014 Senior Notes,” together with the 2013 Senior Notes, the “Senior Notes”). The Senior Notes were issued pursuant to an indenture with U.S. Bank National Association, as trustee. The indenture contains a minimum liquidity covenant that obligates JMP Group Inc. to maintain liquidity of at least an amount equal to the lesser of (i) the aggregate amount due on the next eight scheduled quarterly interest payments on the Senior Notes, or (ii) the aggregate amount due on all remaining scheduled quarterly interest payments on the Senior Notes until the maturity of the Senior Notes. In addition, while we intend for JMP Group Inc. to remain the issuer and primary obligor of its Senior Notes, we may need to seek the consent of the holders of a majority in principal amount of the outstanding Senior Notes in order to amend certain provisions (such as covenants) of the Senior Notes. JMP Group LLC is also prepared to deliver a full and unconditional guarantee on the Senior Notes.

DISTRIBUTION POLICY

Provided the Reorganization Transaction is completed, JMP Group LLC currently intends to distribute approximately 50% to 70% of its operating earnings to its shareholders, subject to various considerations, including, but not limited to, liquidity requirements, dividend restrictions contained in our current or future financing facilities, JMP Group LLC’s distribution yield relative to its peers, and other relevant factors identified and considered by the board of directors of JMP Group LLC. We currently anticipate that our aggregate annual distributions per share will be no less than historical dividends paid by JMP Group Inc., which were approximately 30% to 35% of its operating earnings, although all future distributions will depend on a number of factors, including our financial performance, and must be approved by, and remain subject to the sole discretion of, our board of directors.

All distributions from JMP Group LLC will be made at the sole discretion of the board of directors of JMP Group LLC, and will depend on a number of factors affecting us, including:

●	our financial condition;

●	general business conditions;

●	actual results of operations;

●	the timing of the deployment of capital and leverage;

●	debt service requirements of us and our subsidiaries;

●	cash distributions from our subsidiaries;

●	our operating expenses;

●	our taxable income;

●	our capital expenditure requirements;

●	our liquidity requirements;

●	distribution restrictions contained in our current or future financing facilities;

●	JMP Group LLC’s distribution yield relative to its peers;

●	restrictions under Delaware law;

●	any contractual, legal and regulatory restrictions on the payment of distributions by us to holders of our shares or by our subsidiaries to us; and

●

other factors the board of directors in its discretion deems relevant. See “Risk Factors—Risks Related to Ownership of Shares of JMP Group LLC—While we intend to make regular cash distributions to holders of shares of JMP Group LLC, the board of directors of JMP Group LLC has full authority and discretion over the distributions and it may decide to reduce or eliminate distributions at any time, which may adversely affect the market price of our shares.”

JMP Group LLC will be a holding company with no operations and will be dependent upon the ability of its subsidiaries to generate and distribute revenue to JMP Group LLC. JMP Group LLC expects to cause its subsidiaries to pay distributions to it in order to fund any such distributions, subject to applicable law and the other considerations discussed above.

If the merger and Reorganization Transaction are not completed, we do not have any intention of changing our existing distribution policy. For a history of JMP Group Inc.’s dividends since our inception, see “Summary—Historical Dividends on JMP Group Inc. Common Stock” on page 13. If the merger is completed, you will hold shares of JMP Group LLC rather than shares of common stock of JMP Group Inc., which will become a subsidiary of JMP Group LLC.

DIRECTORS AND EXECUTIVE OFFICERS

JMP Group LLC will be managed by a board of directors with the same directors, and have the same officers and management personnel, as that of JMP Group, Inc. prior to the merger. Further, JMP Group LLC intends to form the same board committees with identical members and governing charters as those of JMP Group, Inc. prior to the merger.

Information regarding members of our board of directors and executive officers is contained in our Annual Report on Form 10-K for the year ended December 31, 2013 under the caption “Item 10. Directors and Executive Officers and Corporate Governance” and is incorporated herein by reference. Information regarding executive compensation is contained in our Annual Report on Form 10-K for the year ended December 31, 2013 under the caption “Item 11. Executive Compensation” and is incorporated herein by reference. Information regarding certain relationships and related transactions is contained in our Annual Report on Form 10-K for the year ended December 31, 2013 under the caption “Item 13. Certain Relationships and Related Transactions and Director Independence” and is incorporated herein by reference.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2014 (unless otherwise indicated), certain information regarding the beneficial ownership of our common stock. In accordance with the rules of the SEC, “beneficial ownership” includes voting or investment power with respect to equity securities. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or that vest or become exercisable within 60 days of June 30, 2014. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed below is: c/o JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, California 94111. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name	Number of Common Shares Owned and Nature of Beneficial Ownership(1)		Percent of Class
Directors and Executive Officers
Joseph A. Jolson	3,221,335	(2)	14.75%
Craig R. Johnson	1,210,440	(3)	5.56%
Carter D. Mack	1,333,719	(4)	6.12%
Mark L. Lehmann	722,461	(5)	3.32%
Kent Ledbetter	416,322	(6)	1.92%
Raymond S. Jackson	48,140		*
Glenn H. Tongue	73,924		*
Kenneth M. Karmin	101,821		*
H. Mark Lunenburg	108,305		*
David M. DiPietro	36,451		*
Jonathan M. Orszag	44,268		*

All directors and executive officers as a group (11 persons)	7,317,186		33.57%

5% Stockholders
T. Rowe Price Associates, Inc.	1,557,670	(7)	7.1%
Entities affiliated with Wellington Trust Company, NA.	1,300,714	(8)	5.95%

*	Indicates less than 1% of class.

(1)

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act, pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of determination.

(2)

Includes (a) 1,280,687 shares of common stock owned by the Joseph A. Jolson 1996 Trust dtd 3/7/96, of which Mr. Jolson is a trustee, (b) 1,646,200 shares of common stock owned by Joseph A. Jolson 1991 Trust, of which Mr. Jolson is the trustee, (c) 71,448 shares of common stock owned by Mr. Jolson directly, and (d) 148,000 shares of common stock underlying vested options.  Also included in the number reported are 75,000 shares of common stock owned by The Jolson Family Foundation although Mr. Jolson disclaims beneficial ownership of these shares.

(3)

Includes (a) 876,782 shares of common stock held by the Johnson Revocable Trust, UAD 7/2/97, (b) 238,938 shares of common stock owned by Mr. Johnson directly, and (c) 94,720 shares of common stock underlying vested options.

(4)

Includes (a) 999,710 shares of common stock owned by the Mack Trust dated February 14, 2002; (b) 215,609 shares of common stock owned by Mr. Mack directly; and (c) 118,400 shares of common stock underlying vested options.

(5)

Includes (a) 445,301 shares of common stock owned by the Mark L. and Kerri C. Lehmann Trust U/A dated 3/4/2009 (b) 217,960 shares of common stock owned by Mr. Lehmann directly and (c) 59,200 shares of common stock underlying vested options.

(6)	Includes (a) 397,822 shares of common stock owned by the Ledbetter Rev Trust U/A DTD 10/08/2007 and (b) 18,500 shares of common stock underlying vested options.

(7)

Information as to beneficial ownership by T. Rowe Price Associates, Inc. (“T. Rowe Price”) and its affiliates as of December 31, 2013 is based solely on a filing relating to our common stock made by T. Rowe Price and its affiliates with the SEC under Section 13(d) and Section 13(g) of the Exchange Act. According to this filing, these securities are owned by various individual and institutional investors for which T. Rowe Price serves as investment advisor with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, T. Rowe Price is deemed to be the beneficial owner of such securities; however, T. Rowe Price expressly disclaims that it is, in fact, the beneficial owner of such securities.

(8)

Information as to beneficial ownership by Wellington Trust Company, NA (“Wellington Trust”), Wellington Management Company, LLP and Wellington Trust Company, Common Trust Funds Trust, Micro Cap Equity Portfolio (“WTC-CTF Micro Cap Equity”) (“Wellington Management,” together with Wellington Trust and WTC-CTF Micro Cap Equity, the “Wellington Entities”) is based solely on three filings relating to our common stock made separately by the Wellington Entities with the SEC under Section 13(g) of the Exchange Act. According to the Schedules 13G, WTC-CTF Micro Cap Equity holds 1,143,214 of the shares listed in the table related to the Wellington Entities.

DESCRIPTION OF SHARES OF JMP GROUP LLC

General

The following is a summary of the material terms of the shares representing limited liability company interests in JMP Group LLC. We will enter into the amended and restated LLC agreement of JMP Group LLC, which we refer to as the LLC agreement, in connection with the merger. The LLC agreement provides for the issuance of the shares, as well as the distributions on and voting rights of the holders of the shares. The following description is subject to the provisions of the Delaware Limited Liability Company Act. Certain provisions of the LLC agreement are intended to be consistent with the DGCL, and the powers of JMP Group LLC, the governance processes and the rights of holders of the shares are generally intended to be similar in many respects to those of a Delaware corporation under the DGCL, with certain exceptions. The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the LLC agreement, which agreement is attached as Annex B and will govern your rights as a holder of the shares.

Authorized Shares

Upon completion of the merger, JMP Group LLC will be authorized to issue up to 100,000,000 common shares and 10,000,000 preferred shares in one or more series. These are the same amounts and classes of authorized shares that JMP Group Inc. had before the merger. As of immediately following the closing of the merger, the issued and outstanding shares of JMP Group LLC will be the same as JMP Group Inc. had immediately before the merger (other than any JMP Group Inc. common stock subject to validly perfected appraisal rights).

Distributions

Upon completion of the merger, the holders of outstanding JMP Group LLC common shares will be entitled to participate ratably, on a common share-for-common share basis, in such distributions as the JMP Group LLC board of directors may from time to time determine, subject to the rights of the holders of any preferred shares.

Voting

Holders of outstanding shares are entitled to one vote per share as provided in the LLC agreement. The LLC agreement provides that the holders of shares are entitled, at the annual meeting of holders of shares of JMP Group LLC, to vote for the election of all of the directors of JMP Group LLC. Because the LLC agreement does not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares represented at a meeting of the holders of the shares will effectively be able to elect all the directors of JMP Group LLC standing for election.

Anti-Takeover Provisions

Certain provisions of the LLC agreement that are substantially the same as provisions in the certificate of incorporation and bylaws of JMP Group Inc. before the merger may make it difficult for third parties to acquire control of JMP Group LLC by various means. These provisions could deprive the holders of shares of JMP Group LLC of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. These provisions are intended to:

●	enhance the likelihood of continuity and stability in the composition of JMP Group LLC’s board of directors and in the policies formulated by the board of directors;

●	discourage certain types of transactions which may involve an actual or threatened change in control of JMP Group LLC;

●	discourage certain tactics that may be used in proxy fights;

●	encourage persons seeking to acquire control of JMP Group LLC to consult first with JMP Group LLC’s board of directors to negotiate the terms of any proposed business combination or offer; and

●

reduce the vulnerability of JMP Group LLC to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding shares or that is otherwise unfair to holders of shares of JMP Group LLC.

Blank Check Preferred Shares

Consistent with the powers of the JMP Group Inc. board of directors under the charter of JMP Group Inc., the LLC agreement provides that our board of directors may authorize the issuance of preferred shares in one or more series and may designate the distribution rate, voting rights and other rights, preferences and restrictions of each series. We have not yet issued, nor do we have any present intention to issue, any preferred shares. We could, however, issue a series of preferred shares that could either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Although our board of directors is required to make any determination to issue shares based on its judgment and in accordance with applicable law, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then market price of their shares. In addition, the rights and privileges of such preferred shares could adversely affect your voting power. Our board of directors does not intend to seek shareholder approval prior to any issuance of any preferred shares, unless otherwise required by law or stock exchange rules.

Shareholder Action by Written Consent; Special Meetings

Consistent with the requirements of the charter of JMP Group Inc., the LLC agreement prohibits action by shareholders by written consent in lieu of a meeting. The LLC agreement provides that special meetings of shareholders may be called by the chairman of the board of directors or a resolution of a majority of the board of directors.

Advance Notice Requirements for Shareholder Proposals and Director Nominees

Consistent with the requirements of the charter of JMP Group Inc., the LLC agreement provides for an advance notice procedure with regard to business proposed to be submitted by a shareholder at any annual meeting of our shareholders, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed shareholder business must be timely given in writing to us prior to the meeting. To be timely, notice relating to an annual meeting generally must be received by the Company not less than 90 days nor more than 120 days before the first anniversary of the date the Company first mailed its proxy materials for the preceding year’s annual meeting.

Notice to us from a shareholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

The chairman of a meeting of shareholders may determine that a person was not nominated in accordance with the nomination procedure, in which case the person’s nomination will be disregarded. If the chairman of a meeting of shareholders determines that other business was not properly brought before the meeting in accordance with the procedures in the LLC agreement, the business will not be conducted at the meeting.

Listing

We will apply to have JMP Group LLC common shares listed on the NYSE under the symbol “JMP” in the same manner that the JMP Group Inc. common stock is currently listed under the symbol “JMP.”

Transfer Agent and Registrar

The transfer agent and registrar for the shares will be American Stock Transfer & Trust Company.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF JMP GROUP INC. AND
HOLDERS OF SHARES OF JMP GROUP LLC

The following section of the proxy statement/prospectus describes some of the differences between the current rights of holders of JMP Group Inc. common stock and the rights of holders of shares of JMP Group LLC after the Reorganization Transaction and also summarizes certain provisions of Delaware law, Delaware law, the charter of JMP Group Inc. which we refer to as the JMP Group Inc. Charter, the amended and restated bylaws of JMP Group Inc., which we refer to as the JMP Group Inc. Bylaws, and the amended and restated limited liability company agreement of JMP Group LLC, which we refer to as the LLC agreement. This summary may not contain all the information that is important to you. We encourage you to read carefully the JMP Group Inc. Charter and JMP Group Inc. Bylaws and the LLC agreement. For information on how to obtain the JMP Group Inc. Charter and JMP Group Inc. Bylaws, see “Where You Can Find More Information.” A copy of the form of the LLC agreement is attached as Annex B to this proxy statement/prospectus.

General

If the Reorganization Transaction is completed, each share of JMP Group Inc. common stock you currently own, will be exchanged for one share representing a limited liability company interest in JMP Group LLC. As a holder of JMP Group Inc. common stock, your rights are governed by Delaware law, the JMP Group Inc. Charter and the JMP Group Inc. Bylaws. If the Reorganization Transaction is completed, your rights will be governed by Delaware law and the LLC agreement.

In general, the LLC agreement was drafted to include substantially similar terms, conditions and procedures as are contained in the JMP Group Inc. Charter and the JMP Group Inc. Bylaws and to provide holders of shares of JMP Group LLC with rights substantially similar to the rights provided to them by the DGCL, the JMP Group Inc. Charter and the JMP Group Inc. Bylaws. However, due to certain differences between the LLC Act and the DGCL, certain corporate stockholder rights cannot be replicated in their entirety in the LLC agreement. The summary below includes a comparison of certain of the material terms, conditions and procedures governing JMP Group Inc. stock and JMP Group LLC shares and, where applicable, identifies certain differences between the rights of the holders of JMP Group LLC shares and the rights of the holders of JMP Group Inc. stock.

The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of JMP Group Inc. common stock and those of holders of shares of JMP Group LLC. The identification of specific provisions or differences is not meant to indicate that other equally or more significant differences do not exist. This summary is qualified in its entirety by reference to the LLC Act and the DGCL and by the governing corporate documents of JMP Group Inc. and JMP Group LLC, to which stockholders are referred.

The LLC agreement will contain provisions that could have the effect of delaying, deferring or preventing a transaction or a change in control of JMP Group LLC by various means that could deprive the holders of shares of JMP Group LLC of opportunities to realize a premium on the shares owned by them. In addition, these provisions may adversely affect the prevailing market price of the shares. See “Description of Shares of JMP Group LLC—Anti-Takeover Provisions.”

Authorized Capital Stock/Shares

JMP Group Inc. The JMP Group Inc. Charter authorizes issuance of up to 110,000,000 shares of stock, consisting of 100,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share. As of June 30, 2014, 21,690,397 shares of Common Stock, $0.001 par value, were outstanding, and no shares of Preferred Stock were outstanding. The JMP Group Inc. Charter provides that the JMP Group Inc. board of directors may authorize the issuance of preferred shares in one or more series and may designate the dividend rate, voting rights and other rights, preferences and restrictions of each series.

JMP Group LLC. Each share of JMP Group LLC represents a limited liability company interest in JMP Group LLC. The provisions of the LLC agreement with respect to the authorized classes and series of JMP Group LLC shares will be substantially similar to the authorized classes and series of JMP Group Inc. stock prior to the merger. Because each holder of JMP Group Inc. common stock will receive in the merger on a one-for-one basis JMP Group LLC common shares of a corresponding class and series, the same number of each class and series of JMP Group LLC shares will be outstanding immediately following the consummation of the merger as are outstanding immediately prior to the merger (other than as a result of any JMP Group Inc. stockholders exercising appraisal rights).

Because the LLC Act does not contemplate that limited liability company interests will have a par value, the concept of par value does not apply to the shares of JMP Group LLC. As a result, related concepts under the DGCL including statutory capital, which must be at least the aggregate par value of issued shares of stock of a corporation, do not apply to JMP Group LLC.

Voting

JMP Group Inc. Each outstanding share of JMP Group Inc. common stock is entitled to one vote on all matters submitted to a vote of JMP Group Inc.’s stockholders.

JMP Group LLC. The provisions of the LLC agreement with respect to the voting rights of JMP Group LLC shareholders are substantially similar to the voting rights of JMP Group Inc. stockholders. See the section titled “Description of JMP Group LLC Common Shares—Common Shares—Voting.”

Fiduciary Duties

JMP Group Inc. The directors and officers of JMP Group Inc. owe fiduciary duties to JMP Group Inc. and to all of its stockholders. Under Delaware law, the legal obligations of corporate fiduciaries fall into two broad categories: a duty of care and a duty of loyalty. Further, as permitted by Delaware law, the JMP Group Inc. Charter limits directors’ and officers’ liability for breaches of fiduciary duties in certain respects.

JMP Group LLC. The provisions of the LLC agreement with respect to the fiduciary duties of the directors and officers of JMP Group LLC, and their liability for breaches of such duties, are substantially similar to the fiduciary duties of directors and officers of JMP Group Inc.

Board of Directors

JMP Group Inc. Pursuant to the DGCL and the JMP Group Inc. Bylaws, the business and affairs of JMP Group Inc. are managed by its board of directors. The JMP Group Inc. Bylaws provide that JMP Group Inc.’s board of directors will consist of not less than three and not more than ten directors. The JMP Group Inc. board of directors currently consists of nine directors with no vacancies.

JMP Group LLC. The LLC agreement provides that the business and affairs of JMP Group LLC shall be managed by its board of directors in a substantially similar manner as the business and affairs of JMP Group Inc. are currently managed by its board of directors. The authority and function of the board of directors of JMP Group LLC will be substantially similar to the authority and function of the board of directors of JMP Group Inc. Further, the LLC agreement provides that the number, and terms of service, of JMP Group LLC directors are to be substantially similar to JMP Group Inc. The LLC agreement sets the size of the board of directors at nine directors. The number of directors may be changed only by the board of directors.

Amendment of Organizational Documents and the LLC Agreement

JMP Group Inc.

JMP Group Inc. Charter.    Pursuant to Section 242 of the DGCL, generally, the JMP Group Inc. Charter may be amended only if (i) the board of directors, by resolution, declares the advisability of the proposed amendment and (ii) the holders of a majority of outstanding stock entitled to vote on the proposed amendment approve such amendment.

JMP Group Inc. Bylaws.    The JMP Group Inc. Bylaws may be amended either (i) by the board of directors or (ii) by the vote of the holders of not less than a majority of the stock entitled to vote on the proposed amendment. The number of authorized directors may be changed only by resolution of the board of directors.

JMP Group LLC. The provisions of the LLC agreement, which were drafted to include substantially similar provisions as the JMP Group Inc. Charter and to incorporate certain provisions of the DGCL commonly included in a certificate of incorporation of a Delaware corporation (the “Charter Provisions”), may only be amended in a substantially similar manner as the JMP Group Inc. Charter could be amended.

The provisions of the LLC agreement, which were also drafted to include substantially similar provisions as the JMP Group Inc. Bylaws and to incorporate certain provisions of the DGCL which are commonly included in the bylaws of a Delaware corporation (the “Bylaw Provisions”), may only be amended in a substantially similar manner as the JMP Group Inc. Bylaws could be amended.

The holders of JMP Group Inc. common stock have additional rights under the DGCL by virtue of the fact that JMP Group Inc. is organized as a Delaware corporation under the DGCL. Currently, these additional rights may not be amended or altered by the JMP Group Inc. Charter, the JMP Group Inc. Bylaws or any other action by JMP Group Inc., its board of directors or its stockholders. In order to provide holders of shares of JMP Group LLC with rights substantially similar to the rights provided to them by the DGCL, certain provisions of the LLC agreement were drafted to incorporate the additional rights that stockholders of JMP Group Inc. have pursuant to the DGCL (the “DGCL-Implementing Provisions”). The DGCL-Implementing Provisions in the LLC agreement may be amended, but only if (i) the board of directors, by resolution, declares the advisability of the proposed amendment and (ii) a majority of the shareholders entitled to vote on the proposed amendment approve such amendment; provided, however, that notwithstanding the foregoing, if the board of directors of JMP Group LLC determines that Delaware corporations have implemented a DGCL provision in a manner not permitted by the corresponding DGCL-Implementing Provision in the LLC Agreement (whether as a result of the development in jurisprudence or otherwise) (a “New Implementation”), such corresponding DGCL-Implementing Provision may be amended to adopt such New Implementation in the same manner as a Bylaw Provision may be amended.

The remaining provisions of the LLC agreement that are not expressly designated as Charter Provisions, Bylaw Provisions or DGCL-Implementing Provisions and that include provisions that are commonly included in LLC agreements, may be amended if (i) the board of directors, by resolution, declares the advisability of the proposed amendment and (ii) the holders of a majority of outstanding shares entitled to vote on the proposed amendment approve such amendment.

Neither the board of directors of JMP Group Inc. nor any committee thereof, pursuant to the DGCL, could amend the provisions of the JMP Group Inc. Charter except to change the registered office or registered agent of JMP Group Inc. and, through a short-form merger, to change the name of the corporation. The LLC agreement provides that the JMP Group LLC board of directors and any committee thereof (to the extent such committee shall be empowered to exercise all of the authority of the board of directors in accordance with the LLC agreement) may amend the LLC agreement without the approval of the JMP Group LLC shareholders or any other person, under the following limited circumstances:

●	to change the name of JMP Group LLC or its registered agent or registered office;
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to impose restrictions on the transfer of shares, under certain circumstances, to avoid a significant risk of JMP Group LLC becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes;

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to reflect the proposal or promulgation of United States Treasury Regulations under Section 704(b) or Section 704(c) of the Code or otherwise to preserve or achieve uniformity of the shares (or any portion or class or series thereof);

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to reflect any amendment to Section 145 of the DGCL or the amendment or addition of any other provisions of the DGCL relating to indemnification and advancement of expenses, under certain circumstances;

●	to reflect any change determined by the JMP Group LLC board of directors to be necessary and appropriate in the event that a provision of the DGCL or the LLC Act is enacted, amended or revoked;
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pursuant to any writing approved by the JMP Group LLC board of directors setting forth the powers, designations, preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of a series of preferred shares;

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if any term or provision of the LLC agreement is determined, in a final and nonappealable order, to be illegal or invalid for any reason, to adopt any amendment to the LLC agreement that the JMP Group LLC board of directors determines is necessary or appropriate so as to, as closely as possible in a manner acceptable to the JMP Group LLC board of directors, effect the intent that the LLC agreement govern JMP Group LLC in a manner that is substantially similar to the governance of JMP Group Inc. in effect immediately prior to the effective time of the merger;

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to qualify or continue the qualification of JMP Group LLC as a limited liability company under the laws of any state or to ensure that JMP Group LLC and any of its subsidiaries will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

●	to address changes in U.S. federal income tax regulations, legislation or interpretation;
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to the extent it does not adversely affect the JMP Group LLC shareholders considered as a whole or the JMP Group LLC shareholders holding any particular class or series of shares as compared to JMP Group LLC shareholders holding any other classes or series of shares in any material respect, to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any U.S. federal or state or non-U.S. agency or judicial authority or contained in any U.S. federal or state or non-U.S. statute (including the LLC Act), (ii) facilitate the trading of shares (including the division of any class or series of outstanding shares into different classes or series to facilitate uniformity of tax consequences within such classes or series of shares) or comply with any rule, regulation, guideline or requirement of any exchange registered with the SEC under Section 6(a) of the Exchange Act on which the shares are or will be listed, or (iii) effect the intent expressed in this proxy/prospectus or the intent of the provisions of the LLC agreement;

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to effect a change in the fiscal year or taxable year of JMP Group LLC and any other changes that the JMP Group LLC board of directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of JMP Group LLC; and

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to correct any provision of the LLC agreement that, as a result of a typographical error or other inaccuracy, does not implement the parties’ intent that the LLC agreement govern the Company in a manner substantially similar to the way JMP Group Inc. was governed immediately prior to the merger.

Dividends/Distributions

JMP Group Inc. Subject to the requirements of applicable law, the JMP Group Inc. board of directors may declare and pay dividends upon shares of its stock and the corporation may purchase its own shares of stock or redeem any shares of its stock that are redeemable. To the extent a dividend is paid or stock is purchased or redeemed in a manner that violates applicable law, the directors are liable to the corporation for the funds wrongfully distributed by them, and, if a director is so liable, such director is subrogated to the rights of the corporation against stockholders who received such dividend or payment with knowledge that it was unlawful.

JMP Group LLC. The requirements for JMP Group LLC to declare and pay a distribution or to purchase or redeem any of its shares under the LLC Act and the LLC agreement are substantially similar to the requirements for JMP Group Inc. To the extent a distribution to a JMP Group LLC shareholder is made that violates applicable law, the shareholder may be obligated to repay any funds wrongfully distributed to it if the shareholder had actual knowledge that the distribution was unlawful.

Merger/Conversion

JMP Group Inc. Under the DGCL, in order for JMP Group Inc. to merge with another entity or convert into another form of organization, the board of directors of JMP Group Inc. must adopt a resolution declaring the action advisable and the requisite votes of JMP Group Inc.’s stockholders must be obtained.

JMP Group LLC. The LLC agreement provides that JMP Group LLC may merge with another entity or convert into another form of organization in a substantially similar manner as JMP Group Inc., except that, if the JMP Group LLC board of directors determines that it is no longer in the interests of JMP Group LLC to continue as a partnership for U.S. federal income tax purposes, the JMP Group LLC board of directors may elect to treat JMP Group LLC as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes and may, at its option, effect such change in tax treatment by authorizing a merger or conversion or other transaction under applicable law without JMP Group LLC shareholder approval.

Dissolution

JMP Group Inc. Under Section 275 of the DGCL, a Delaware corporation may be dissolved if (i) a majority of the entire board of directors adopts a resolution declaring the dissolution advisable, (ii) the dissolution is approved by the holders of a majority of the outstanding stock entitled to vote on the dissolution, and (iii) a certificate of dissolution is filed with the Secretary of State of the State of Delaware. Alternatively, a Delaware corporation may be dissolved without action of the board of directors if all of the stockholders entitled to vote on the dissolution consent in writing and a certificate of dissolution is filed with the Secretary of State of the State of Delaware.

Following the dissolution, the corporation shall be continued for limited purposes during a three-year winding up period. Upon dissolution, following the payment of the corporation’s creditors and obligations and the provision for future claims, the remaining assets are distributed to the stockholders of the corporation.

A corporation may revoke a voluntary dissolution prior to the expiration of the three-year winding up period if (i) a majority of the board of directors adopts a resolution recommending that the dissolution be revoked, (ii) the revocation is approved by the holders of a majority of the stock which was outstanding at the time of the dissolution and was entitled to vote on the dissolution, and (iii) a certificate of revocation of dissolution is filed with the Secretary of State of the State of Delaware.

JMP Group LLC. The LLC agreement provides that JMP Group LLC may be dissolved in a substantially similar manner that JMP Group Inc. may be dissolved under Section 275 of the DGCL (other than filing a certificate of dissolution, which is not required to be filed by the LLC Act). In addition, the LLC agreement provides that JMP Group LLC may also be dissolved if (i) at any time there are no shareholders unless JMP Group LLC is continued without dissolution as permitted by the LLC Act, or (ii) upon the entry of a decree of judicial dissolution of JMP Group LLC under Section 18-802 of the LLC Act.

Following its dissolution, JMP Group LLC will continue to exist for purposes of winding up the affairs of JMP Group LLC and, upon completion of the winding up, a certificate of cancellation is filed with the Secretary of State of the State of Delaware. Upon dissolution, the JMP Group LLC board of directors will select a liquidating trustee to exercise the powers of the board of directors necessary or appropriate to complete the winding up of JMP Group LLC and the liquidating trustee shall use its best efforts to complete the winding up within three years from the date of dissolution, but it is possible that winding up the affairs of JMP Group LLC may take longer than three years. Following payment of JMP Group LLC’s creditors and obligations and satisfaction of liabilities, the remaining assets of JMP Group LLC will be distributed to its shareholders in accordance with the terms of the LLC agreement.

Pursuant to Section 18-806 of the LLC Act, a limited liability company shall not be dissolved and its affairs not wound up if, prior to the filing of the certificate of cancellation with the Secretary of State of the State of Delaware, the dissolution of the limited liability company is revoked and the limited liability company is continued pursuant to the affirmative vote of all remaining shareholders of the limited liability company, provided, however, that if the dissolution was caused by a vote of the shareholders, the dissolution shall not be revoked unless each shareholder who voted in favor of the dissolution has voted to continue the limited liability company.

Distributions upon Dissolution

JMP Group Inc. Pursuant to the JMP Group Inc. Charter, in the event of a dissolution of JMP Group Inc., after payments to claimants and preferred stockholders, if any, the holders of JMP Group Inc. common stock shall share ratably on a share-for-share basis in all distributions of assets of JMP Group Inc.

JMP Group LLC. The provisions of the LLC agreement with respect to distributions upon dissolution of JMP Group LLC are substantially similar to such provisions in the JMP Group Inc. Charter.

Derivative Actions

JMP Group Inc. Under Delaware law, a creditor of a corporation does not have standing to bring a derivative action against the corporation unless the corporation is insolvent.

JMP Group LLC. Under Delaware law, a creditor of a limited liability company does not have standing to bring a derivative action against a limited liability company even if it is insolvent.

Deadlocks

JMP Group Inc. Under Section 226 of the DGCL, the Court of Chancery of the State of Delaware, upon application of any stockholder of the corporation, may appoint a custodian or receiver of the corporation in certain circumstances, including certain deadlocks among the stockholders or directors or if the corporation has abandoned its business and failed within a reasonable amount of time to take steps to dissolve, liquidate or distribute its assets.

JMP Group LLC. Neither the LLC Act nor the LLC agreement includes a provision similar to Section 226 of the DGCL addressing deadlocks or the abandonment of the company’s business. Section 18-802 of the LLC Act, however, provides that the Court of Chancery of the State of Delaware, upon application of any member or manager of the limited liability company, may decree dissolution of the limited liability company whenever it is not reasonably practicable to carry on the business in conformity with the LLC agreement.

Attachment of Shares

JMP Group Inc. Under Section 342 of the DGCL, a stockholder’s creditors may attach its shares of the corporation, and such attached shares, upon order of the court from which the attachment process was issued, may be sold at public sale to the extent sufficient to satisfy the creditor’s debt.

JMP Group LLC. Under Section 18-703 of the LLC Act, on application by a creditor of a shareholder, a court may charge the shares of the limited liability company held by the shareholder to satisfy the judgment. To the extent so charged, the judgment creditor only has the right to receive any distribution on the shares to which the shareholder would have otherwise been entitled and the judgment creditor may not attach, sell or otherwise exercise any management rights related to the charged shares.

Limited Power of Attorney

JMP Group LLC. In order to provide JMP Group LLC’s board of directors and management with the power to take certain actions that they are currently able to do in the corporate context with respect to JMP Group Inc., the LLC agreement provides that each JMP Group LLC shareholder, in its capacity as a shareholder of JMP Group LLC, irrevocably appoints each director, officer and liquidating agent, if one has been appointed, of JMP Group LLC as its attorney-in-fact with full power of attorney only under the circumstances listed below.

To execute and record in the appropriate public offices:

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all certificates, documents and other instruments necessary or appropriate to form, qualify or continue the existence or qualification of JMP Group LLC as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property;

●	all certificates, documents and other instruments necessary or appropriate to reflect any amendment, change, modification or restatement of the LLC agreement adopted in accordance with its terms;
●	all certificates, documents and other instruments necessary or appropriate to reflect the dissolution, winding up and termination of JMP Group LLC pursuant to the terms of the LLC agreement;
●	all certificates, documents and other instruments relating to the admission, resignation, removal or substitution of any JMP Group LLC shareholder pursuant to the LLC agreement;
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all certificates, documents and other instruments relating to the determination of the powers, designations, preferences and relative and participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, of any class or series of shares representing limited liability company interest in JMP Group LLC issued pursuant to the LLC agreement; and

●	all certificates, documents and other instruments relating to a merger, consolidation or conversion of JMP Group LLC adopted in accordance with the LLC agreement.
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execute and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the JMP Group LLC shareholders under the LLC agreement or that is consistent with the terms of the LLC agreement or (B) effectuate the terms or intent of the LLC agreement.

Taxation

For a discussion of the differences in taxation between JMP Group Inc. and JMP Group LLC, see the section titled “Material U.S. Federal Income Tax Considerations.”

LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

The LLC agreement provides that a director or officer of JMP Group LLC will be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL (as if the Company were a Delaware corporation and such director or officer were a director or officer of a Delaware corporation) against monetary damages and amounts reasonably incurred or suffered by such person in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director or officer; provided, however, that except as to actions against the Company to enforce indemnification rights, the Company will indemnify any director or officer seeking indemnification in a proceeding initiated by such person only if the proceeding was authorized by the board of directors. The foregoing statement is a summary of provisions set forth in the LLC agreement, which is attached as Annex B.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

Introduction

The following summary discusses the material U.S. federal income tax consequences of the merger and the Reorganization Transaction and the ownership and disposition of shares of JMP Group LLC. This summary is based on current law, is for general information only and is not tax advice. This discussion is based on the Internal Revenue Code, or the Code, applicable Treasury Regulations, judicial authority, and administrative rulings and practice, all as currently available and in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect. This summary assumes that shares of JMP Group Inc. common stock are held as capital assets for U.S. federal income tax purposes, and that shares of JMP Group LLC will be held as capital assets for U.S. federal income tax purposes following the merger and the Reorganization Transaction. This summary is not intended to be a complete description of all of the U.S. federal income tax consequences of the merger, the Reorganization Transaction and the ownership and disposition of the shares of JMP Group LLC. In addition, except as specifically set forth below, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This discussion does not address all of the aspects of U.S. federal income taxation that may be relevant to a particular holder of JMP Group Inc. common stock or shares of JMP Group LLC in light of its personal circumstances, or to holders of JMP Group Inc. common stock or shares of JMP Group LLC that are subject to special treatment under U.S. federal income tax laws, including but not limited to:

●	dealers in securities or foreign currencies;

●	financial institutions;

●	insurance companies;

●	tax-exempt organizations (except to the extent discussed in “U.S. Federal Income Tax Consequences of the Ownership and Disposition of Shares of JMP Group LLC—Unrelated Business Taxable Income”);

●	non-U.S. individuals and non-U.S. corporations (except to the extent discussed in “U.S. Federal Income Tax Consequences of the Ownership and Disposition of Shares of JMP Group LLC—Non U.S. Holders”);

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persons who are subject to the alternative minimum tax (except to the extent discussed in “U.S. Federal Income Tax Consequences of the Ownership and Disposition of Shares of JMP Group LLC—Alternative Minimum Tax”);

●	traders in securities who elect to apply a mark-to-market method of accounting;

●	persons that hold their JMP Group Inc. common stock (or will hold shares of JMP Group LLC) as part of a hedge, straddle, constructive sale or Reorganization Transaction;

●	persons whose functional currency is not the U.S. dollar;

●	real estate investment trusts;

●	certain U.S. expatriates;

●	estates and trusts;

●	S corporations;

●	mutual funds;

●	persons who are, or who hold their JMP Group Inc. common stock (or will hold shares of JMP Group LLC) through, partnerships or other pass-through entities; or

●	holders of options granted by JMP Group Inc. (or by JMP Group LLC) or persons who acquired JMP Group Inc. common stock (or shares of JMP Group LLC) as compensation.

The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that holds JMP Group Inc. common stock (or will hold shares of JMP Group LLC) generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships that hold JMP Group Inc. common stock or will hold shares of JMP Group LLC and such partnerships should consult their tax advisors.

As used below, a “U.S. holder” is a beneficial holder of shares of JMP Group LLC, or JMP Group Inc. common stock, as applicable, and who is, for U.S. federal income tax purposes:

●	a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

The term “non-U.S. holder” means a beneficial owner of shares of JMP Group LLC or JMP Group Inc. common stock, as applicable, that is not a U.S. holder or a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). The term “holders” includes both a U.S. holder and a non-U.S. holder.

The U.S. federal income tax laws are complex, and your circumstances may affect your tax consequences. Consequently, you are urged to consult your own tax advisors as to the specific tax consequences to you of the merger and the Reorganization Transaction and the ownership and disposition of shares of JMP Group LLC, including the applicability and effect of U.S. federal, state and local or foreign income and other tax laws to your particular circumstances.

U.S. Federal Income Tax Consequences of the Merger and the Reorganization Transaction

General

The following is a summary of the material anticipated U.S. federal income tax consequences of the merger and the Reorganization Transaction. Although the merger is, for state law purposes, a merger of JMP Merger Corp. with and into JMP Group Inc., the merger will be treated for U.S. federal income tax purposes as a contribution by you of your JMP Group Inc. common stock to JMP Group LLC in exchange for shares of JMP Group LLC. Orrick has acted as our tax counsel in connection with the merger and Reorganization Transaction and is of the opinion that, on the basis of certain facts, representations and assumptions, the merger will qualify as a tax-deferred contribution of JMP Group Inc. common stock to JMP Group LLC under Section 721 of the Code. The obligations of JMP Group Inc. and JMP Merger Corp. to complete the merger are conditioned on the receipt by JMP Group Inc. of an opinion from Orrick that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a tax-deferred contribution of JMP Group Inc. common stock to JMP Group LLC within the meaning of Section 721 of the Code. In rendering that opinion, Orrick will rely upon certain representations from us, including those contained in customary tax representation letters. The income tax consequences summarized below are based on the assumption that the merger will qualify as a tax-deferred contribution of JMP Group Inc. common stock to JMP Group LLC.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the merger. Moreover, the opinions of Orrick described in this discussion are not binding on the IRS, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

U.S. Federal Income Tax Consequences of the Merger to JMP Group Inc. and Holders of JMP Group Inc. Common Stock

As a result of the treatment of the merger as a tax-deferred contribution of JMP Group Inc. common stock to JMP Group LLC under Section 721 of the Code, you will not recognize any taxable gain or loss with respect to the exchange of JMP Group Inc. common stock for shares of JMP Group LLC in the merger. The initial aggregate U.S. federal income tax basis of the shares of JMP Group LLC you will receive will be the aggregate U.S. federal income tax basis of the shares of JMP Group Inc. common stock surrendered in exchange therefor. Your holding period in the shares of JMP Group LLC received in the merger will include the holding period for the shares of JMP Group Inc. common stock surrendered in exchange therefor. No taxable gain or loss will be recognized by JMP Group Inc. as a result of the merger, but JMP Group Inc. will recognize taxable gain, but not loss, on any assets that it sells to JMP Group LLC in connection with the Reorganization Transaction, see “U.S. Federal Income Tax Consequences of Other Aspects of the Reorganization Transaction” below.

U.S. Federal Income Tax Consequences of the Merger if the Merger Does Not Qualify as a Tax-Deferred Contribution of JMP Financial Common Stock to JMP Group LLC

It is a condition to consummation of the merger that JMP Group Inc. receives an opinion of counsel that the merger will qualify as a tax-deferred contribution of JMP Group Inc. common stock to JMP Group LLC under the provisions of Section 721 of the Code, but this opinion will not be binding upon the IRS or the courts. If the merger fails to qualify as a tax-deferred contribution of JMP Group Inc. common stock to JMP Group LLC, then, for U.S. federal income tax purposes, you would recognize gain or loss, as applicable, equal to the difference between (i) the aggregate fair market value of the shares of JMP Group LLC you receive in the merger, and (ii) your adjusted U.S. federal income tax basis in your shares of JMP Group Inc. common stock exchanged therefor. If the merger fails to qualify as a tax-deferred contribution of JMP Group Inc. common stock to JMP Group LLC under Section 721 of the Code, neither JMP Group Inc. nor JMP Group LLC should recognize taxable gain or loss as a result of the merger.

U.S. Federal Income Tax Consequences of Other Aspects of the Reorganization Transaction

In connection with the Reorganization Transaction, JMP Group Inc. intends to transfer certain assets, including its investments in funds managed by Harvest Capital Strategies LLC and its investments in senior and subordinated notes of CLOs managed by JMPCA, to a wholly-owned subsidiary of JMP Group LLC in exchange for the Promissory Note. JMP Group Inc. will recognize gain, but not loss, on the sale of any asset to JMP Group LLC in an amount equal to the difference between JMP Group Inc.’s adjusted tax basis in the asset and amount realized by JMP Group Inc. with respect to the asset on the date of sale.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Shares of JMP Group LLC

The following discussion addresses the U.S. federal income tax consequences to you if the Reorganization Transaction is consummated and you hold shares of JMP Group LLC.

Classification of JMP Group LLC

As a condition to consummation of the merger, JMP Group Inc. will receive an opinion of Orrick to the effect that JMP Group LLC will be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly-traded partnership taxable as a corporation. It must be emphasized that the opinion of Orrick will be based on various assumptions and representations relating to JMP Group LLC’s organization, operation, assets, activities and income (including our ability to satisfy the qualifying income exception), including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this proxy statement/prospectus are completed in a timely fashion and that JMP Group LLC, at all times, has operated and will continue to operate in accordance with the method of operation described in its organizational documents and this proxy statement/prospectus, and is conditioned upon factual representations and covenants regarding JMP Group LLC’s organization, assets, income, and present and future conduct of its activities and operations, and assumes that such representations and covenants are accurate and complete.

No assurance can be given that the IRS would not successfully assert a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been sought from the IRS regarding any matter discussed in this proxy statement/prospectus. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of the Reorganization Transaction and of owning and disposing of the shares of JMP Group LLC, as well as the effects of state, local and non-U.S. tax laws, including potential state tax filing requirements.

While JMP Group LLC believes that it has been organized and intends to operate so that it will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly-traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in JMP Group LLC’s circumstances, no assurance can be given by Orrick or JMP Group LLC that it will so qualify for any particular year. Orrick will have no obligation to advise JMP Group LLC or you of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. JMP Group LLC’s taxation as a partnership will depend on its ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below), the compliance with which will not be reviewed by Orrick on an ongoing basis. Accordingly, no assurance can be given that the actual results of JMP Group LLC’s operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

If, for any reason (including JMP Group LLC’s failure to meet the qualifying income exception), JMP Group LLC were treated as an association or publicly-traded partnership taxable as a corporation for U.S. federal income tax purposes, JMP Group LLC would be subject to U.S. federal income tax on its taxable income at regular corporate income tax rates, without deduction for any distributions to you, thereby materially reducing the amount of any cash available for distribution to you.

Under Section 7704 of the Code, unless certain exceptions apply, a publicly-traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly-traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We believe that, after the Reorganization Transaction, JMP Group LLC will be treated as a publicly-traded partnership.

If 90% or more of the income of a publicly-traded partnership during each taxable year consists of “qualifying income” and the partnership would not be included in the definition of regulated investment company, or RIC, in Section 851(a) of the Code if it were a domestic corporation, then the partnership will be treated as a partnership, and not as an association or publicly-traded partnership taxable as a corporation, for U.S. federal income tax purposes, or the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest, and capital gains from the sale or other disposition of stocks, bonds and real property. Qualifying income also includes other income derived from the business of investing in, among other things, stocks and securities. Interest is not qualifying income if it is derived in the conduct of a trade or business or is based, directly or indirectly, on the income or profit of any person.

We believe JMP Group LLC will satisfy the qualifying income exception. There can be no assurance, however, that the IRS will not challenge JMP Group LLC’s compliance with the qualifying income requirements and, therefore, assert that it is taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to you would likely be reduced materially. The income tax consequences summarized below are based on the assumption that JMP Group LLC will satisfy the qualifying income exception and will be taxed as a partnership or U.S. federal income tax purposes.

Taxation of Holders of Shares on JMP Group LLC’s Profits and Losses

By reason of its taxation as a partnership for U.S. federal income tax purposes, JMP Group LLC will not be subject to U.S. federal income tax. Rather, in computing your U.S. federal income tax liability for a taxable year, you will be required to take into account your allocable share of items of JMP Group LLC’s income, gain, loss, deduction and credit for the taxable year of JMP Group LLC ending within or with your taxable year, regardless of whether you have received any distributions. It is possible that your U.S. federal income tax liability with respect to your allocable share of the earnings of JMP Group LLC in a particular taxable year could exceed the cash distributions to you. See “—Non-Cash Income from JMP Group LLC’s Investments.” The characterization of an item of JMP Group LLC’s income, gain, loss, deduction or credit generally will be determined at the JMP Group LLC level (rather than at the shareholder level).

Allocation of Profits and Losses

For each fiscal year of JMP Group LLC, items of income, gain, loss, deduction or credit recognized by JMP Group LLC will be allocated, for U.S. federal income tax purposes, among the holders of shares in accordance with their allocable shares of JMP Group LLC’s items of income, gain, loss, deduction and credit. The allocable share of such items for a holder of shares will be determined by the LLC agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with such holder’s interest in JMP Group LLC. If the allocations provided by the LLC agreement do not have “substantial economic effect” and were successfully challenged by the IRS, the redetermination of the allocations to a particular holder for U.S. federal income tax purposes could be less favorable than the allocations set forth in the LLC agreement.

JMP Group LLC will apply a monthly convention pursuant to which its items of taxable income, gain, loss deduction and credit generally will be determined annually and will be prorated on a monthly basis. Such items of income, gain, loss, deduction and credit will be apportioned among the holders in proportion to the shares owned by each of them as of the opening of the New York Stock Exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other taxable disposition of JMP Group LLC’s assets other than in the ordinary course of business will be allocated among the holders owning shares on the Allocation Date in the month in which that gain or loss is recognized. As a result, holders transferring shares may be allocated items of income, gain, loss, deduction, and credit realized after the date of transfer. In addition, as a result of such allocation method, you may be allocated taxable income for a period even if you do not receive any cash distributions in respect of such period. Moreover, you may be allocated differing amounts of income, gain, loss, deduction and credit of JMP Group LLC than other holders of shares of JMP Group LLC as a result of an application of the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.

Section 706 of the Code generally requires that items of partnership income, gain, loss, deduction and credit be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to JMP Group LLC’s monthly convention for allocating items of income, gain, loss, deduction and credit. In that event, JMP Group LLC’s allocation method might be considered a monthly convention that does not literally comply with the requirements of Section 706 of the Code. If JMP Group LLC’s monthly convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of a holder’s shares) or if the IRS otherwise does not accept JMP Group LLC’s convention, the IRS may contend that items of income, gain, loss, deduction and credit of JMP Group LLC must be reallocated among the holders of the shares. If such a contention were sustained, allocations of income, gain, loss, deduction or credit to you could be adjusted, possibly to your detriment. The board of directors is authorized to revise JMP Group LLC’s method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).

Adjusted U.S. Federal Income Tax Basis of Shares

Your initial U.S. federal income tax basis in the shares received in the merger generally will be equal to your aggregate adjusted U.S. federal tax basis in your shares of JMP Group Inc. common stock that are exchanged in the merger and generally will be increased by your allocable share of items of income and gain of JMP Group LLC. Although you may have different U.S. federal income tax bases in your JMP Group Inc. stock because you acquired stock at different prices, you will have a single U.S. federal income tax basis in your shares. Your adjusted U.S. federal income tax basis in the shares generally will be increased by items of your allocable share of the taxable income and gain of JMP Group LLC and will be decreased by your allocable share of items of loss and deduction of JMP Group LLC, the amount of cash distributed to you and JMP Group LLC’s adjusted U.S. federal income tax basis in property (other than cash) distributed to you by JMP Group LLC. Moreover, your adjusted U.S. federal income tax basis will include your allocable share of JMP Group LLC’s liabilities, if any, and a reduction of your allocable share of such liabilities will be treated as a cash distribution to you.

For U.S. federal income tax purposes, you generally will be allowed to deduct your allocable share of losses (if any) of JMP Group LLC only to the extent of your adjusted U.S. federal income tax basis in your shares at the end of the taxable year in which the losses occur. To the extent your allocable share of JMP Group LLC’s losses is not allowed because you had insufficient adjusted U.S. federal income tax basis in your shares, you would be able to carry over such disallowed losses to subsequent taxable years and such losses would be allowed if and to the extent of your adjusted U.S. federal income tax basis in your shares in subsequent taxable years.

Treatment of Distributions

For U.S. federal income tax purposes, distributions by JMP Group LLC generally will not be taxable to you to the extent of your adjusted U.S. federal income tax basis in your shares. Instead, such distributions will reduce, but not below zero, your adjusted U.S. federal income tax basis in your shares immediately before the distribution. If such distributions exceed your adjusted U.S. federal income tax basis in your shares, the excess will be taxable to you as gain from a sale or exchange of shares (as described in “—Disposition of Interest” below). It is possible that partial redemptions made during the taxable year could result in taxable gain to a holder where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in a holder’s allocable share of the liabilities of JMP Group LLC, and certain distributions of marketable securities by JMP Group LLC, will be treated as cash distributions for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Shares

For U.S. federal income tax purposes, a sale or other taxable disposition of all or a part of your shares (including in redemption for cash of all of your shares) generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including your share of the indebtedness, if any, of JMP Group LLC) and your adjusted U.S. federal income tax basis in your shares (as described in “—Adjusted U.S. Federal Income Tax Basis of Shares” above). Your adjusted U.S. federal income tax basis will be adjusted for this purpose by your allocable share of JMP Group LLC’s taxable income or loss for the year in which such sale or other disposition occurs. Any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if your holding period for your shares of JMP Group LLC exceeds one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to your allocable share of certain “inventory” items and “unrealized receivables” of JMP Group LLC as prescribed in Section 751 of the Code. This would include unremitted earnings and profits of any CFC held by JMP Group LLC although in the case of a holder who is an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code.

If you dispose of shares at a time when JMP Group LLC holds stock in a PFIC that is not a qualified electing fund, or QEF, you would be treated as disposing of an interest in such PFIC to the extent of your pro rata share of such PFIC stock held by JMP Group LLC. See “—Taxation of Non-U.S. CLO Issuers—PFICs” for a discussion of the tax treatment applicable to a disposition of stock of a PFIC that is not a QEF.

Limitation on Deductibility of Capital Losses

If you are an individual, any capital losses generated by JMP Group LLC (or upon a disposition of shares) generally will be deductible for U.S. federal income tax purposes only to the extent of your capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. If you are a corporation, any capital losses generated by JMP Group LLC (or upon a disposition of shares) generally will be deductible for U.S. federal income tax purposes to the extent of your capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. You should consult your tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Certain JMP Group LLC’s Losses

Individuals and certain corporations will be allowed to deduct their allocable share of JMP Group LLC’s deductions and losses (if any) only to the extent of each such holder’s “at risk” amount in JMP Group LLC at the end of the taxable year in which the losses occur. The amount for which a holder is “at risk” with respect to its interest generally is equal to its adjusted U.S. federal income tax basis for such interest, less any amounts borrowed (i) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (ii) other than amounts borrowed from persons who have a proprietary interest in JMP Group LLC and from certain persons related to such persons; and (iii) for which the holder is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that a holder’s allocable share of JMP Group LLC’s losses is not allowed because the holder has an insufficient amount at risk in JMP Group LLC, such disallowed losses may be carried over by the holder to subsequent taxable years and will be allowed if and to the extent of the holder’s at risk amount in subsequent years.

It is not expected that JMP Group LLC will generate any material amount of income or losses from “passive activities” for purposes of Section 469 of the Code. To the extent that JMP Group LLC generates any income from “passive activities,” such income generally will not be treated as passive activity income that may be offset by your passive activity losses from other activities. To the extent that JMP Group LLC generates any losses from “passive activities,” such losses will be suspended for U.S. federal income tax purposes and will only be allowed as an offset to passive activity income from JMP Group LLC in future years or allowed as a loss upon the complete disposition of a holder’s interest in JMP Group LLC. Accordingly, you generally will not be able to offset income allocated by JMP Group LLC to you by your passive activity losses from other activities, and you generally will not be able to use losses allocated to you by JMP Group LLC to offset your passive activity income. You should consult your tax advisors regarding the possible application of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.

3.8% Medicare Tax on “Net Investment Income”

U.S. holders of shares that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain with respect to the shares, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return.

Special rules apply in the case of a holder of shares who does not hold such shares in a business of trading financial instruments. As described below under “CFCs” and “PFICs,” such a holder may be taxable for regular U.S. federal income tax purposes on its share of the earnings of a non-U.S. entity that is treated as a corporation for U.S. federal income tax purposes (including a CLO issuer) with respect to which JMP Group LLC owns an equity interest as those earnings accrue to JMP Group LLC and not when they are distributed (and in that case, such holder’s U.S. federal income tax basis in its shares is increased by the amount of earnings that have been taxed to such holder but not distributed). Treasury Regulations under Section 1411 of the Code allow such a holder to elect to follow a similar approach in measuring net investment income. Absent such an election, income inclusions under a QEF election or the CFC rules will not be subject to the surtax on net investment income until that investment income is actually distributed to a U.S. holder, and such holder’s U.S. federal income tax basis would not be increased to reflect previously taxed undistributed earnings. You should consult your advisors with respect to the 3.8% Medicare tax and any elections available to you as a result of a QEF election or the CFC rules.

Mutual Fund Holders

U.S. mutual funds that are treated as RICs for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income test and quarterly 50% and 25% asset value tests under Section 851(b) of the Code to maintain their favorable U.S. federal income tax treatment. The treatment of an investment by a RIC in the shares for purposes of these tests will depend on whether JMP Group LLC will be treated as a “qualified publicly-traded partnership.” If JMP Group LLC is so treated, then the shares themselves are the relevant asset for purposes of the 50% and 25% asset value tests and the net income from the shares is the relevant gross income for purposes of the 90% gross income test. In addition, the aggregate amount that a RIC can invest in the securities of one or more “qualified publicly-traded partnerships” is limited to 25% of the RIC’s total assets. If, however, JMP Group LLC is not treated as a “qualified publicly-traded partnership,” then the relevant assets are the RIC’s allocable share of the underlying assets held by JMP Group LLC and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by JMP Group LLC. However, the 25% limitation on a RIC’s ability to invest in the securities of “qualified publicly-traded partnerships” would not apply. JMP Group LLC will qualify as a “qualified publicly-traded partnership” if it derives less than 90% of its income from sources that are qualifying income for purposes of the RIC 90% gross income test. We anticipate that JMP Group LLC will not be treated as a “qualified publicly-traded partnership.” However, because such qualification will depend on the nature of our future investments, no complete assurance can be provided as to whether we will be treated as a “qualified publicly-traded partnership” in any particular year. RICs should consult their own tax advisors regarding an investment in the shares.

Unrelated Business Taxable Income

A holder that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, is generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of JMP Group LLC’s income consists of UBTI. A tax-exempt partner in a partnership (or an entity treated as partnership for U.S. federal income tax purposes) that regularly engages in a trade or business that is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property). We expect that JMP Group LLC will incur “acquisition indebtedness” with respect to certain of its assets.

To the extent JMP Group LLC recognizes income in the form of dividends and interest from securities with respect to which there is “acquisition indebtedness” during a taxable year, the percentage of the income that will be treated as UBTI generally will be equal to the amount of the income times a fraction, the numerator of which is the “average acquisition indebtedness” incurred with respect to the securities, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by JMP Group LLC during the taxable year.

To the extent JMP Group LLC recognizes gain from disposition of securities with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the securities during the twelve-month period ending with the date of their disposition, and the denominator of which is the “average amount of the adjusted basis” of the securities during the period such securities are held by JMP Group LLC during the taxable year.

Given that JMP Group LLC will produce significant amounts of UBTI, charitable remainder trusts should not hold shares.

Tax-exempt holders are strongly urged to consult their tax advisors regarding the tax consequences of owning shares.

Investment Interest Limitation

For U.S. federal income tax purposes, individuals and other noncorporate holders of shares will be allowed to deduct their allocable share of JMP Group LLC’s “investment interest” (within the meaning of Section 163(d) of the Code and the Treasury Regulations promulgated thereunder) only to the extent of each such holder’s net investment income for the taxable year. A holder’s net investment income generally is the excess, if any, of the holder’s investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is taxable as long-term capital gains, unless the holder elects to pay tax on such gain or income at ordinary income rates.

To the extent that your allocable share of JMP Group LLC’s investment interest is not allowed as a deduction because you have insufficient net investment income, you may carry over such disallowed investment interest to subsequent taxable years and such disallowed investment interest will be allowed if and to the extent of your net investment income in subsequent years. If you borrow to finance the purchase of the shares, you should consult your tax advisors regarding the allocation of such interest among the assets of JMP Group LLC. Since the amount of a holder’s allocable share of JMP Group LLC’s investment interest that is subject to this limitation will depend on the holder’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which JMP Group LLC’s investment interest will be disallowed under this rule will depend on your particular circumstances each year.

Limitation on Deduction of Certain Other Expenses

For U.S. federal income tax purposes, an individual, estate or trust may deduct so-called “miscellaneous itemized deductions,” which include fees and other expenses of JMP Group LLC, only to the extent that such deductions, in the aggregate, exceed 2% of the holder’s adjusted gross income. Additionally, in the case of individuals whose adjusted gross income exceeds a specified amount, miscellaneous itemized deductions in excess of the 2% threshold, when combined with certain of the individual taxpayer’s other itemized deductions, generally will be reduced by the lesser of (i) 3% of the holder’s adjusted gross income in excess of a threshold amount or (ii) 80% of the amount of itemized deductions otherwise allowable for such year. The amount of a holder’s allocable share of such expenses that is subject to this disallowance rule will depend on the holder’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be disallowed will depend on your particular circumstances each year. In addition, these expenses are not deductible in determining the alternative minimum tax liability of a U.S. holder. Your share of management fees and certain other expenses attributable to JMP Group LLC likely will constitute miscellaneous itemized deductions for these purposes. You are urged to consult your tax advisors regarding your ability to deduct expenses incurred by JMP Group LLC.

Organizational expenses of JMP Group LLC are not currently deductible, but must be amortized ratably over a period of 15 years. Syndication expenses of JMP Group LLC (i.e., expenditures made in connection with the marketing and issuance of shares) are neither deductible nor amortizable.

Tax Elections

Under Section 754 of the Code, JMP Group LLC is permitted to elect to have the U.S. federal income tax basis of its assets adjusted in the event of a distribution of property to a holder or in the event of a transfer of an interest in JMP Group LLC by sale or exchange or as a result of the death of a holder. Pursuant to the terms of the LLC agreement, JMP Financial Advisors LLC, as our tax matters partner, in its sole discretion, is authorized to, and currently intends to, make such election. Such an election, if made, can be revoked only with the consent of the IRS. JMP Group LLC also will be required to reduce its U.S. federal income tax basis in its assets in connection with certain redemptions and dispositions of shares.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations in the context of publicly-traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to JMP Group LLC, we will apply certain conventions in determining and allocating U.S. federal income tax basis adjustments. It is possible that the IRS will successfully assert that the conventions we intend to use do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different U.S. federal income tax basis adjustments to be made. Such different basis adjustments could adversely affect the manner in which income, gain, loss, deduction and credit of JMP Group LLC is allocated to certain holders of shares. Moreover, in this case, the fungibility of Shares could be adversely affected since a purchase of Shares from a holder with a higher U.S. federal income tax basis with respect to the assets of JMP Group LLC could be considered more desirable than from a holder with a lower U.S. federal income tax basis with respect ot such assets.

Nature of Our Business Activities

JMP Group LLC intends to invest, directly or indirectly, in a variety of assets, including, but not limited to, (i) interests in hedge funds and private equity funds managed by Harvest Capital Strategies LLC; and (ii) securities of CLO issuers, including non-U.S. CLO issuers which may be classified as CFCs or PFICs. Such investments have different tax consequences, which may vary depending on their particular terms and your particular circumstances. Certain of JMP Group LLC’s intended business activities are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or “qualified dividend income” into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause us (and thus you) to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur, and (vi) adversely alter the tax characterization of certain complex financial transactions.

The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of our investments and contemplated investments, including the qualification of such income for purposes of the qualifying income exception. Accordingly, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of our business activities.

Interest Income

Interest income derived by JMP Group LLC generally will be qualifying income for purposes of the qualifying income exception for publicly-traded partnerships provided the income is not derived from the conduct of a trade or business and is not based, directly or indirectly, on the profits of any person. Although there is no direct authority defining what constitutes “the conduct of a trade or business” in this context, we believe that JMP Group LLC’s proposed investment activities will not constitute the conduct of a trade or business for purposes of the qualifying income exception. To ensure that our activities are not so treated, JMP Group LLC does not intend to originate loans directly. Any loan origination activity will occur in a domestic corporate subsidiary. Despite such measures, there can be no assurance that the IRS will not successfully contend that all or a portion of JMP Group LLC’s interest income is related to the conduct of a trade or business, in which case such interest income would not be treated as qualifying income for the qualifying income exception and JMP Group LLC would most likely fail to qualify for that exception. JMP Group LLC intends to conduct its operations so that all, or substantially all, of its interest income is qualifying income for purposes of the qualifying income exception.

Qualified Dividends and Certain Capital Gains

Dividends and capital gains earned by JMP Group LLC generally will be qualifying income for purposes of the qualifying income exception. For U.S. federal income tax purposes (i) certain long-term capital gains received by non-corporate taxpayers and (ii) “qualified dividend income” received by non-corporate taxpayers from certain domestic and non-U.S. corporations are taxed at a maximum rate of 20%. Subject to the discussion under “—Disposition of Interest,” and “—Taxation of Non-U.S. CLO Issuers,” the reduced rates applicable to capital gains generally will also apply to capital gains recognized by holders of shares who sell the shares that they have held for more than one year. Dividend income received by JMP Group LLC from JMP Group Inc. that is allocated to a non-corporate holder of shares generally should be treated as qualified dividend income.

Reporting of Income from Non-U.S. Entities

JMP Group Inc. owns equity interests in non-U.S. CLO issuers, and, following the Reorganization Transaction, JMP Group Inc. will transfer the equity interests in all of the non-U.S. CLO issuers to JMP Group LLC. One of those non-U.S. CLO issuers has elected to be treated as an entity that is disregarded as an entity separate from JMP Group Inc. and, therefore, should be disregarded as an entity separate from JMP Group LLC for U.S. federal income tax purposes. Accordingly, JMP Group LLC will be treated as directly owning the assets, and directly earning the income, of that non-U.S. CLO issuer. Certain of the non-U.S. CLO issuers held by JMP Group LLC will be treated as corporations for U.S. federal income tax purposes. In the future, JMP Group LLC may conduct additional CLO securitizations through non-U.S. CLO issuers that are treated as corporations for U.S. federal income tax purposes. In addition, JMP Group LLC may directly or indirectly own equity interests in all non-U.S. entities that are treated as corporations for U.S. federal income tax purposes that are not CLO issuers. It is possible that one or more of these non-U.S. entities may be PFICs. Additionally, because it is unclear whether JMP Group LLC’s equity interests in non-U.S. CLO issuers will be treated as voting stock for purposes of the CFC rules, it is possible that those entities could be treated as PFICs. The rules applicable to an investment in non-U.S. entities are complex, and, by necessity, the discussion below is only a summary. Thus, you are urged to consult your tax advisors in this regard.

CFCs. A non-U.S. entity will be treated as a CFC if it is treated as a non-U.S. corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity, is owned, within the meaning of Section 958(a) of the Code, or is treated as owned by reason of applying the attribution rules of ownership of Section 958(b) of the Code, by U.S. Shareholders (as defined below) on any day during the taxable year of such non-U.S. entity.

For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person (within the meaning of Section 957(c) of the Code) that owns (within the meaning of Section 958(a) of the Code) or is treated as owning (by reason of applying the attribution rules of ownership of Section 958(b) of the Code) 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote (whether actually or in substance). Although there is no direct authority addressing the issue, we intend to take the position that the equity interest JMP Group LLC will own in non-U.S. CLO issuers will be treated as voting stock for purposes of the definition of “U.S. Shareholder.”

If a non-U.S. entity that is directly or indirectly held by JMP Group LLC is treated as a CFC for an uninterrupted period of 30 days or more during the tax year, then if JMP Group LLC is a U.S. Shareholder with respect to such non-U.S. entity and is treated as owning (within the meaning of Section 958(a) of the Code) shares in such non-U.S. entity on the last day of the non-U.S. entity’s tax year, each holder (regardless of whether such holder is a U.S. Shareholder with respect to such CFC) of shares generally will be required to include in its gross income its allocable share of JMP Group LLC’s pro rata share of such non-U.S. entity’s income from dividends, interest, net gains from the sale or other disposition of stocks or securities (determined in accordance with the Code and Treasury Regulations) and certain other income as described under Section 951 of the Code and the Treasury Regulations promulgated thereunder (such inclusions in gross income, collectively, “Subpart F Inclusions”), regardless of whether JMP Group LLC receives cash in respect of its income or the holder receives a distribution. The aggregate Subpart F Inclusions in any taxable year for a non-U.S. entity treated as a CFC are limited to such entity’s current earnings and profits. Subpart F Inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, you may be required to report as ordinary income your allocable share of JMP Group LLC’s Subpart F Inclusions without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of JMP Group LLC’s earnings (if any) attributable to net capital gains of the CFC. The U.S. federal income tax basis of JMP Group LLC in the shares of such non-U.S. entity, and your U.S. federal income tax basis in your shares, will be increased to reflect Subpart F Inclusions. Subpart F Inclusions will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Subpart F Inclusions will not be eligible for the favorable tax rate applicable to “qualified dividend income” for non-corporate U.S. holders of shares. Amounts included as Subpart F Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. Shareholder. Moreover, any gain allocated to you from a disposition of stock in a CFC by JMP Group LLC would be treated as ordinary income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings and profits would not include any amounts previously taxed pursuant to the CFC rules. Net losses (if any) of a non-U.S. entity owned by JMP Group LLC that is treated as a CFC will not, however, pass-through to the holders of shares.

If a JMP Group LLC owns equity of non-U.S. entity (including a non-U.S. CLO issuer) that is taxed as a corporation for U.S. federal income tax purposes and is classified as a CFC, a holder that is required to include amounts in income with respect to such non-U.S. entity generally will be subject to the U.S. federal income tax consequences described under this subheading “CFCs” (and not the consequences described under the subheading “PFICs” below). If JMP Group LLC’s ownership percentage in a non-U.S. entity (including a non-U.S. CLO issuer) that is taxed as a corporation for U.S. federal income tax purposes, is such that (or changes so that) JMP Group LLC is not a U.S. Shareholder with respect to such entity, then JMP Group LLC and you may be subject to the PFIC and/or the CFC rules. The interaction of these rules is complex, and you are urged to consult your tax advisors in this regard.

The discussion under this subheading “CFCs” does not address the U.S. federal income tax consequences applicable to a holder that owns an interest in a CFC both through JMP Group LLC and either directly or indirectly through a chain of ownership that does not include JMP Group LLC. Such holders of shares are urged to consult their tax advisors regarding the tax consequences in such circumstances.

PFICs. In the event that JMP Group LLC’s equity interest in non-U.S. CLO issuers taxed as corporations for U.S. federal income tax purposes is not treated as voting stock for purposes of the CFC rules, or if we are not a “U.S. shareholder” (as defined above) of a non-U.S. CLO issuer or another non-U.S. entity that is taxed as a corporation for U.S. federal income tax purposes, then those entities will be treated as PFICs. A non-U.S. entity will be treated as a PFIC for U.S. federal income tax purposes if (i) such entity is treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A. U.S. person will be subject to the PFIC rules for an investment in a PFIC without regard to its percentage ownership.

JMP Group LLC currently intends to make a protective election with respect to each non-U.S. CLO issuer treated as a corporation for U.S. federal income tax purposes to treat each entity as a QEF, or a QEF Election, in the first year it holds shares in such entity and to make a QEF election with respect to any other non-U.S. entity in which JMP Group LLC owns equity interests that is taxed as a corporation for U.S. federal income tax purposes and which may be characterized as a PFIC. A QEF Election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.

As a result of a QEF Election, for U.S. federal income tax purposes, you will be required to include in your gross income each year your allocable share of JMP Group LLC’s pro rata share of such non-U.S. corporation’s ordinary earnings and net capital gains, at ordinary income and long-term capital gain rates, respectively (such inclusions in gross income, “QEF Inclusions”), for each year in which the non-U.S. corporation owned directly or indirectly by JMP Group LLC is a PFIC, regardless of whether JMP Group LLC receives cash in respect of its income or you receive distributions from JMP Group LLC. Thus, you may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. You may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but you will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. corporation owned by JMP Group LLC that is treated as a PFIC will not, however, pass through to holders of shares and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, you may, over time, be taxed on amounts that, as an economic matter, exceed the net profits of JMP Group LLC. The U.S. federal income tax basis of JMP Group LLC in the shares of such non-U.S. corporations, and of a holder of shares, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. person.

If JMP Group LLC does not make a QEF Election with respect to a non-U.S. entity that is treated as a corporation for U.S. federal income tax purposes and is a PFIC (and such entity is not treated as a CFC), Section 1291 of the Code will treat all gain on a disposition by JMP Group LLC of shares of such entity, gain on the disposition of the shares by a holder thereof at a time when JMP Group LLC owns shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the investor held its shares or the period during which JMP Group LLC held its shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. You will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for taxpayers taxed at individual rates.

Taxation of Non-U.S. CLO Issuers

JMP Group Inc. owns equity interests in non-U.S. CLO issuers, and following the Reorganization Transaction, JMP Group Inc. will sell equity interests in all of the non-U.S. CLO issuers to JMP Group LLC. Certain of those non-U.S. CLO issuers will be treated as corporations for U.S. federal income tax purposes. The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. Notwithstanding these rules, any gain recognized by a non-U.S. corporation with respect to a United States real property interest is subject to U.S. tax as if the non-U.S. corporation were a U.S. taxpayer. It is not anticipated that any of our non-U.S. CLO issuers will hold United States real property interests other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed U.S. real property would be subject to U.S. tax.

It is intended that the non-U.S. CLO issuers that are treated as corporations for U.S. federal income tax purposes will either rely on the exemption described above or otherwise operate in a manner so that they will not be subject to U.S. federal income tax on their net income at the entity level. There can be no assurance, however, that non-U.S. CLO issuers will be able to satisfy the requirements for such exemption and, therefore, will not be subject to U.S. federal income tax on their income on a net income basis. Although the non-U.S. CLO issuers generally are not expected to be subject to U.S. federal income tax on a net basis, such non-U.S. CLO issuers may receive income that may be subject to withholding taxes imposed by the United States or other countries. To the extent that such non-U.S. CLO issuers are subject to U.S. federal income taxes on their income on a net income basis or to withholding taxes, our return on our investment in such entities will be materially adversely affected.

Hedging Income

From time to time, JMP Group LLC will enter into hedging transactions with respect to its assets and liabilities. Its hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. We expect that JMP Group LLC’s hedging transactions generally will be treated as “notional principal contracts” for U.S. federal income tax purposes. For purposes of the qualifying income exception, income from notional principal contracts, other than for partnerships in the business of entering into notional principal contracts, is treated as qualifying income, provided the property, income, or cash flow that measures the amounts to which the partnership is entitled under the contract would give rise to qualifying income if held or received directly by the partnership. We expect that, in general, payments under JMP Group LLC’s hedging instruments will be measured by reference to an interest rate or interest rate index, with a cash flow that would be treated as interest income if received directly. As stated above, interest (other than interest derived from the conduct of a trade or business or interest that is based, directly or indirectly, on the profits of any person) is qualifying income for purposes of the qualifying income exception. Accordingly, we expect that the income and gain from such hedging transactions will be qualifying income for purposes of the qualifying income exception. However, the rules regarding notional principal contracts are complex, and there can be no assurance that the IRS will not successfully challenge our characterization of a hedging transaction as a notional principal contract. In addition, we may enter into hedging transactions that do not produce qualifying income for the qualifying income exception. JMP Group LLC intends to use its best efforts to structure any hedging transactions in a manner that does not jeopardize its satisfaction of the qualifying income exception.

Non-U.S. Currency Gains or Losses

If JMP Group LLC makes an investment denominated in a currency other than the U.S. dollar, then JMP Group LLC may recognize gain or loss for U.S. federal income tax purposes attributable to fluctuations in such currency relative to the U.S. dollar. JMP Group LLC may also recognize gain or loss on such fluctuations occurring between the time it obtains and disposes of non-U.S. currency, between the time it accrues and collects income denominated in a non-U.S. currency, or between the time it accrues and pays liabilities denominated in a non-U.S. currency. Such gains or losses generally should be treated as ordinary income or loss, and such gain generally will be treated as qualifying income under the qualifying income exception.

Non-Cash Income from JMP Group LLC’s Investments

As discussed below, it is likely that JMP Group LLC will make investments that will cause it (and thus you) to recognize income or gain without a corresponding receipt of cash. This so-called “non-cash” or “phantom income” could arise for a variety of reasons, including:

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JMP Group LLC will recognize taxable income in advance of the related cash flow if any debt security is deemed to have original issue discount. The accrued original issue discount will be treated as interest income by JMP Group LLC and an applicable portion will be passed-through to you, even though JMP Group LLC generally will not receive payments corresponding to this income until the maturity of or the disposition of the debt security.

●

JMP Group LLC may recognize taxable market discount income when it receives the proceeds from the disposition of, or principal payments on, debt securities that have a stated redemption price at maturity that is greater than its tax basis in those debt securities, even though such proceeds will be used to make non-deductible principal payments on related borrowings.

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It is expected that JMP Group LLC will be required to include in income on a current basis the earnings of the non-U.S. CLO issuers whose equity is held by JMP Group LLC and who are treated as corporations for U.S. federal income tax purposes, regardless of whether there has been a cash distribution of such earnings.

●	JMP Group LLC may use cash related to taxable income to make non-deductible payments (such as principal payments on indebtedness).

You will be required to take such “non-cash” or “phantom income” income into account in determining your taxable income, regardless of whether you receive a cash distribution from JMP Group LLC. Accordingly, you may not receive cash distributions equal to your tax liability attributable to your share of JMP Group LLC’s taxable income.

“Anti-Stapling” Rules

If JMP Group LLC were subject to the “anti-stapling” rules of Section 269B of the Code, we would incur a significant tax liability as a result of owning more than 50% of the value of both a domestic corporate subsidiary and a non-U.S. CLO issuer. When a non-U.S. corporation and a domestic corporation subsidiary are treated as “stapled entities,” the non-U.S. corporation is treated as a domestic corporation subject to U.S. federal corporate income tax.

If the “anti-stapling” rules applied following the Reorganization Transaction, our non-U.S. CLO issuers held by JMP Group LLC that are classified as corporations for U.S. federal income tax purposes would be treated as domestic corporations, which would cause those entities to be subject to U.S. federal corporate income taxation. Because we intend that JMP Group LLC will own a substantial proportion of its assets directly or through entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes, we do not believe that the “anti-stapling” rules will apply. However, there can be no assurance that the IRS would not successfully assert a contrary position.

Personal Holding Company Tax

We anticipate that certain of JMP Group LLC’s majority-owned corporate subsidiaries, including JMP Group Inc., will be treated as personal holding companies for U.S. federal income tax purposes. A personal holding company is a “closely-held” corporation at least 60% of whose income constitutes “personal holding company income,” which generally includes dividends, interest, certain royalties, annuities and rents. We anticipate that all of JMP Group LLC’s majority-owned corporate subsidiaries will be treated as “closely-held” under the constructive ownership rules applicable to personal holding companies. In addition, substantially all of the income of certain of those subsidiaries, including JMP Group Inc., is expected to constitute personal holding company income. A personal holding company generally is subject to a 20% corporate tax on its personal holding company income that is not distributed, or treated as distributed, during the year in which such income is earned. However, certain liquidating distributions are not treated as distributions for that purpose. We intend to cause JMP Group LLC’s personal holding company subsidiaries, including JMP Group Inc., to distribute their income so as to avoid the personal holding company tax.

Non-U.S. Taxes

Certain dividend, interest and other income received by JMP Group LLC from sources outside of the United States may be subject to withholding taxes imposed by other countries. JMP Group LLC may also be subject to capital gains taxes in certain other countries where it purchases and sells stocks and securities. Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes. You will be required to include such taxes in your income and may be entitled to claim either a credit (subject, however, to various complex limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for your share of such non-U.S. taxes in computing your U.S. federal income taxes.

Alternative Minimum Tax

In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax. Your potential alternative minimum tax liability may be affected by reason of an investment in the shares. The extent, if any, to which the alternative minimum tax applies will depend on your particular circumstances for each taxable year.

Technical Terminations of JMP Group LLC

Subject to the electing large partnership rules described below, JMP Group LLC will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a 12-month period. The termination of JMP Group LLC would result in the closing of its taxable year for all holders of shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on JMP Group LLC’s year end, which is expected to be the calendar year, the closing of JMP Group LLC’s taxable year may result in more than 12 months of its taxable income or loss being includable in the holder’s taxable income for the year of termination. JMP Group LLC would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code. A termination could also result in penalties if JMP Group LLC were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject JMP Group LLC to, any tax legislation enacted before the termination.

Information Returns

We have agreed to use reasonable efforts to furnish to you tax information (including IRS Schedule K-1) as promptly as possible, which describes your allocable share of JMP Group LLC’s income, gain, loss, deduction and credit for its preceding taxable year. In preparing this information, JMP Group LLC will use various accounting and reporting conventions to determine your allocable share of income, gain, loss, deductions or credits including the monthly convention described above under “—Allocation of Profits and Losses”. Delivery of this information will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which JMP Group LLC holds an interest. It is therefore possible that, in any taxable year, you will need to apply for extensions of time to file your tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your allocable share of income, gain, loss, deductions or credits. If you are not a U.S. person there can be no assurance that this information will meet your jurisdiction’s tax compliance requirements.

Any U.S. holder that directly or indirectly (e.g., through the ownership of shares) owns or acquires a significant portion of the voting power or value of a non-U.S. entity (including a non-U.S. CLO issuer) that is treated as a corporation for U.S. federal income tax purposes (generally 10%, but in some cases more than 50%) is required to comply with certain additional reporting requirements. In general, a U.S. holder that is deemed to own or acquire the applicable percentage of the voting power or value of a non-U.S. entity (including a non-U.S. CLO issuer) that is treated as a corporation for U.S. federal income tax purposes will be required to file a Form 5471 with the IRS and to supply certain information to the IRS, including with respect to the activities and assets of such entity and other holders of the equity interests in such entity. If a U.S. holder fails to comply with the reporting requirements, the U.S. holder may be subject to a penalty, depending on the circumstances, equal to $10,000 for each failure to comply, subject to a maximum of $60,000. We will use reasonable efforts to provide each U.S. holder of shares with the information necessary to comply with the holder’s reporting obligations with respect to such an entity. You are urged to consult your own tax advisors regarding these reporting requirements.

Subject to certain exceptions, a U.S. holder of shares will be required to file an annual information return, currently on Form 8621, with respect to each PFIC in which it owns an interest directly or, indirectly (including through the ownership of our shares). We will use reasonable efforts to provide each U.S. holder of shares with the information necessary to comply with the holder’s reporting obligations with respect to such PFICs. These PFIC reporting requirements generally do not apply to tax-exempt U.S. holders. You should consult your own tax advisors regarding the PFIC reporting requirements.

It is possible that we may engage in transactions that subject JMP Group LLC and, potentially, the holders of the shares to other information reporting requirements with respect to an investment in JMP Group LLC. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

Taxable Year

For U.S. federal income tax purposes, a partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two year period. In the event the majority interest of JMP Group LLC changes to a group of holders with a different tax year and JMP Group LLC has not been forced to change its tax year during the preceding two year period, it would be required to change its tax year to the tax year of that group of holders. We may request permission from the IRS to adopt a tax year end of December 31.

Elective Procedures for Large Partnerships

The Code allows large partnerships to elect streamlined procedures for income tax reporting. If this election were made, JMP Group LLC would calculate, with certain adjustments, taxable income at the limited liability company level and would report that taxable income to holders of shares on IRS Schedules K-1. Such an election would reduce the number of items that must be separately stated on IRS Schedules K-1 that are issued to the holders of the shares, and these IRS Schedules K-1 would have to be provided on or before March 15 following the close of each taxable year. In addition, this election would prevent JMP Group LLC from suffering a “technical termination” (which would close its taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of its total interests. If an election is made, IRS audit adjustments will flow through to the holders of the shares for the year in which the adjustments take effect, rather than the holders of the shares in the year to which the adjustment relates. In addition, JMP Group LLC, rather than the holders of the shares individually, generally will be liable for any interest and penalties that result from an audit adjustment. However, in calculating the taxable income of JMP Group LLC, the electing large partnership rules would disallow 70% of JMP Group LLC’s miscellaneous itemized deductions. Furthermore, JMP Group LLC would be treated as a “disqualified organization” for purposes of the tax on excess inclusion income that are applicable to residual interests in Real Estate Mortgage Investment Conduits, or REMICs. As a result, JMP Group LLC would be subject to tax at the highest corporate rate on any excess inclusion income. JMP Group LLC will review the large partnership procedures with our legal counsel and certified public accountants to determine whether it appears advantageous to elect to be subject to the large partnership procedures.

Treatment of Amounts Withheld

If JMP Group LLC is required to withhold any U.S. federal income tax from distributions made to any holder of shares, it will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of the shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Tax Audits

Adjustments in tax liability with respect to JMP Group LLC items generally will be made at the LLC level in a partnership proceeding rather than in separate proceedings with each holder. JMP Financial Advisors LLC will represent JMP Group LLC as its “tax matters partner” during any audit and in any dispute with the IRS. If JMP Financial Advisors LLC ceases to own shares or ceases to be our manager, our Board of Directors may designate a replacement tax matters partner. Each holder will be informed of the commencement of an audit of JMP Group LLC. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the holders of shares.

Non-U.S. Holders

Unless otherwise reduced by an applicable income tax treaty between the United States and the jurisdiction of a non-U.S. holder, a non-U.S. holder generally will be subject to U.S. federal withholding taxes at the rate of 30% (or such lower rate provided by an applicable tax treaty) on its share of JMP Group LLC’s gross income from dividends, interest (other than interest that constitutes “portfolio interest” within the meaning of the Code) and certain other income that is not treated as effectively connected with a U.S. trade or business. Although the matter is not entirely clear, income from hedging transactions may also be subject to U.S. federal withholding taxes. We expect that most of the interest income of JMP Group LLC will constitute “portfolio interest” that is not subject to the 30% withholding tax. We also expect JMP Group LLC will earn significant dividend income that will be subject to the 30% withholding tax. In certain circumstances, the amount of any withholding tax could exceed the amount of cash that would have otherwise been distributed to you.

Non-U.S. holders treated as engaged in a U.S. trade or business generally are subject to U.S. federal income tax at the graduated rates applicable to U.S. holders on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. holders that are corporations may also be subject to a 30% U.S. federal branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While it is expected that JMP Group LLC’s method of operation will not result in JMP Group LLC generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. holders, there can be no assurance that the IRS will not successfully assert that some portion of JMP Group LLC’s income is properly treated as effectively connected income with respect to such non-U.S. holders. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because an investment of JMP Group LLC in such year constituted a U.S. trade or business, such holder generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of JMP Group LLC’s income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, a holder who is a corporate non-U.S. holder might be subject to a U.S. federal branch profits tax on its allocable share of JMP Group LLC’s effectively connected income. In addition, distributions to a non-U.S. holder would be subject to withholding at the highest applicable tax rate to the extent of the non-U.S. holder’s allocable share of JMP Group LLC’s effectively connected income. In general, any amount so withheld would be creditable against such non-U.S. holder’s U.S. federal income tax liability, and such non-U.S. holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if JMP Group LLC is engaged in a U.S. trade or business, a portion of any gain recognized by an investor who is a non-U.S. holder on the sale or exchange of its shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. holder may be subject to U.S. federal income tax on any gain from such sale or exchange.

In general, different rules from those described above apply in the case of non-U.S. holders subject to special treatment under U.S. federal income tax law, including a non-U.S. holder (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

If you are a non-U.S. holder, you are urged to consult your tax advisors with regard to the U.S. federal income tax consequences to you of owning and disposing of the shares of JMP Group LLC, as well as the effects of state, local and non-U.S. tax laws.

Tax Shelter Regulations

In certain circumstances, a holder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (a “reportable transaction”) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (the “Tax Shelter Regulations”). In addition, an investment in JMP Group LLC may be considered a “reportable transaction” if, for example, JMP Group LLC engages in certain transactions or recognizes certain significant losses. You should consult your tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of your shares or your allocable share of certain losses incurred by JMP Group LLC.

Certain State, Local and Non-U.S. Tax Matters

Holders of shares, as well as JMP Group LLC itself (and various vehicles in which it invests), may be subject to various state, local and non-U.S. taxes and tax filing requirements. You are urged to consult your tax advisors with respect to the state, local and non-U.S. tax consequences of owning and disposing of your shares, including potential state tax filing requirements.

FATCA

Sections 1471-1474 of the Code (“FATCA”) provide that “withholdable payments” (defined generally to include certain U.S. source payments, such as interest, dividends, rent, compensation and certain other payments, including any gross proceeds realized upon the sale or other disposition of any property that can produce U.S. source interest or dividends) made to a foreign financial institution are subject to a 30% withholding tax unless the foreign financial institution has in effect a valid agreement with the U.S. Secretary of the Treasury (the “Treasury”) that obligates the foreign financial institution to obtain certain information from investors, to comply with certain information and due diligence requirements and to provide annual reports with respect to certain direct or indirect U.S. account holders or is otherwise exempt from withholding under FATCA. Additionally, under FATCA, “withholdable payments” made to any non-U.S. entity that is not a foreign financial institution, are subject to a 30% withholding tax if the non-U.S. entity does not provide the applicable withholding agent with either (i) a certification that it does not have any substantial U.S. investors, or (ii) the name address and taxpayer identification number of each of its substantial U.S. Investors. The 30% U.S. withholding tax imposed under FATCA currently applies to “withholdable payments” (other than gross proceeds) and will apply to “withholdable payments” consisting of gross proceeds after December 31, 2017. Any holder of shares that fails to provide JMP Group LLC the information necessary for it to meet its obligations under FATCA generally will be subject to a 30% withholding tax on U.S. source payments described above that are made by JMP Group LLC to such holder.

In addition, our non-U.S. CLO issuers generally will be subject to U.S. federal withholding tax under FATCA on withholdable payments (and the proceeds of certain sales or other dispositions after December 31, 2016) unless such CLO issuers timely enter into and comply with an agreement with the IRS or otherwise comply with the provisions of the Model 1 intergovernmental agreement between the United States and the Cayman Islands (“Cayman IGA”). The terms of the Cayman IGA require Cayman Islands financial institutions such as our non-U.S. CLO issuers to comply with Cayman Islands legislation that is expected to be implemented to give effect to FATCA. We intend to cause our non-U.S. CLO issuers to comply with the Cayman IGA. However, there can be no assurance that our non-U.S. CLO issuers will be able to comply with the Cayman Islands legislation that is expected to be implemented to give effect to the Cayman IGA. If our non-U.S. CLO issuers were to become subject to U.S. federal withholding tax under FATCA, it could significantly reduce the amount of cash available for distribution to us.

Backup Withholding

JMP Group LLC will be required in certain circumstances to backup withhold on certain payments paid to noncorporate holders of the shares who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications or otherwise fail to comply with, or establish an exemption from, such backup withholding tax requirements. Under current Treasury Regulations, JMP Group LLC generally should not be required to backup withhold on payments to a holder that is not a United States person if the holder provides an appropriate certification and JMP Group LLC does not have actual knowledge that the certification is false. The certification must give the name and address of such holder, state that such holder is not a United States person, or, in the case of an individual, that such owner is neither a citizen nor a resident of the United States, and the holder must sign the certificate under penalties of perjury. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

LEGAL MATTERS

The validity of the shares representing limited liability company interests in JMP Group LLC to be issued to JMP Group Inc. stockholders pursuant to the merger and certain U.S. federal income tax matters will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to JMP in a timely manner.

Proposals submitted for inclusion in JMP’s proxy statement for the 2015 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act must be received on or before December 31, 2014. Under the JMP Group Inc. Bylaws and the JMP Group LLC LLC agreement, stockholder proposals for consideration at the annual meeting, but not for inclusion in the proxy statement, must be received by the Corporate Secretary, 600 Montgomery Street, Suite 1100, San Francisco, California 94111, no later than 5:00 p.m., Pacific Time, on January 30, 2015, but no earlier than December 31, 2014. If the date of the 2015 annual meeting is changed by more than 30 days from the date of the previous year’s annual meeting, June 2, 2014, then the deadline for submitting such proposals shall be the later of 120 days before the meeting date or the day on which mails its proxy materials for the meeting. Notice of such proposals must also comply with the provisions of Article 2 of the JMP Group Inc. Bylaws, or Section 7.9 of the JMP Group LLC LLC agreement.

OTHER MATTERS

Our Board knows of no matter to be presented at the special meeting other than those set forth in the notice of meeting and described in this proxy statement/prospectus. If, however, any other business should properly come before the special meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in their discretion.

We have filed our annual report with the SEC. You may obtain, free of charge, a copy of our annual report by writing to JMP Group Inc., Attn: Investor Relations, 600 Montgomery Street, Suite 1100, San Francisco, CA 94111. You also may obtain our annual report over the Internet on our website, http://www.jmpg.com, or at the SEC’s website, http://www.sec.gov.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

JMP Group Inc. files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports, proxy statements and other information at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further Information about the SEC Public Reference Room. The SEC also maintains a website that contains these reports and other documents at http://www.sec.gov.

JMP Group LLC has filed a registration statement on Form S-4 to register with the SEC the shares representing interests that JMP Group Inc. stockholders will receive in connection with the merger if the merger is completed. This proxy statement/prospectus is part of the registration statement of JMP Group LLC on Form S-4 and is a prospectus of JMP Group LLC and a proxy statement of JMP Group Inc. for its special meeting.

This proxy statement/prospectus incorporates important business and financial information about JMP Group Inc. from documents filed with the SEC that are not included in or delivered with this’ proxy statement/prospectus. The SEC permits us to “incorporate by reference” important information by referring you to another document filed separately with the SEC. This means that the information Incorporated by reference is deemed to be part of this proxy statement/prospectus, unless superseded by information contained directly in this proxy statement/prospectus or by information in documents that we incorporate by reference now but do not actually file with or furnish to the SEC until later.

Specifically, this proxy statement/prospectus incorporates by reference the documents set forth below, all of which have been previously filed with the SEC.

JMP Group Inc. SEC Filings	Period or Filing Date

Annual Report on Form 10-K	Year ended December 31, 2013, filed March 13, 2014
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014, filed May 1, 2014, Quarter ended June 30, 2014, filed July 31, 2014
Current Reports on Form 8-K	Filed on January 28, 2014, January 30, 2014, February 12, 2014, June 3, 2014, and July 29, 2014

In addition, we also incorporate by reference into this proxy statement/prospectus additional information that JMP Group Inc. may file with the SEC Under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Notwithstanding the foregoing, we do not incorporate by reference any document or portion of any document that is deemed to have been “furnished” but not to have been “filed” with the SEC.

You may not have some of the documents incorporated by reference, but you can obtain any of them through the SEC as described above or from us at no cost by directing a written or oral request to us at JMP Group Inc., 600 Montgomery Street, Suite 1100, San Francisco, California 94111, Attention: Investor Relations, or by telephone at 415-835-8900, or email at apalmer@jmpg.com, or at our website at http://www.jmpg.com. Except for the documents described above, information on our website is not otherwise incorporated by reference into this proxy statement/prospectus.

Annex A

JMP Group Inc.

Agreement and Plan of Merger

August 20, 2014

TABLE OF CONTENTS

Page

ARTICLE ONE			1
1.	The Merger		1
	1.1	The Merger
	1.2	Closing; Effective Time
	1.3	Effect of the Merger
ARTICLE TWO			2
2.	Effect on Capital Stock		2
	2.1	Effect on Capital Stock
	2.2	Effect on Corporation Stock Plan
	2.3	Certificates
	2.4	Dissenting Shares
ARTICLE THREE			4
3.	Conditions		4
	3.1	Conditions as to Each Party’s Obligation to Effect the Merger.
ARTICLE FOUR			5
4.	Termination		5
	4.1	Termination of Agreement
	4.2	Effect of Termination and Abandonment
ARTICLE FIVE			5
5.	General Provisions		5
	5.1	Entire Agreement
	5.2	Amendment
	5.3	Governing Law
	5.4	Counterparts
	5.5	Headings
	5.6	Severability
	5.7	Waiver of Conditions
	5.8	No Third-Party Beneficiaries

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is made and entered into as of August 20, 2014, by and among JMP Group LLC, a Delaware limited liability company (the “LLC”), JMP Group Inc., a Delaware corporation (the “Corporation”), and JMP Merger Corp., a Delaware corporation (“Merger Corp.”) and a wholly owned subsidiary of the LLC.

RECITALS

WHEREAS, the Corporation desires to implement a transaction (the “Reorganization Transaction”) whereby the Corporation will (i) become a subsidiary of the LLC, and (ii) undertake certain related transactions;

WHEREAS, the Reorganization Transaction contemplates, among other things, the merger of Merger Corp. with and into the Corporation (the “Merger”), with the stockholders of the Corporation having their shares of common stock converted into the right to receive an equal number of shares representing limited liability company interests in the LLC, all pursuant to this Agreement;

WHEREAS, for federal income tax purposes it is intended that the Merger qualify as a tax-deferred contribution of the common stock of the Corporation to the LLC within the meaning of Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Board of Directors of the Corporation, the Managing Member of the LLC and the Board of Directors of Merger Corp. each has determined that the Merger is advisable and in their respective best interests, and in the best interests of their respective shareholders, and have therefore approved the Merger on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto hereby agree as follows:

ARTICLE ONE

1.        The Merger.

1.1.     The Merger At the Effective Time (as defined in Section 1.2), subject to the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (“Delaware Law”), (i) Merger Corp. shall be merged with and into the Corporation, (ii) the separate corporate existence of Merger Corp. shall cease, and (iii) the Corporation shall continue as the surviving corporation of the Merger. The Corporation as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2.     Closing; Effective Time. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at such time, date and place as the parties may agree, but in no event prior to the satisfaction or waiver, where permitted, of each of the conditions set forth in Article 3 below (the “Closing Date”). In connection with the Closing, the parties shall cause the Merger to be consummated by filing a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing being the “Effective Time”).

1.3.     Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law.

ARTICLE TWO

2.        Effect on Capital Stock.

2.1.     Effect on Capital Stock. By virtue of the Merger and without any action on the part of the Merger Corp., the Corporation or any of their respective stockholders, or any holder of any LLC Interests (as defined below), the following shall occur at the Effective Time:

(a)     JMP Group Common Stock. Each share of common stock, par value $0.001 per share, of the Corporation (“Corporation Common Stock”) issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined below) shall be converted into one validly issued and fully paid share representing a limited liability company interest in the LLC (“LLC Share”). From and after the Effective Time, (i) all certificates representing Corporation Common Stock (other than Dissenting Shares) shall be deemed for all purposes to represent the number of LLC Shares into which the Corporation Common Stock they previously represented were converted in accordance with the immediately preceding sentence, and (ii) each holder of Corporation Common Stock (other than Dissenting Stockholders, as defined below) shall be automatically admitted to the LLC as a member of the LLC.

(b)     Treasury Shares. Any shares of Corporation Common Stock that are owned by the Corporation as treasury stock shall be automatically converted without any consideration into LLC Shares.

(c)     JMP Group LLC Interests. Each limited liability company interest of the LLC (“LLC Interests”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the LLC or the holder of such LLC Interests, cease to be outstanding, shall be automatically canceled and retired, and each person or entity that was a member of the LLC immediately prior to the Effective Time shall, by virtue of the Merger, automatically cease to be a member of the LLC. Any consideration paid by a member of the LLC prior to the Effective Time for any LLC Interests shall be returned to such member in connection with the cancelation and retirement of such LLC Interests.

2.2.     Effect on Corporation Equity Incentive Plan.

(a)     At the Effective Time, each option granted by the Corporation to purchase shares of Corporation Common Stock (each, a “Corporation Option”) pursuant to the Amended and Restated JMP Group Inc. Equity Incentive Plan (“Stock Plan”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Corporation Common Stock and shall be converted automatically into an option to purchase LLC Shares, on the same terms and conditions, including, but not limited to, the same number of shares and same exercise price, as were applicable to such Corporation Option under the terms of the Stock Plan and the agreement evidencing the grant thereunder, and the LLC shall assume each such Corporation Option (hereinafter, “Assumed Option”).

(b)     At the Effective Time, each Corporation restricted stock units that was issued under the Stock Plan (each, a “Corporation Restricted Stock Unit Award”) shall be automatically converted into a restricted share unit award denominated in LLC Shares, on the same terms and conditions, including, but not limited to, the same number of shares, as were applicable to such Corporation Restricted Stock Unit Award under the terms of the Stock Plan and the agreement evidencing the grant thereunder, and the LLC shall assume each such Corporation Restricted Stock Unit Award (hereinafter, “Assumed Restricted Stock Unit Award”).

2.3.     Certificates.

(a)     As of the Effective Time, all outstanding shares of Corporation Common Stock shall no longer be outstanding and shall automatically be converted into LLC Shares as described above, and, subject to Section 2.4, each holder of a certificate (or evidence of shares in book-entry form) which immediately prior to the Effective Time represented shares of Corporation Common Stock shall cease to have any rights with respect to such shares, except (A) with respect to any Dissenting Shares, (B) as otherwise provided by applicable law, and (C) any dividends or other distributions to which such holder is entitled to prior to the Effective Time, without any interest thereon.

(b)     Subject to Section 2.4, each outstanding certificate (or evidence of shares in book-entry form) representing shares of Corporation Common Stock shall be deemed for all purposes, from and after the Effective Time, to represent the same number of LLC Shares into which the Corporation Common Stock they previously represented were converted in the Merger pursuant to Sections 2.1(a)-(c), as applicable. Holders of such outstanding certificates shall not be asked to surrender them for cancellation in connection with the Merger. Subject to Section 2.4, the registered owner on the books and records of the Corporation immediately prior to the Merger of all such outstanding certificates (or evidence of shares in book-entry form) shall have and be entitled to exercise all voting and other rights with respect to, and to receive dividends and other distributions upon the LLC Shares represented by such outstanding certificates (or evidence of shares in book-entry form) after the Effective Time. If, after the Effective Time, certificates representing shares of Corporation Common Stock are presented to the LLC, or its designated transfer agent, such certificates shall be canceled and exchanged for certificates (or evidence of shares in book-entry form) representing LLC Shares.

(c)     At and after the Effective Time, there shall be no transfers on the stock transfer books of the Corporation of shares of Corporation Common Stock that were outstanding immediately prior to the Effective Time.

(d)     None of the Corporation, the LLC, Merger Corp., or any other person shall be liable to any former stockholder of the Corporation for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

2.4.     Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Corporation Capital Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who has not voted or consented in writing to adopt this Agreement and who is entitled to demand, and properly demands, appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (such stockholders, the “Dissenting Stockholders”, and such shares of Corporation Capital Stock, the “Dissenting Shares”), shall not be converted into LLC Shares, but instead shall be cancelled and Dissenting Stockholders shall cease to have any rights with respect to such Dissenting Shares, other than the right to be paid the fair value of such Dissenting Shares as may be granted pursuant to Section 262 of the DGCL, unless and until such Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn his demand or his lost rights to appraisal under the DGCL. If, after the Effective Time, any Dissenting Stockholder shall have failed to perfect, or shall have effectively withdrawn his or her demand or lost his or her rights to appraisal under the DGCL, (i) such Dissenting Stockholder’s shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder’s shares shall thereupon be deemed to have been converted into, as of the Effective Time, LLC Shares in accordance with Sections 2.01(a), and any dividends or other distributions to which such holder is entitled, without any interest thereon, and (ii) such Dissenting Stockholder shall cease to be a Dissenting Stockholder, shares of Corporation Common Stock owned by such person shall cease to be Dissenting Shares, and such person shall be automatically admitted to the LLC as a member of the LLC.

ARTICLE THREE

3.        Conditions.

3.1.     Conditions as to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (as set forth in Section 5.7) of the following conditions at or prior to the Closing Date:

(a)     This Agreement shall have been duly adopted by the requisite vote of the stockholders and holders of shares of the Corporation, the LLC and Merger Corp., as applicable.

(b)     The Corporation shall have received from its counsel, Orrick, Herrington & Sutcliffe LLP, an opinion, in form and substance satisfactory to the Corporation, to the effect that (i) the Merger qualifies as a tax-deferred contribution of Corporation Common Stock to the LLC under Section 721 of the Code, and (ii) the LLC will be treated for U.S. federal income tax purposes as a partnership, and not as an association or publicly traded partnership taxable as a corporation.

(c)     The limited liability company agreement of the LLC shall have been amended and restated in the form reasonably satisfactory to the Corporation and the LLC.

(d)     The directors and officers of the Corporation immediately before the Merger will be the directors and officers, respectively, of the LLC after the Merger.

(e)     The LLC Shares issuable to stockholders of the Corporation pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(f)     The Registration Statement on Form S-4 (the “Form S-4”) to be filed with the Securities and Exchange Commission by the LLC in connection with the Merger shall have become effective under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or the initiation of any proceeding seeking a stop order.

(g)     No order, injunction or decree has been issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Merger or any of the transactions related thereto, shall be in effect.

(h)     The Corporation and the LLC shall have received all governmental approvals and third party consents to the Merger and other transactions described in the Form S-4, except for consents as would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Corporation, the LLC and their subsidiaries taken as a whole.

ARTICLE FOUR

4.        Termination.

4.1.     Termination of Agreement. This Agreement may be terminated, and the Merger may be abandoned, at any time and for any reason prior to the Effective Time, before or after the approval of this Agreement by the stockholders of the Corporation, by either (i) the mutual written consent of the Board of Directors of the Corporation, the Managing Member of the LLC and the Board of Directors of Merger Corp., or (ii) the Board of Directors of the Corporation in its sole discretion.

4.2.     Effect of Termination and Abandonment. In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 4, this Agreement shall forthwith become null and void, will have no effect, and no party hereto (or any of their respective directors, members or officers) shall have any liability or further obligation to any other party to this Agreement.

ARTICLE FIVE

5.        General Provisions.

5.1.     Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

5.2.     Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the Agreement by the stockholders of the Corporation, but after such stockholder approval, no amendment shall be made that by law requires the further approval of such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

5.3.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

5.4.     Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto.

5.5.     Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

5.6.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

5.7.     Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

5.8.     No Third-Party Beneficiaries. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

JMP Group Inc.

By:	/s/ Carter D. Mack
Name: Carter D. Mack
Title: President

JMP Group LLC

By:	JMP Group Inc., its Manager

By:	/s/ Jospeh A. Jolson
Name: Joseph A. Jolson
Title: Chief Executive Officer

JMP Merger Corp.

By:	/s/ Raymond S. Jackson
Name: Raymond S. Jackson
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

Annex B

FORM OF LLC AGREEMENT

Annex C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a)     Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)     Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)     Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)     Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)     In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)     Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)     Appraisal rights shall be perfected as follows:

(1)     If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)     If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)     Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f)     Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)     At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)     After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)     The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)     The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)     From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)     The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Indemnification.

        The LLC agreement provides for indemnification of JMP Group LLC's officers and directors to the fullest extent permitted by the DGCL, as may be amended or judicially interpreted, as if JMP Group LLC were a Delaware corporation governed by the DGCL and such directors and officers were directors or officers of a Delaware corporation.

        Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Exculpation.

        The LLC agreement provides that, to the fullest extent permitted under Section 102(b)(7) of the DGCL for a corporation, as may be amended to further eliminate or limit the personal liability of directors, a director of JMP Group LLC shall not be liable to the shareholders of JMP Group LLC for monetary damages for breach of a fiduciary duty in the same manner as if JMP Group LLC was a Delaware corporation and JMP Group LLC directors and shareholders were directors and stockholders of a Delaware corporation.

        Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its securityholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Insurance.

        Pursuant to the LLC agreement, JMP Group LLC may maintain insurance to cover any person who is or was one of its directors, officers, employees or agents, or a director, officer, employee or agent of a subsidiary of JMP Group LLC or is or was serving at the request of JMP Group LLC or its subsidiaries as a director, officer, employee or agent of another entity against any liability asserted against him or her in that capacity, or arising out of his or her status as such.

Item 21. Exhibits and Financial Statement Schedules.

(a)           Exhibits

Below are the exhibits which are included, either by being filed herewith or by incorporation by reference, in this registration statement.

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of August 20, 2014, by and among JMP Group LLC, JMP Group Inc. and JMP Merger Corp. included as Annex A to the proxy statement/prospectus that is part of this registration statement and is incorporated herein by reference.

3.1*	Certificate of Formation of JMP Group LLC.

3.2*	Limited Liability Company Agreement of JMP Group LLC.

3.3*

Form of Amended and Restated Limited Liability Company Agreement of JMP Group LLC included as Annex B to the proxy statement/prospectus that is a part of this registration statement and is incorporated herein by reference.

4.1*

Form of specimen share certificate for common shares representing limited liability company interests in JMP Group LLC included as Exhibit A to Annex B to the proxy statement/prospectus that is a part of this registration statement and is incorporated herein by reference.

4.2

Indenture dated as of January 24, 2013, between JMP Group Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed on January 25, 2013).

4.3

First Supplemental Indenture dated as of January 25, 2013, between JMP Group Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s current report on Form 8-K filed on January 25, 2013).

4.4	Form of 8.00% Senior Note due 2023 (included as Exhibit A to Exhibit 4.3 above).

4.5

Indenture dated as of April 30, 2013, by and among JMP Credit Advisors CLO II Ltd., as issuer, JMP Credit Advisors CLO II LLC, as co-issuer, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed on May 6, 2013).

4.6

Second Supplemental Indenture dated as of January 29, 2014, between JMP Group Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed on January 30, 2014).

4.6.1	Form of 7.25% Senior Note due 2021 (included as Exhibit A to Exhibit 4.6 above).

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP as to the legality of the securities being issued.

8.1*	Opinion of Orrick, Herrington & Sutcliffe LLP as to certain U.S. federal income tax matters.

10.8	Lease Agreement, Dated December 18, 2003 (incorporated by reference to Exhibit 10.8 to the Registrant’s registration statement on Form S-1 (No. 333-140689) filed on February 14, 2007).

10.9	Sublease, Dated December 18, 2003 (incorporated by reference to Exhibit 10.9 to the Registrant’s registration statement on Form S-1 (No. 333-140689) filed on February 14, 2007).

10.9.1	Consent to Sublease, Dated December 18, 2003 (incorporated by reference to Exhibit 10.9.1 to the Registrant’s registration statement on Form S-1 (No. 333-140689) filed on February 14, 2007).

10.9.2

Letter Amendment to Consent to Sublease, Dated May 10, 2004 (incorporated by reference to Exhibit 10.9.2 to the Registrant’s registration statement on Form S-1 (No. 333-140689) filed on February 14, 2007).

10.10*	JMP Group LLC Senior Executive Bonus Plan.

Exhibit No.	Description

10.11*	Amended and Restated Equity Incentive Plan of JMP Group LLC, including Forms of Award Agreements.

10.30	Second Amended and Restated Credit Agreement, dated as of April 30, 2014 (incorporated by reference to Exhibit 10.30 to the Registrant’s quarterly report on Form 10-Q filed on May 1, 2014).

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibits 5.1 and 8.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (included on signature page to this registration statement).

99.1*	Form of Proxy Card for JMP Group Inc. Special Meeting.

*	To be filed as an amendment or as an exhibit to a document filed under the Exchange Act and incorporated by reference into this registration statement.

(b)          Financial Statement Schedules

Financial statement schedules are incorporated herein by reference to page F-1 of the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Item 22.  Undertakings.

                (a)   Each of the undersigned registrants hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each of the undersigned registrants undertakes that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about each undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by such undersigned registrant to the purchaser.

        (b)   Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Each of the undersigned registrants hereby undertakes:

        (1)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (2)   That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   Each of the undersigned registrants hereby undertakes:

        (1)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (2)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired or involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f)    The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on August 20, 2014.

JMP GROUP LLC
By:	JMP Group Inc., its sole member and manager

By:	/s/ Joseph A. Jolson
Name:	Joseph A. Jolson
Title:	Chairman and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of JMP Group Inc., hereby severally constitute and appoint Joseph A. Jolson, Raymond S. Jackson and Scott Solomon, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us, and in our names in the capacities indicated below, the registration statement on Form S-4 filed herewith and any and all pre-effective and post-effective amendments to said registration statement (and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable JMP Group Inc., as managing member of the registrant, to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-4 has been signed by the following persons on behalf of JMP Group Inc., as managing member of the registrant, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph A. Jolson	Director, Chairman and Chief Executive Officer	August 20, 2014
Joseph A. Jolson	(principal executive officer)

/s/ Raymond S. Jackson	Chief Financial Officer	August 20, 2014
Raymond S. Jackson	(principal financial and accounting officer)

/s/ Craig R. Johnson	Director	August 20, 2014
Craig R. Johnson

/s/ David M. DiPietro	Director	August 20, 2014
David M. DiPietro

/s/ Kenneth M. Karmin	Director	August 20, 2014
Kenneth M. Karmin

/s/ Mark L. Lehmann	Director	August 20, 2014
Mark L. Lehmann

/s/ H. Mark Lunenburg	Director	August 20, 2014
H. Mark Lunenburg

/s/ Jonathan M. Orszag	Director	August 20, 2014
Jonathan M. Orszag

/s/ Carter D. Mack	Director	August 20, 2014
Carter D. Mack

/s/ Glenn H. Tongue	Director	August 20, 2014
Glenn H. Tongue

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Merger, dated as of August 20, 2014, by and among JMP Group LLC, JMP Group Inc. and JMP Merger Corp. included as Annex A to the proxy statement/prospectus that is part of this registration statement and is incorporated herein by reference.

3.1*	Certificate of Formation of JMP Group LLC.

3.2*	Limited Liability Company Agreement of JMP Group LLC.

3.3*

Form of Amended and Restated Limited Liability Company Agreement of JMP Group LLC included as Annex B to the proxy statement/prospectus that is a part of this registration statement and is incorporated herein by reference.

4.1*

Form of specimen share certificate for common shares representing limited liability company interests in JMP Group LLC included as Exhibit A to Annex B to the proxy statement/prospectus that is a part of this registration statement and is incorporated herein by reference.

4.2

Indenture dated as of January 24, 2013, between JMP Group Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed on January 25, 2013).

4.3

First Supplemental Indenture dated as of January 25, 2013, between JMP Group Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Registrant’s current report on Form 8-K filed on January 25, 2013).

4.4	Form of 8.00% Senior Note due 2023 (included as Exhibit A to Exhibit 4.3 above).

4.5

Indenture dated as of April 30, 2013, by and among JMP Credit Advisors CLO II Ltd., as issuer, JMP Credit Advisors CLO II LLC, as co-issuer, and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed on May 6, 2013).

4.6

Second Supplemental Indenture dated as of January 29, 2014, between JMP Group Inc. and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Registrant’s current report on Form 8-K filed on January 30, 2014).

4.6.1	Form of 7.25% Senior Note due 2021 (included as Exhibit A to Exhibit 4.6 above).

5.1*	Opinion of Orrick, Herrington & Sutcliffe LLP as to the legality of the securities being issued.

8.1*	Opinion of Orrick, Herrington & Sutcliffe LLP as to certain U.S. federal income tax matters.

10.8	Lease Agreement, Dated December 18, 2003 (incorporated by reference to Exhibit 10.8 to the Registrant’s registration statement on Form S-1 (No. 333-140689) filed on February 14, 2007).

10.9	Sublease, Dated December 18, 2003 (incorporated by reference to Exhibit 10.9 to the Registrant’s registration statement on Form S-1 (No. 333-140689) filed on February 14, 2007).

10.9.1	Consent to Sublease, Dated December 18, 2003 (incorporated by reference to Exhibit 10.9.1 to the Registrant’s registration statement on Form S-1 (No. 333-140689) filed on February 14, 2007).

10.9.2

Letter Amendment to Consent to Sublease, Dated May 10, 2004 (incorporated by reference to Exhibit 10.9.2 to the Registrant’s registration statement on Form S-1 (No. 333-140689) filed on February 14, 2007).

10.10*	JMP Group LLC Senior Executive Bonus Plan.

Exhibit No.	Description

10.11*	Amended and Restated Equity Incentive Plan of JMP Group LLC, including Forms of Award Agreements.

10.30	Second Amended and Restated Credit Agreement, dated as of April 30, 2014 (incorporated by reference to Exhibit 10.30 to the Registrant’s quarterly report on Form 10-Q filed on May 1, 2014).

21.1*	Subsidiaries of the Registrant.

23.1*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibits 5.1 and 8.1).

23.2	Consent of PricewaterhouseCoopers LLP.

24.1	Powers of Attorney (included on signature page to this registration statement).

99.1*	Form of Proxy Card for JMP Group Inc. Special Meeting.

*	To be filed as an amendment or as an exhibit to a document filed under the Exchange Act and incorporated by reference into this registration statement.